Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

TALEN ENERGY SUPPLY, LLC,

as Purchaser,

the SELLERS named herein,

SILVER OAK CAPITAL, LLC,

as Seller Representative,

and

MACH GEN, LLC,

as the Company,

with respect to

100% of the membership interests in

MACH GEN, LLC

Dated as of July 18, 2015

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

ARTICLE I DEFINITIONS		2
1.01	Definitions	2
1.02	Certain Principles of Interpretation	22

ARTICLE II PURCHASE AND SALE OF INTERESTS; CLOSING		23
2.01	Purchase and Sale	23
2.02	Closing Purchase Price	23
2.03	Closing	23
2.04	Adjustments to Purchase Price	23
2.05	Further Assurances; Post-Closing Cooperation	26
2.06	Paying Agent	27
2.07	Withholding	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS		28
3.01	Legal Existence	28
3.02	Authority	28
3.03	No Conflicts	28
3.04	Governmental or Regulatory Approvals; Filings	29
3.05	Legal Proceedings	29
3.06	Brokers	29
3.07	No Payment Restrictions	29
3.08	Seller Representations	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30
4.01	Legal Existence	30
4.02	Authority	30
4.03	No Conflicts	31
4.04	Governmental or Regulatory Approvals; Filings	31
4.05	The Acquired Companies: Capitalization	32
4.06	Financial Statements and Condition	33
4.07	No Undisclosed Liabilities	33
4.08	Absence of Changes	33
4.09	Compliance with Laws	34
4.10	Legal Proceedings	34
4.11	Real Property	34
4.12	Personal Property	37
4.13	Intellectual Property	37
4.14	Company Contracts	37
4.15	Taxes	39
4.16	Employee Matters	41
4.17	Insurance	42
4.18	Environmental Matters	42

i

4.19	Permits and Regulatory Matters	43
4.20	Affiliate Transactions	44
4.21	Condition and Sufficiency of Assets	44
4.22	Hedging Arrangements; Risk Policies	45
4.23	Brokers	45
4.24	Acquired Company Support Obligations	45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		45
5.01	Legal Existence	45
5.02	Authority	46
5.03	No Conflicts	46
5.04	Governmental or Regulatory Approvals	46
5.05	Legal Proceedings	46
5.06	Investment Representations	47
5.07	Brokers	47
5.08	Financing	47
5.09	Exon-Florio	48

ARTICLE VI COVENANTS RELATING TO SELLERS AND THE COMPANY		48
6.01	Investigation by Purchaser	48
6.02	Conduct of Business	49
6.03	Seller Representative	49
6.04	Certain Restrictions	51
6.05	Governmental Approvals; Third Party Consents	54
6.06	Governmental Filings	54
6.07	No Solicitations	55
6.08	Risk Management Schedule	55
6.09	Dividends and Distributions	55
6.10	Supplemental Disclosure; Notice of Changes	56
6.11	Credit Agreement	56
6.12	Transition Services; Transition Planning	57
6.13	Termination of Agreements	57
6.14	Title Commitments and Updated Survey	58
6.15	Financing Cooperation	58
6.16	Books and Records	62
6.17	No Trading; No Issuance of Unit Certificates	62

ARTICLE VII COVENANTS RELATING TO PURCHASER		62
7.01	Governmental Approvals; Third Party Consents	62
7.02	Governmental Filings	63
7.03	Insurance	63
7.04	Continuing Support Obligations	64
7.05	Managers and Officers	64
7.06	Investigation by Purchaser; No Other Representations; Non-Reliance of Purchaser	65
7.07	Debt Financing	66

ARTICLE VIII ADDITIONAL COVENANTS		68
8.01	Casualty	68
8.02	Condemnation	69
8.03	Certain Tax Matters	70

ARTICLE IX CONDITIONS TO OBLIGATIONS OF PURCHASER		75
9.01	Representations and Warranties	75
9.02	Performance	75
9.03	Officers’ Certificates	75
9.04	Orders and Laws	75
9.05	Governmental or Regulatory Approvals	75
9.06	Third-Party Consents	75
9.07	Credit Agreement	75
9.08	Resignation of Members, Managers, Officers and Directors	76
9.09	Closing Deliveries	76
9.10	Company Material Adverse Effect	76
9.11	Frustration of Closing Conditions	76

ARTICLE X CONDITIONS TO OBLIGATIONS OF SELLERS		76
10.01	Representations and Warranties	76
10.02	Performance	77
10.03	Officer’s Certificates	77
10.04	Orders and Laws	77
10.05	Governmental or Regulatory Approvals	77
10.06	Third-Party Consents	77
10.07	Closing Deliveries	77
10.08	Frustration of Closing Conditions	77

ARTICLE XI INDEMNIFICATION; NO OTHER REPRESENTATIONS		77
11.01	Survival	77
11.02	Indemnification	78
11.03	Duty to Mitigate	80
11.04	Exclusive Remedy; Reduction of Benefit	80
11.05	Procedure With Respect to Claims	82
11.06	Mutual Release	84
11.07	Adjustment to Purchase Price	84
11.08	Release of Security	84

ARTICLE XII TERMINATION		85
12.01	Termination	85
12.02	Effect of Termination	87

ARTICLE XIII MISCELLANEOUS		88
13.01	Entire Agreement	88
13.02	Expenses; Payments	88
13.03	Confidentiality	89
13.04	Announcements	91

13.05	No Waiver	91
13.06	Amendments	91
13.07	Addresses for Notices	92
13.08	Specific Performance	93
13.09	Captions	94
13.10	Severability	94
13.11	Assignment	94
13.12	No Third-Party Beneficiary	94
13.13	Disclaimer; Non-Recourse	95
13.14	Counterparts	96
13.15	Governing Law	96
13.16	Consent to Jurisdiction	96
13.17	Waiver of Jury Trial	97
13.18	Disclosure	97
13.19	Legal Representation	98
13.20	Financing Sources	99

EXHIBITS

EXHIBIT A	MACH Gen, LLC Member Common Units

EXHIBIT B	Escrow Agreement

EXHIBIT C1	Form of Non-USRPHC Certificate

EXHIBIT C2	Form of Non-USRPHC Notice

ANNEX A	Working Capital Adjustment

SCHEDULES

SELLER DISCLOSURE SCHEDULE:

SECTION 1.01(a)	Knowledge of Sellers
SECTION 3.03	No Conflicts - Sellers
SECTION 3.04	Governmental or Regulatory Approvals; Filings - Sellers
SECTION 3.05	Legal Proceedings – Sellers
SECTION 4.03	No Conflicts - Company
SECTION 4.04	Governmental or Regulatory Approvals; Filings - Company
SECTION 4.05(a)	Acquired Company Capitalization
SECTION 4.07	No Undisclosed Liabilities
SECTION 4.08	Absence of Changes

SECTION 4.10	Legal Proceedings - Company
SECTION 4.11(a)	Owned Real Property
SECTION 4.11(b)	Leased Real Property
SECTION 4.11(c)	Third-Party Leases
SECTION 4.11(d)	Easement Real Property
SECTION 4.11(g)	Real Property Violations
SECTION 4.11(h)	Encumbered Real Property
SECTION 4.12(a)	Tangible Personal Property
SECTION 4.12(b)	Personal Property Violations
SECTION 4.13	Intellectual Property
SECTION 4.14(a)	Company Contracts
SECTION 4.14(b)	Company Contract Violations
SECTION 4.15	Taxes
SECTION 4.17	Insurance
SECTION 4.18	Environmental Matters
SECTION 4.19	Material Permits
SECTION 4.20	Affiliate Transactions
SECTION 4.21	Condition and Sufficiency of Assets
SECTION 4.22(a)	Hedging Arrangements
SECTION 4.22(b)	Risk Policies
SECTION 4.22(c)	Compliance with Risk Policies
SECTION 4.24	Acquired Company Support Obligations
SECTION 6.04	Certain Restrictions
SECTION 6.04(r)	Derivatives
SECTION 6.13	Agreements to Terminate
SECTION 7.04(b)	Acquired Company Cash Collateral
SECTION 9.05	Governmental or Regulatory Approvals
SECTION 9.06	Third-Party Consents

PURCHASER DISCLOSURE SCHEDULE:

SECTION 1.01(a)	Knowledge of Purchaser
SECTION 5.03	No Conflicts
SECTION 5.04	Governmental or Regulatory Approvals; Filings
SECTION 6.11(a)	Credit Agreement Amendments
SECTION 10.06	Third-Party Consents

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT is made as of July 18, 2015 (this “Agreement”) by and among Talen Energy Supply, LLC, a Delaware limited liability company (“Purchaser”), the selling equityholders party hereto as set forth on Exhibit A (each, a “Seller” and collectively, “Sellers”), Silver Oak Capital, LLC, a Delaware limited liability company, solely in its capacity as representative of Sellers in accordance with the terms hereof (“Seller Representative”) and MACH Gen, LLC, a Delaware limited liability company (the “Company” and together with Purchaser, Sellers and Seller Representative, each a “Party” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, as of the date of this Agreement, the Sellers collectively own, directly or indirectly, one hundred percent (100%) of the membership interests of the Company, in such amounts as are set forth opposite each Seller’s name on Section 4.05(a) of the Seller Disclosure Schedule (the “Interests”);

WHEREAS, the Company owns 100% of the membership interests in New MACH Gen, LLC, a Delaware limited liability company (“New MACH Gen”);

WHEREAS, New MACH Gen owns 100% of the membership interests in New Harquahala Generating Company, LLC, a Delaware limited liability company (“NHGC”), which owns and operates a nominally-rated 1,092 MW combined-cycle gas fired electric generating facility situated in Tonopah, Arizona located approximately 65 miles west of Phoenix on an approximately 84 acre site, together with related assets (the “New Harquahala Project”);

WHEREAS, New MACH Gen owns 100% of the membership interests in New Athens Generating Company, LLC, a Delaware limited liability company (“New Athens”), which owns and operates a nominally-rated 1,080 MW gas/fuel oil-fired capable electric generating facility located in Greene County, New York, together with related assets (the “New Athens Project”);

WHEREAS, New MACH Gen owns the 0.5% limited partnership interest in Millennium Power Partners, L.P., a Delaware limited partnership (“MPP”), which owns and operates a nominally-rated 360 MW gas/fuel oil-fired capable electric generating facility located in Worcester County, Massachusetts, together with related assets (the “Millennium Project”, and, together with the New Harquahala Project and the New Athens Project, each a “Project” and collectively, the “Projects”);

WHEREAS, New MACH Gen owns 100% of the membership interests in MACH Gen GP, LLC, a Delaware limited liability company (“MACH Gen GP” and, together with MPP, New Athens, NHGC, the Company and New MACH Gen, each an “Acquired Company” and collectively, the “Acquired Companies”), which owns the 99.5% general partnership interest in MPP; and

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Interests, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“Acquired Companies” and “Acquired Company” have the meanings ascribed thereto in the recitals of this Agreement.

“Actions or Proceedings” means any action, litigation, suit, proceeding, arbitration or Governmental or Regulatory Authority inquiry or investigation.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Athens Survey” means collectively (i) ALTA/ASCM Land Title Survey dated March 10, 1998, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343-2, (ii) ALTA/ASCM Land Title Survey dated March 10, 1998, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. 4343_A, (iii) ALTA/ASCM Land Title Survey dated March 10, 1998, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_U, (iv) ALTA/ASCM Land Title Survey dated March 10, 1998, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_B, (v) ALTA/ASCM Land Title Survey dated March 10, 1998, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_C, (vi) ALTA/ASCM Land Title Survey dated March 10, 1998, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_D, (vii) ALTA/ASCM Land Title Survey dated

March 10, 1998, last revised January 24, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_G, (viii) ALTA/ASCM Land Title Survey dated August 5, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_J, (ix) ALTA/ASCM Land Title Survey dated August 5, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_T, (x) ALTA/ASCM Land Title Survey dated April 7, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_K, (xi) ALTA/ASCM Land Title Survey dated October 1, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_Q, (xii) ALTA/ASCM Land Title Survey dated April 7, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_F, (xiii) ALTA/ASCM Land Title Survey dated April 7, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_P, (xiv) ALTA/ASCM Land Title Survey dated April 7, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_H, (xv) ALTA/ASCM Land Title Survey dated April 7, 1999, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_E (excluding the recorded instruments referred to in Note 6 to such survey and being the 3rd through 7th documents listed in such Note 6), (xvi) ALTA/ASCM Land Title Survey dated April 14, 1997, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_L, (xvii) ALTA/ASCM Land Title Survey dated April 14, 1997, last revised January 27, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_X, (xviii) ALTA/ASCM Land Title Survey dated February 1, 2001, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343_W, (xix) ALTA/ASCM Land Title Survey dated November 17, 1998, last revised January 27, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343-2N1 and (xx) ALTA/ASCM Land Title Survey dated November 11, 1998, last revised January 26, 2012, prepared by Alton P. MacDonald, Jr. of Santo Associates Land Surveying and Engineering, P.C. under DWG No. CG4343/7.

“Athens Title Policy” means, collectively, that certain (a) American Land Title Association Loan Policy, Policy No. 27-041-06-33-77695, issued by Fidelity National Title Insurance Company on April 28, 2014, in favor of CLMG Corp., a Texas Corporation and (b) American Land Title Association Loan Policy, Policy No. 27-041-06-33-77696, issued by Fidelity National Title Insurance Company on April 28, 2014, in favor of CLMG Corp., a Texas Corporation.

“Alternative Debt Financing” has the meaning ascribed to it in Section 7.07(c)

“Asset Management Agreements” means (i) that certain Amended and Restated Asset Management Agreement, dated as of September 30, 2010, by and among New Mach Gen (as successor by assignment from the Company), New Athens, MPP, NHGC and Competitive

Power Ventures, Inc., as amended on June 1, 2014 and (ii) that certain Third Amended and Restated Consulting Agreement, dated as of July 30, 2014, by and between the Company and Willow Bend Capital Management, LLC, as extended by letter dated February 24, 2014, and as amended on June 9, 2015.

“Asset Managers” means Competitive Power Ventures, Inc. and Willow Bend Capital Management, LLC.

“Assets” means, with respect to a Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Base Purchase Price” has the meaning ascribed thereto in Section 2.02.

“Board” means the Board of Managers of the Company.

“Bond Financing” has the meaning ascribed thereto in Section 6.15(b).

“Bond Marketing Information” means with respect to the Acquired Companies, all information, financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Acquired Companies’ auditors thereon and any necessary consents to filing such report in any filings with the SEC) and related management discussion and analysis of financial condition and results of operations to consummate an offering of secured or unsecured senior notes and/or senior subordinated notes (including information that would permit the Purchaser to prepare pro forma financial information for historical periods) and drafts of comfort letters customary for registered offerings of securities or private placements under Rule 144A under the Securities Act by auditors of the Acquired Companies which such auditors have prepared to issue at the time of pricing of a securities offering and the closing thereof upon completion of customary procedures.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Casualty Loss” has the meaning ascribed thereto in Section 8.01(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1981 (42 U.S.C. § 9601 et seq.), as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Claiming Party” has the meaning ascribed thereto in Section 11.05(d).

“Closing” has the meaning ascribed thereto in Section 2.03.

“Closing Date” means (a) the third (3rd) Business Day or (b) such other date as Purchaser and Sellers may mutually agree in writing, in each case following the date on which the last of the conditions set forth in Article IX and Article X are satisfied or waived by Purchaser and/or Sellers, as the case may be (except for such conditions which by their nature can only be satisfied at the Closing and subject to the satisfaction or waiver of such conditions as provided herein); provided, however, Purchaser shall not be obligated to effect the Closing prior to the second (2nd) Business Day following the final day of the Marketing Period.

“Closing Date Credit Agreement Indebtedness” means the amount of any Credit Agreement Indebtedness that remained unpaid at and as of the Closing.

“Closing Date Transaction Fees and Expenses” means the aggregate amount of any Transaction Fees and Expenses that remained unpaid at and as of the Closing.

“Closing Date Working Capital” means the result (which may be positive or negative), determined as of 12:01 A.M. Eastern time on the Closing Date, of (a) Working Capital Assets minus (b) Working Capital Liabilities.

“Closing Purchase Price” has the meaning ascribed thereto in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Company” has the meaning ascribed thereto in the recitals of this Agreement.

“Company Contracts” has the meaning ascribed thereto in Section 4.14(a).

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 28, 2014.

“Company Material Adverse Effect” means any circumstance, fact, development, change, event, effect or occurrence that (x) is materially adverse to, or has a material adverse effect on, the business, condition (financial or otherwise), assets, liabilities or results of operations of the Acquired Companies, taken as a whole, or (y) prevents or otherwise is materially adverse to, or has a material adverse effect on, Sellers’ or the Company’s ability to perform their respective obligations hereunder or the Transaction Documents, or consummate the transactions contemplated hereunder or thereunder, or such ability of any Seller or the Company; provided, that a “Company Material Adverse Effect” shall not include circumstances, facts, developments, changes, events, effects or occurrences (individually or taken together) resulting from or arising out of (a) any change generally affecting the national, local or regional (i) electric generating, transmission or distribution industry, (ii) wholesale or retail markets for electric power or natural gas, or (iii) electrical or natural gas transmission and distribution systems or the operation thereof, and related rates and charges; (b) any change in markets for commodities or supplies, including electric power, natural gas, emissions, fuel or water; (c) any change in the design or pricing of the wholesale or retail electric power and natural gas markets (including any either bilateral or WECC, New York ISO or ISO New England administered energy or ancillary services markets); (d) any change in the financial, banking or securities markets or any change in the general international, national or regional economic conditions, including as a result of terrorist activity, acts of war or acts of public enemies; (e) the execution of this Agreement or announcement or pendency of the transactions contemplated hereby or any actions expressly required to be taken pursuant to or in accordance with this Agreement; (f) the direct consequences of actions taken with the written consent of Purchaser; (g) changes in any industry standards, Law, GAAP or regulatory accounting requirements, including NERC reliability standards, or changes in the official interpretation thereof; (h) earthquakes, hurricanes, floods, acts of God or other natural disasters, except to the extent any such occurrence causes physical damage to any of the Projects; (i) the failure or inability of the Acquired Companies to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that this clause (i) shall not exclude the facts or circumstances giving rise to such failure, inability or change in ability, in each case to the extent any such fact or circumstance is not otherwise excluded from this definition of Company Material Adverse Effect); or (j) any change, event, effect or occurrence that is cured in full (including by means of any cash payment or payments) by the date that is the earlier of the Closing Date and the date that is thirty (30) days after the date of such change, event, effect or occurrence; provided, however, that any circumstance, fact, development, change, event, effect or occurrence referred to in the immediately preceding clauses (a), (b), (c), (d), (g) and (h) shall be taken into account in determining whether there has been a Company Material Adverse Effect only to the extent that such circumstance, fact, development, change, event, effect or occurrence has a material and disproportionate effect on the Acquired Companies (taken as a whole) as compared to other businesses in the same industry and operating in the same geographical regions as the Acquired Companies.

“Company Organizational Documents” means collectively the New Harquahala LLC Agreement, the MPP LP Agreement, the New Athens LLC Agreement, the MACH Gen GP LLC Agreement, the New MACH Gen LLC Agreement and the Company LLC Agreement.

“Company Transaction Documents” has the meaning ascribed thereto in Section 4.01.

“Condemnation” has the meaning ascribed thereto in Section 8.02(a).

“Condemnation Value” has the meaning ascribed thereto in Section 8.02(a).

“Confidential Information” has the meaning ascribed thereto in Section 13.03(a).

“Confidentiality Agreements” means, collectively, that certain (i) Confidentiality Agreement, dated as of April 4, 2015, by and between the Company and Purchaser and (ii) Confidentiality Agreement, dated as of April 9, 2015, by and between Purchaser, Siemens Energy, Inc., New Athens, MPP, and NHGC.

“Continuing Support Obligations” has the meaning ascribed to it in Section 7.04(a).

“Contract” means any written contract, agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other legally binding arrangement.

“Credit Agreement” means the First Lien Credit and Guaranty Agreement, dated as of April 28, 2014, by and among New MACH Gen, CLMG Corp., and the guarantors and lenders party thereto from time to time.

“Credit Agreement Amendments” has the meaning ascribed thereto in Section 6.11(a).

“Credit Agreement Indebtedness” means any Indebtedness of the Acquired Companies owed under the Credit Agreement (which, for all purposes hereunder, shall not include the amount of any unfunded letters of credit).

“D&O Provisions” has the meaning ascribed to it in Section 7.05(a).

“Debt Commitment Letter” has the meaning ascribed to it in Section 5.08.

“Debt Financing” has the meaning ascribed to it in Section 5.08.

“Debt Financing Failure” means that (i) the conditions set forth in Article IX are satisfied, (ii) the proceeds of the Debt Financing and any Alternative Debt Financing are not available to Purchaser on the date on which the Closing was required to have occurred pursuant to Section 2.03 or on the date of the valid termination of this Agreement and (iii) this Agreement is validly terminated by Seller Representative pursuant to Section 12.01(e).

“Definitive Agreements” has the meaning ascribed to it in Section 7.07(a).

“Demand” has the meaning ascribed thereto in Section 11.05(a).

“Disregarded Entity” has the meaning ascribed to it in Section 4.15(f).

“Easement Agreements” has the meaning ascribed thereto in Section 4.11(e).

“Easement Real Property” has the meaning ascribed thereto in Section 4.11(d).

“Energy Management Agreements” means collectively (i) that certain Energy Management Agreement, dated October 25, 2010, by and between NHGC and Twin Eagle Resource Management, LLC (as assignee of BNP Paribas Energy Trading GP), as amended on September 22, 2011, November 1, 2012 and October 1, 2014, together with related ISDA Master Agreement dated October 25, 2010, and schedules thereto, (ii) that certain Energy Management and Marketing Agreement, dated November 1, 2013, by and between MPP and Consolidated Edison Energy, Inc., as amended on February 26, 2014 and October 31, 2014, together with related ISDA Master Agreement dated November 1, 2013, and schedules thereto and (iii) that certain Energy Management and Marketing Agreement, dated November 1, 2013, by and between New Athens and Consolidated Edison Energy, Inc., as amended on February 26, 2014, October 31, 2014, together with related ISDA Master Agreements dated November 1, 2013, and schedules thereto.

“Enforceability Limitations” means, with respect to a Contract, limitations on enforceability due to the application of (i) bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), in each case, with respect to the Acquired Companies (other than New MACH Gen), solely to the extent arising after the conclusion of, and not otherwise in connection with, the cases of the Company, MACH Gen GP, MPP, New Athens and NHGC under Title 11 of the United States Code on April 28, 2014.

“Engineering Report” means the Independent Engineer’s Report relating to the Projects prepared by Leidos Engineering, Inc. for the Company, dated May 15, 2015.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, Orders, claims, Liens (excluding Permitted Liens), investigations, Actions or Proceedings or notices of noncompliance or violation by any third party (including any Governmental or Regulatory Authority) alleging potential liability (including potential liability for enforcement, investigatory costs, damages, Losses, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit, or (b) the presence, Release or threatened Release of, or exposure to, any Hazardous Substances at any location.

“Environmental Laws” means any and all Laws relating to pollution or protection of human health (as it relates to exposure to Hazardous Substances) or the environment or natural resources, including those relating to emissions, discharges or Releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater or land) and to the generation, handling, treatment, storage, disposal, recycling or transportation of Hazardous Substances, including the following federal statutes and the regulations promulgated thereunder: (a) CERCLA; (b) the Emergency Planning and Community Right-to-Know Act; (c) the Resource Conservation and Recovery Act; (d) the Clean Air Act; (e) the Clean Water Act; (f) the Toxic Substances Control Act; (g) the Oil Pollution Act of 1990; (h) the Hazardous Materials Transportation Act and (i) the Occupational Safety and Health Act and any state or local Laws similar thereto, as each of the foregoing has been amended.

“Environmental Permit” means any Permit required by or from a Governmental or Regulatory Authority under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended, modified, supplemented or replaced from time to time.

“ERISA Affiliate” means any Person with whom any Acquired Company is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” has the meaning ascribed thereto in Section 2.03.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, Purchaser and Seller Representative, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” has the meaning ascribed thereto in Section 2.03.

“Estimated Closing Statement” has the meaning ascribed thereto in Section 2.04(a).

“Estimated Credit Agreement Indebtedness” has the meaning ascribed thereto in Section 2.04(a).

“Estimated Transaction Fees and Expenses” has the meaning ascribed thereto in Section 2.04(a).

“Estimated Working Capital” has the meaning ascribed thereto in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Exempt Wholesale Generator” or “EWG” has the meaning ascribed thereto in Section 1262(6) of PUHCA and the implementing regulations of FERC at 18 C.F.R. § 366.1.

“Fee Letter” has the meaning ascribed to it in Section 5.08.

“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.

“Final Closing Statement” has the meaning ascribed thereto in Section 2.04(b).

“Final Credit Agreement Indebtedness Adjustment” has the meaning ascribed thereto in Section 2.04(b).

“Final Order” means an Order (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which any waiting period prescribed by Law before the transactions contemplated by this Agreement has expired, (iii) as to which all conditions to the consummation of such transactions prescribed by Law have been satisfied, (iv) as to which the applicable Governmental or Regulatory Authority does not have the Order under reconsideration on its own motion and (v) as to which no appeal or request for stay of such Order is pending or in effect and the deadline for filing any such appeal or request has passed; provided that an Order granting approval of the transactions contemplated by this Agreement may be deemed a Final Order during the pendency of any appeals period, reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review if such proceedings are not reasonably likely to result in a reversal of such Order.

“Final Transaction Fees and Expenses Adjustment” has the meaning ascribed thereto in Section 2.04(b).

“Final Working Capital Adjustment” has the meaning ascribed thereto in Section 2.04(b).

“Financial Statements” has the meaning ascribed thereto in Section 4.06.

“Financing Source” means each Lender, agent, arranger, investor, potential lender, potential agent, potential arranger, potential investor, underwriter, initial purchaser and placement agent providing, or potentially providing or acting in connection with any Debt Financing or Alternative Debt Financing, or any Affiliates and Representatives of any such Person.

“FIRPTA” has the meaning ascribed thereto in Section 8.03(i).

“FPA” means the Federal Power Act, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“Good Industry Practice” means any of the practices, methods, standards, procedures and acts engaged in or approved by a significant portion of the electric generation industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known at the time the decision is made, would reasonably have been expected to accomplish the desired result in a manner consistent with good business practices, Law, reliability and safety. “Good Industry Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include practices, methods or acts that meet the foregoing qualifications.

“Governance Document” means, with respect to any Person, (i) the articles of incorporation or organization, certificates of formation and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person and (ii) any voting trust, shareholder agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such equity interests, or any other similar governing document with respect to such Person.

“Governmental or Regulatory Approval” means any authorization, consent, approval, ruling, tariff, rate, certification, waiver, exemption, filing, variance or Order of, or any notice to or registration by or with, any Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, official, tribunal, court or arbitrator(s) of competent jurisdiction or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity thereof, including the FERC, the Federal Communications Commission, NERC and any other governmental, quasi-governmental or non-governmental body, administering, regulating or having general oversight over gas and power markets, including any regional transmission operator, independent system operator and any market monitor thereof.

“Harquahala Survey” means A.L.T.A/A.S.C.M. Land Title Survey dated October 16, 2012 prepared by Tex J. Brooks RLS #49231 under Project #3119662.00.

“Harquahala Title Policy” means that certain Loan Policy of Title Insurance, Policy No. AZ-FMPC-IMP-27307-1-14-39000834, issued by Fidelity National Title Insurance Company on April 29, 2014 at Fee No. 20140276874, in favor of CLMG Corp., a Texas Corporation.

“Hazardous Substance” means any waste or other chemical, material or substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant, or words of similar import, under or pursuant to any Environmental Law or that is otherwise regulated or for which Liabilities or standards of care are imposed under any Environmental Law, including any admixture or solution thereof, and specifically including coal, coal combustion products, residuals or emissions, fly ash, bottom ash, flue gas desulfurization material, oil, natural gas, petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, any flammable substances or explosives, any radioactive materials, radon, mold or other fungi, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Hedging Arrangements” means any forward, futures, swap, collar, put, call, floor, cap, option or other Contract, including hedges entered into under the Energy Management Agreements, that are intended to benefit from, or reduce or eliminate the risk of, fluctuations in the price of commodities, including electric power, natural gas or securities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or other debt security, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and reflected as a liability in Closing Date Working Capital), (d) as lessee under capital leases, (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person (provided that Indebtedness shall not include any claim for subrogation by Sellers or any of their Affiliates against the Acquired Companies with respect to any Support Obligations provided on behalf of Sellers or their Affiliates for the benefit of the Acquired Companies) or (g) unpaid interest, premiums, make-whole payments, yield maintenance fees, penalties and similar amounts (to the extent such amounts would become payable based on actions taken prior to and as of the Closing) relating to the obligations described in clauses (a) through (e) above.

“Indemnified Persons” has the meaning ascribed thereto in Section 7.05(a).

“Independent Accountant” has the meaning ascribed thereto in Section 2.04(c)(ii).

“Intellectual Property” has the meaning ascribed thereto in Section 4.13.

“Intercompany Notes” means collectively, (i) that certain Intercompany Note, dated April 28, 2014, by and between MPP and New MACH Gen, (ii) that certain Intercompany Note, dated April 28, 2014, by and between NHGC and New MACH Gen, (iii) that certain Intercompany Note, dated April 28, 2014, by and between MPP and New MACH Gen, and (iv) that certain Intercompany Note, dated April 28, 2014, by and between New Athens and New MACH Gen.

“Interests” has the meaning ascribed thereto in the recitals of this Agreement.

“ISO New England” means ISO New England, Inc., a Delaware not-for-profit corporation that is the regional entity responsible for coordinating and promoting bulk electric system reliability in Maine, New Hampshire, Vermont, Massachusetts, Connecticut, and Rhode Island, or any successor thereto.

“K&E” has the meaning ascribed thereto in Section 13.19.

“Knowledge of Purchaser” means the actual knowledge of those Persons listed in Section 1.01(a) of the Purchaser Disclosure Schedule, in each case after making reasonable inquiry of the executives and managers of Purchaser and its Affiliates having primary responsibility for the applicable subject matter.

“Knowledge of Sellers” means the actual knowledge of those Persons listed in Section 1.01(a) of the Seller Disclosure Schedule, in each case after making reasonable inquiry of the executives of the Asset Managers primarily responsible for the management of the Projects and the executives and officers of the Acquired Companies having primary responsibility for the applicable subject matter.

“Laws” means all laws, statutes, rules, regulations, ordinances, codes, guidance documents, Orders and other pronouncements having the effect of law of the United States or of any Governmental or Regulatory Authority.

“Leased Real Property” has the meaning ascribed thereto in Section 4.11(b).

“Leases” has the meaning ascribed thereto in Section 4.11(e).

“Lenders” has the meaning ascribed to it in Section 5.08.

“Liabilities” means, with respect to any Person, all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, deed of trust, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, easement, restrictive covenant, license, encroachment, protrusion, right-of-way, right-of-first offer or refusal, royalty, franchise, defect to title or other encumbrance, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

“Loss” means any and all damages, fines, penalties, deficiencies, liabilities, losses and expenses (including interest, court costs, fees of attorneys, accountants and other experts).

“LTPAs” means collectively (i) that certain Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated January 26, 2007, by and between Siemens Power Generation, Inc. and NHGC, as amended by Amendment One to the Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated June 23, 2008, and Amendment Two to the Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated September 20, 2013 and all change orders associated therewith, (ii) that certain Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated January 26, 2007, by and between Siemens Power Generation, Inc. and MPP, as amended by Amendment One to the Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated June 23, 2008, and Amendment Two to the Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated September 20, 2013 and all change orders associated therewith; and (iii) that certain Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated January 26, 2007, by and between Siemens Power Generation, Inc. and New Athens, as amended by Amendment One to the Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated June 23, 2008, and Amendment Two to the Amended and Restated Combustion Turbine Parts Supply and Repair Agreement, dated September 20, 2013 and all change orders associated therewith.

“MACH Gen GP” has the meaning ascribed thereto to in the recitals of this Agreement.

“MACH Gen GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of MACH Gen GP, dated as of April 28, 2014.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which (a) Purchaser shall have all of the Required Financial Information and (b) the conditions set forth in Sections 9.04, 9.05, 10.04 and 10.05 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Article IX to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such fifteen (15) consecutive Business Day period; provided that (i) such consecutive fifteen (15) Business Day period shall (A) exclude November 25, 2015 through November 27, 2015, (B) occur in its entirety prior to August 21, 2015 or after September 8, 2015 and (C) occur in its entirety prior to December 18, 2015 or after January 4, 2016 and (ii) the Marketing Period will not be deemed to have commenced if (A) the financial statements included in the Required Financial Information that is available to Purchaser on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to have commenced until the receipt by Purchaser of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X for a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, (B) the Acquired Companies’ accountants shall have withdrawn their audit opinion with respect to any financial statements contained in the audited financial statements of the Acquired Companies, in which case the Marketing Period shall not be deemed to have commenced unless and until a new unqualified audit opinion is issued with respect thereto by the Acquired Companies’ auditors or another independent public accounting firm reasonably acceptable to Purchaser, (C) the Acquired Companies issue a public statement indicating their intent to restate any of their historical financial statements or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to have commenced unless and until such restatement has been completed and the relevant financial statements have been amended or the Acquired Companies have announced that they have concluded that no restatement shall be required in accordance with GAAP or (D) the Acquired Companies shall have been delinquent in making a required filing (if applicable) of any Form 10-K or Form 10-Q or any other material SEC filing, in which case the Marketing Period shall not be deemed to have commenced unless and until all such delinquencies have been cured; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained.

“Material Permits” has the meaning ascribed thereto in Section 4.19(a).

“MBR Authority” means authorization by FERC under Section 205 of the FPA and FERC’s implementing rules to sell electric energy, capacity and specified ancillary services at market-based rates, acceptance by FERC of a tariff providing for such sales, and approval by FERC of regulatory waivers and blanket authorizations customarily granted by FERC to persons authorized to sell electricity at market-based rates, including blanket authorization under Section 204 of the FPA and FERC’s implementing regulations at 18 C.F.R. Part 34 to issue securities and assume liabilities.

“Millennium Project” has the meaning ascribed thereto in the recitals of this Agreement.

“Millennium Survey” means collectively (i) ALTA/ACSM Land Title Survey dated December 8, 2006 and updated on May 4, 2011, prepared by WSP SELLS, Darren J. Hardy, P.L.S., Professional Land Surveyor No. 48353, Job No. 113053 and (ii) ALTA/ACSM Land Title Survey dated December 21, 2006 and updated on May 4, 2011, prepared by WSP SELLS, Job No. 063112.

“Millennium Title Policy” means that certain Loan Policy of Title Insurance, Policy No. 27307-91078229, issued by Fidelity National Title Insurance Company on April 30, 2014, in favor of CLMG Corp., a Texas Corporation.

“MPP” has the meaning ascribed thereto in the recitals of this Agreement.

“MPP LP Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of MPP, dated as of August 16, 2004, as amended by the First Amendment thereto on April 28, 2014.

“NERC” means the North American Electric Reliability Corporation, and any of its regional entities, including WECC.

“New Athens” has the meaning ascribed thereto in the recitals of this Agreement.

“New Athens LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of New Athens, dated as of April 28, 2014.

“New Athens Project” has the meaning ascribed thereto in the recitals of this Agreement.

“New Harquahala LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of NHGC, dated as of April 28, 2014.

“New Harquahala Project” has the meaning ascribed thereto in the recitals of this Agreement.

“New MACH Gen” has the meaning ascribed thereto in the recitals of this Agreement.

“New MACH Gen LLC Agreement” means the Limited Liability Company Agreement of New MACH Gen, dated as of April 28, 2014.

“New York ISO” means the New York Independent System Operator, a not-for-profit corporation that is the regional entity responsible for coordinating and promoting bulk electric system reliability in the New York electricity market, or any successor thereto.

“NHGC” has the meaning ascribed thereto in the recitals of this Agreement.

“Non-Foreign Affidavit” has the meaning ascribed thereto in Section 8.03(i).

“Non-Party Affiliates” has the meaning ascribed thereto in Section 13.13(b).

“NYPSC” has the meaning ascribed thereto in Section 6.06(c).

“Operation and Maintenance Agreements” means, collectively, (i) the Second Amended and Restated Operation and Maintenance Agreement, dated as of January 1, 2013, by and between New Athens and NAES Corporation, as amended on March 1, 2015, (ii) the Second Amended and Restated Operation and Maintenance Agreement, dated as of January 1, 2013, by and between MPP and NAES Corporation, as amended on March 1, 2015 and (iii) the Second Amended and Restated Operation and Maintenance Agreement, dated as of January 1, 2014, by and between NHGC and NAES Corporation, as amended on March 1, 2015.

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person, any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock or other equity interests of such Person are voted.

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Owned Real Property” has the meaning ascribed thereto in Section 4.11(a).

“Parent” means Talen Energy Corporation.

“Paying Agent” has the meaning ascribed thereto in Section 2.06.

“Payment” has the meaning ascribed thereto in Section 12.02(b).

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, variances, exemptions and similar consents granted by any Governmental or Regulatory Authority.

“Permitted Liens” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent (including mechanics’, materialmen’s, warehousemen’s, repairmen’s, landlord’s, and other similar liens) or that is being contested in good faith by appropriate proceedings, (c) in the case of Real Property, (i) any minor imperfection of title or other Lien which individually or, in the aggregate with all other Liens affecting the applicable Real Property in question, would not (x) reasonably be expected to materially detract from the value of the affected property or (y) interfere with the applicable Acquired Company’s ability to conduct its business as currently conducted or utilize the affected property for its intended purpose, (ii) the Liens listed on Sections 4.11(a), (b) and (c) of the Seller Disclosure Schedule, (iii) any Lien which is disclosed in the Athens Survey (other than any matters disclosed on such survey for which the corresponding instrument is referenced in Schedule B, Part I under Nos. 58(b), 59, 66, 88, 94, 95, or 113 of the Loan Policy of Title Insurance described in clause (a) of the definition of Athens Policy and being Policy No. 27-041-06-33-77695) except to the extent that any title defect is evident on the face of the Athens Survey and such instrument is not necessary to ascertain the same), the Harquahala Survey or the Millennium Survey, (iv) restrictive covenants, building restrictions and zoning restrictions, or other restrictions affecting title to, or possession of, any of the Real Property that exist generally with respect to properties of a similar character in the jurisdiction in which the Real Property is located and which do not materially detract from the value of the affected property or interfere with the applicable Acquired Company’s ability to conduct its business as currently conducted or utilize the affected property for its intended purpose and (v) the rights of lessees and lessors of the Real Property pursuant to the terms and conditions of the applicable Lease, (d) the Liens imposed under the Credit Agreement, (e) the rights of licensors and licensees under licenses, (f) Liens created by Purchaser, or its successors and assigns or otherwise expressly consented to by Purchaser in writing in accordance with the terms hereof and (g) Liens arising under or pursuant to any Company Contract in effect as of the date of this Agreement or entered into hereafter in accordance with the terms of this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, enterprise, unincorporated organization, limited liability company, other business or similar entity or Governmental or Regulatory Authority.

“Post-Closing Representation” has the meaning ascribed thereto in Section 13.19.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and the portion through the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Prior AMA” means that certain Asset Management Agreement, dated as of August 16, 2004, by and among the Company, New Athens, MPP, NHGC, New Covert Generating Company, LLC and LSP Services, LLC.

“Projects” and “Project” have the meaning ascribed thereto in the recitals of this Agreement.

“Public Service Law” means the New York Public Service Law, as amended.

“PUHCA” means the Public Utility Holding Company Act of 2005, and the rules and regulations promulgated by FERC thereunder.

“Purchase Price” means the sum of (i) the Closing Purchase Price, (ii) the Final Working Capital Adjustment, (iii) the Final Transaction Fees and Expenses Adjustment and (iv) the Final Credit Agreement Indebtedness Adjustment (as items (ii) through (iv) are finally determined pursuant to Section 2.04(c)).

“Purchaser” has the meaning ascribed thereto in the preamble to this Agreement.

“Purchaser Disclosure Schedule” has the meaning ascribed thereto in the introduction to Article V.

“Purchaser Fundamental Representations” means the representations and warranties of Purchaser set forth in Section 5.01, Section 5.02, Section 5.03(a) and (b) and Section 5.07.

“Purchaser Indemnified Parties” has the meaning ascribed thereto in Section 11.02(a)(i).

“Purchaser Transaction Documents” has the meaning ascribed thereto in Section 5.01.

“Qualifying Loss” has the meaning ascribed thereto in Section 11.02(b).

“Real Property” has the meaning ascribed thereto in Section 4.11(d).

“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, or migration into or through the environment (including ambient air, surface water, groundwater, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substances, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

“Representative Parties” has the meaning ascribed thereto in Section 6.03(d).

“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, partners, members, stockholders, counsel, accountants, financial advisors, engineers, consultants, and other advisors, and, with respect to Sellers, the Asset Managers and Seller Representative.

“Required Balance” has the meaning ascribed thereto in Section 11.05(g).

“Required Financial Information” means as of any date, (i) financial information of the Acquired Companies of the type described in paragraph 3 of Exhibit C of the Debt Commitment Letter; (ii) all financial and related information reasonably requested in writing by the Purchaser necessary to permit Purchaser to prepare a pro forma consolidated balance sheet and related pro forma statement of income of Purchaser as of and for the twelve-month period ending on the last day of the most recently completed four quarter period and ended at least forty-five (45) days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least ninety (90) days before the Closing Date), prepared after giving effect to the transactions contemplated hereby (including the Debt Financing) as if such transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of such other financial statements) and (iii) the financial statements and any comfort letters or assistance set forth in Section 6.15(c).

“Responding Party” has the meaning ascribed thereto in Section 11.05(d).

“Restoration Cost” has the meaning ascribed thereto in Section 8.01(a).

“Risk Policies” has the meaning ascribed thereto in Section 4.21(b).

“Sanctions” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Securities Requirements” means the obligations and requirements of Purchaser, Parent and their respective Affiliates (a) relating to the consummation of any securities offering by Purchaser, Parent or their respective Affiliates, (b) under the Exchange Act and (c) under the Securities Act, including the obligation to comply with the requirements of a registration statement on Form S-1 or Form S-3 or any successor form thereto, which, for the avoidance of doubt, shall include any registration statement on Form S-1 or Form S-3 or any successor form with respect to sales of shares of common stock of Parent pursuant to the Stockholder Agreement.

“Seller Disclosure Schedule” has the meaning ascribed thereto in the introduction to Article III.

“Seller Fundamental Representations” means, collectively, the representations and warranties of Sellers set forth in Section 3.01, Section 3.02, Section 3.03(a) and (b) and Section 3.06, and the representations and warranties of the Company set forth in Section 4.01, Section 4.02, Section 4.03(a) and (b), Section 4.05 and Section 4.23.

“Seller Indemnified Parties” has the meaning ascribed thereto in Section 11.02(a)(ii).

“Seller Representative” has the meaning ascribed thereto in the preamble to this Agreement.

“Seller Transaction Documents” has the meaning ascribed thereto in Section 3.01.

“Sellers” has the meaning ascribed thereto in the preamble to this Agreement.

“Stockholder Agreement” means the Stockholder Agreement, dated as of June 1, 2015, by and between Raven Power Holdings LLC, C/R Energy Jade, LLC, Sapphire Power Holdings LLC and Parent.

“Straddle Period” means a taxable period that begins before and ends after the Closing Date.

“Support Obligation” means any letter of credit, guarantee, surety, performance bond, escrow arrangement, cash collateral, security arrangement or other credit support.

“Tail Policy” has the meaning ascribed thereto in Section 7.05(b).

“Tangible Personal Property” means all machinery, mobile or otherwise, equipment, spare parts, vehicles, pumps, fittings, tools, furniture or furnishings, meter equipment and other tangible personal property owned or leased by the Acquired Companies or any Affiliate thereof for use or consumption primarily at the Projects.

“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, net income, gross income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property (tangible and intangible), capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, disability, occupational, unclaimed property (escheat), excise, compensation, utility, severance, production, excise, stamp, registration, occupation, premium, windfall profits, excess profits, fuel, gas import, environmental, transfer and gains, lease, service, service use, alternative or add on minimum, and estimated taxes and customs duties.

“Tax Attributes” has the meaning ascribed thereto in Section 4.15(l).

“Tax Attributes Representation” has the meaning ascribed thereto in Section 11.02(a)(i).

“Tax Attributes Schedule” has the meaning ascribed thereto in Section 11.02(a)(i).

“Tax Refund” has the meaning ascribed thereto in Section 8.03(d).

“Tax Return” means any return, report, information return, declaration, claim for refund, election, disclosure, estimate, or other document, together with all schedules, attachments, amendments and supplements thereto (including all related or supporting information), supplied to or required to be supplied to any Governmental or Regulatory Authority responsible for the administration of Taxes.

“Taxing Authority” shall mean any Governmental or Regulatory Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Termination Date” has the meaning ascribed thereto in Section 12.01(b)(i).

“Third-Party Claim” has the meaning ascribed thereto in Section 11.05(d).

“Threshold Amount” has the meaning ascribed thereto in Section 11.02(b).

“Title Policies” means, collectively, the Athens Title Policy, the Harquahala Title Policy and the Millennium Title Policy.

“Title Commitments” means commitments for title insurance issued by Purchaser’s title insurance company to insure title to each parcel of the Real Property (or each Acquired Company’s interest therein) and identifies all exceptions or encumbrances to such title or requirements that must be satisfied to issue a policy of title insurance.

“Transaction Documents” means collectively the Company Transaction Documents and the Seller Transaction Documents.

“Transaction Fees and Expenses” means (i) all fees and expenses (including all professional fees and expenses) incurred by any Acquired Company (or for which any Acquired Company would otherwise be liable) in connection with or related to the transactions contemplated by this Agreement and that are unpaid obligations of any Acquired Company following the Closing, including for the avoidance of doubt, any fees incurred by the Acquired Companies in connection with obtaining the consents regarding the Credit Agreement Amendments, (ii) all bonuses or other payments to present or former employees, agents and consultants (including the Asset Managers and the manager under the Prior AMA) of and to any Acquired Company that become due and payable prior to or as a result of the consummation of the transactions contemplated by this Agreement and that are unpaid obligations of any Acquired Company following the Closing, (iii) all premiums, costs and expenses associated with the Tail Policy and (iv) fifty percent (50%) of the Transaction Transfer Taxes.

“Transaction Transfer Taxes” has the meaning ascribed thereto in Section 8.03(e).

“Transfer” has the meaning ascribed to it in the Company LLC Agreement.

“Transfer Taxes” has the meaning ascribed thereto in Section 8.03(e).

“Unit Ledger Certification” means a certificate of Seller Representative certifying on behalf of Sellers the number of “Units” (as defined in the Company LLC Agreement) owned by each Seller and each Seller’s corresponding ownership percentage of all of the Interests.

“Updated Survey” means an ALTA/ACSM 2011 Land Title Survey covering each parcel of Real Property and containing the following Table A Requirements: 1, 2, 3, 4, 6(b), 7(a), 7(b(1), 7(b(2), 7(c), 8, 9, 10, 11(B), 13, 16-19, 20(A) and 21, or such variations to such Table A requirements as may be consented to by Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed.

“USRPHC Certificate” has the meaning ascribed thereto in Section 8.03(i).

“U.S. Dollars” means the lawful currency of the United States.

“Waiving Parties” has the meaning ascribed thereto in Section 13.19.

“WECC” means the Western Electricity Coordinating Council, a Utah not-for-profit corporation that is the regional entity responsible for coordinating and promoting bulk electric system reliability in the Western Interconnection, or any successor thereto.

“Working Capital Assets” means the sum of the values for the asset accounts of the Acquired Companies listed on Annex A as of 12:01 A.M. Eastern time on the Closing Date (excluding, for the avoidance of doubt, (i) any Tax asset accounts other than any current Tax asset accounts for non-income Taxes, (ii) the Transaction Transfer Taxes and (iii) any mark-to-market accounting impacts, other than with respect to changes in amounts of posted collateral), that shall be the exclusive asset accounts used for purposes of determining Estimated Working Capital and Closing Date Working Capital, with the values of such accounts determined in accordance with GAAP on a basis consistent with the past practice of the Acquired Companies. To the extent there is any conflict between the foregoing definition of Working Capital Assets and Annex A, Annex A shall control.

“Working Capital Liabilities” means, without duplication of any amounts included in Credit Agreement Indebtedness, the sum of the liabilities considered working capital of the Acquired Companies listed on Annex A as of 12:01 A.M. Eastern time on the Closing Date (excluding, for the avoidance of doubt, (i) any deferred Tax liabilities, (ii) the Transaction Transfer Taxes, (iii) any mark-to-market accounting impacts, other than with respect to changes in amounts of posted collateral and (iv) the current portion of any Credit Agreement Indebtedness), that shall be the exclusive liability accounts used for purposes of determining Estimated Working Capital and Closing Date Working Capital, with the values of such accounts determined in accordance with GAAP on a basis consistent with the past practice of the Acquired Companies. To the extent there is any conflict between the foregoing definition of Working Capital Liabilities and Annex A, Annex A shall control.

1.02 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, all words defined in the singular have the corresponding meaning in the plural and vice versa; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; the words “shall” and “will” have the same meaning; references to articles, sections (or subdivisions of sections), the words “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; the word “or” shall be disjunctive but not exclusive; the phrase “to the extent” means “the degree by which” and not “if”; exhibits, annexes or schedules are to articles, sections (or subdivisions of sections), exhibits, annexes or schedules of or to this Agreement; references to agreements and other contractual instruments shall be deemed to include all amendments, extensions and other modifications to such instruments prior to the date of this Agreement and any such amendments, extensions and other modifications to such instruments that are expressly permitted hereunder; references to Persons include their respective successors and permitted assigns and, in the case of Governmental or Regulatory Authorities, Persons succeeding to their respective functions and capacities; the phrase “ordinary course of business” refers to the business of the respective Acquired Company, unless otherwise indicated; all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; the terms “indemnification,” “indemnify” and derivative words shall be deemed to include reference to any related reimbursement obligations (whether or not related to a Third-Party Claim); and “made available” with reference to any document provided by Sellers hereunder means made available to Purchaser or its Representatives in the electronic data room established by Sellers in connection with the transactions contemplated under this Agreement, as updated as of 5:00 P.M. Eastern time on the date immediately preceding the date of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Purchase Price or any component thereof or calculation relating thereto.

ARTICLE II

PURCHASE AND SALE OF INTERESTS; CLOSING

2.01 Purchase and Sale. Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, all of the right, title and interest of Sellers in and to the Interests free and clear of all Liens (other than (a) Liens imposed under the Company Organizational Documents, (b) restrictions on transfer that may be imposed by applicable federal or state securities Laws, and (c) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates) at the Closing on the terms and subject to the conditions set forth in this Agreement.

2.02 Closing Purchase Price. The aggregate cash purchase price payable (including by deposit of the Escrow Amount with the Escrow Agent) at the Closing for the Interests shall be $1,175,000,000 (the “Base Purchase Price”), (i) plus the Estimated Working Capital, (ii) minus Estimated Transaction Fees and Expenses, and (iii) minus Estimated Credit Agreement Indebtedness (such aggregate amount, the “Closing Purchase Price”).

2.03 Closing. The closing of the transactions described in Sections 2.01 and 2.02 (the “Closing”) shall take place at the offices of K&E, at 600 Travis Street, Suite 3300, Houston, Texas 77002, or at such other place as Purchaser and Seller Representative shall mutually agree, at 10:00 A.M. Eastern time, on the Closing Date; provided that, the Closing shall be deemed effective for all purposes hereunder as of 12:01 A.M. Eastern time on the Closing Date. At the Closing, Purchaser shall pay the Closing Purchase Price, minus the Escrow Amount, to the Paying Agent by wire transfer of immediately available funds in U.S. Dollars, for further remittance to Sellers, to such account(s) and in the proportions to each Seller designated by Seller Representative to Purchaser by written notice, with such written notice accompanied by the Unit Ledger Certificate, at least five (5) Business Days before the Closing Date. Simultaneously, (a) Purchaser will deliver an aggregate amount equal to $75,000,000 (the “Escrow Amount”) to Citibank, N.A., as escrow agent (the “Escrow Agent”) under the Escrow Agreement, by wire transfer of immediately available funds in U.S. Dollars in an amount equal to the Escrow Amount, and (b) Sellers will assign and transfer to Purchaser all of Sellers’ right, title and interest in and to the Interests. At the Closing, Purchaser and Sellers shall cause to be delivered to the other the documents and instruments required to be delivered under Article IX and Article X.

2.04 Adjustments to Purchase Price.

(a) Estimated Closing Statement. Not later than five (5) Business Days before the Closing Date, Seller Representative shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Sellers’ good faith estimate of (i) Closing Date Working Capital prepared in accordance with (1) GAAP, using the same accounting principles, policies and methods as have historically been used by the Acquired Companies in preparation of the Financial Statements, and (2) the line items set forth on Annex A, (the “Estimated Working Capital”); provided that, solely for the purposes of the payments to be made to Sellers at Closing, the Closing Purchase Price shall not be adjusted upwards at Closing in respect of Estimated Working Capital in an amount greater than $15,000,000; provided, further, that the foregoing shall not restrict or limit the calculation of Closing Date Working Capital or the Final Working Capital Adjustment pursuant to the terms of this Section 2.04; (ii) the aggregate amount of any Transaction Fees and Expenses that will remain unpaid following the Closing (the “Estimated Transaction Fees and Expenses”); and (iii) the aggregate amount of Credit Agreement Indebtedness that will remain unpaid following the Closing (the “Estimated Credit Agreement Indebtedness”), in each case together with Seller Representative’s supporting calculations and reasonable supporting documentation. In the event that, no fewer than three (3) Business Days prior to the anticipated Closing Date, Purchaser notifies Seller Representative of any errors that Purchaser believes are contained in such Estimated Closing Statement, Seller Representative shall in good faith consider Purchaser’s comments relating to such errors and make any amendments to its estimate of such Estimated Closing Statement if there is in fact such an error; provided that, for the avoidance of doubt, in the event of a conflict, Sellers’ determination of the Estimated Closing Statement shall prevail for purposes of calculating the Closing Purchase Price.

(b) Final Closing Statement. Purchaser shall prepare and deliver to Seller Representative not later than seventy-five (75) days after the Closing Date a statement (the “Final Closing Statement”) setting forth (i) the relevant calculations of Closing Date Working Capital and the result of Closing Date Working Capital minus Estimated Working Capital (such difference, which may be positive or negative, the “Final Working Capital Adjustment”), (ii) the Closing Date Transaction Fees and Expenses and the result of Closing Date Transaction Fees and Expenses minus Estimated Transaction Fees and Expenses (such difference, which may be positive or negative, the “Final Transaction Fees and Expenses Adjustment”) and (iii) the Closing Date Credit Agreement Indebtedness and the result of Closing Date Credit Agreement Indebtedness minus Estimated Credit Agreement Indebtedness (such difference, which may be positive or negative, the “Final Credit Agreement Indebtedness Adjustment”), together with any supporting work papers and source documents with respect to the calculations reflected in the Final Closing Statement, if requested by Seller Representative. The Final Working Capital Adjustment set forth on the Final Closing Statement shall be prepared in good faith, in accordance with (i) GAAP, using the same accounting principles, policies and methods as have historically been used by the Acquired Companies in their preparation of the Financial Statements, and (ii) the line items set forth on Annex A. After the Closing, (x) Purchaser agrees, upon reasonable notice, to give Seller Representative and its Representatives reasonable access during normal business hours to Purchaser’s and the Acquired Companies’ employees, asset managers, accountants, financial advisors, (including the offices and other facilities of each Acquired Company) and to Purchaser’s books and records as are reasonably necessary for purposes of the review, verification and audit of the calculations contained in the Final Closing Statement and (y) Seller Representative agrees, upon reasonable notice, to give Purchaser and its Representatives reasonable access during normal business hours to Seller Representative’s employees, accountants, financial advisors, in each case, who assisted in the preparation, review, verification and audit of the Final Closing Statement, and to Seller Representative’s books and records used in the preparation, review, verification and audit of the calculations contained in the Final Closing Statement; provided that no Party shall be obligated to deliver any accountant work papers where the accounting firm does not consent to the delivery thereof, so long as such Party has used its commercially reasonable efforts to obtain such consent.

(c) Dispute Resolution with Respect to Post-Closing Adjustments.

(i) If Seller Representative objects to any item set forth on the Final Closing Statement prepared and delivered in accordance with Section 2.04(b), Seller Representative must notify Purchaser in writing of its objections in reasonable detail on or before the thirtieth (30th) day after Seller Representative’s receipt of the Final Closing Statement.

(ii) Except to the extent Seller Representative so objects, the Final Closing Statement and the calculations of the Final Working Capital Adjustment, Final Transaction Fees and Expenses Adjustment and the Final Credit Agreement Indebtedness Adjustment as prepared and delivered in accordance with Section 2.04(b) shall be final and binding on Purchaser, Sellers and Seller Representative (and all other Persons claiming through them) as of the day immediately following the thirtieth (30th) day after Seller Representative’s receipt of the Final Closing Statement. If Seller Representative does so object, and if Purchaser and Seller Representative have not agreed on a resolution of those objections within thirty (30) days following the date of delivery of Seller Representative’s notice of objection pursuant to Section 2.04(c)(i), Purchaser or Seller Representative shall submit the items in dispute to PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unable to serve, Purchaser and Seller Representative shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) within five (5) Business Days following the expiration of the foregoing 30-day period (or, in the absence of agreement between Seller Representative and Purchaser by the close of business on such fifth (5th) Business Day, as selected by the American Arbitration Association) who shall, acting as an expert and not an arbitrator, render a determination thereof, which (absent manifest error) shall be final and binding on the Parties. The result of such determination by the Independent Accountant shall be reflected in a definitive final statement of the Final Working Capital Adjustment, the Final Transaction Fees and Expenses Adjustment and the Final Credit Agreement Indebtedness Adjustment (as applicable), as determined by the Independent Accountant, together with a statement from the Independent Accountant confirming that such statement correctly reflects the items in dispute as of the Closing Date. The Independent Accountant shall make its determination as soon as practicable and in any event within thirty (30) days after the submission of the dispute to it, and shall (x) base its determination solely on information provided to it by Purchaser and Seller Representative and (y) consider only those items and amounts in Purchaser’s and Seller Representative’s respective calculations that are identified as being items and amounts to which Purchaser and Seller Representative have been unable to agree; provided, however, to the extent the determination of value of any unresolved item affects any other item used in calculating the amounts set forth in the Final Closing Statement, such effect may be taken into account by the Independent Accountant. Further, in resolving any such objection, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party.

(d) Settlement.

(i) If the sum of the Final Working Capital Adjustment, the Final Transaction Fees and Expenses Adjustment and the Final Credit Agreement Indebtedness Adjustment (as finally determined pursuant to Section 2.04(c)) is positive, then on or before the second (2nd) Business Day after such final determination, Purchaser shall pay to the Paying Agent, for further remittance to Sellers, an aggregate amount equal to such sum by wire transfer of immediately available funds in U.S. Dollars; and

(ii) If the sum of the Final Working Capital Adjustment, Final Transaction Fees and Expenses Adjustment and Final Credit Agreement Indebtedness Adjustment (as finally determined pursuant to Section 2.04(c)) is negative, then on or before the second (2nd) Business Day after such final determination, Purchaser and Seller Representative shall deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to Purchaser from the Escrow Account an aggregate amount equal to the absolute value of such negative sum to such account(s) as specified by Purchaser.

(iii) All Purchase Price adjustments made pursuant to this Section 2.04(d) shall be treated by all parties for tax purposes as adjustments to the Purchase Price. The payments described in Section 2.04(d)(ii) shall be the sole and exclusive remedy of the Purchaser for any and all claims arising under this Agreement with respect to this Section 2.04.

(e) Fees of the Independent Accountants. Purchaser shall pay a portion of the fees and expenses of the Independent Accountant equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Independent Accountant that are resolved in favor of Sellers (that being the absolute value of the difference between the Independent Accountants’ determination and Purchaser’s determination) and the denominator of which is the total amount of disputed amounts submitted to the Independent Accountants (that being the sum total by which Seller Representative’s determination and Purchaser’s determination differ from the determination of the Independent Accountants). Sellers shall pay that portion of the fees and expenses of the Independent Accountants that the Purchaser is not required to pay hereunder.

2.05 Further Assurances; Post-Closing Cooperation.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall use its commercially reasonable efforts to execute, acknowledge and deliver such other documents and instruments, provide such materials and information, and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(b) Subject in each case to applicable confidentiality obligations to third parties, following the Closing, Seller Representative and Purchaser shall, and Purchaser shall cause the Acquired Companies to, use commercially reasonable efforts to afford the other Party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data, documents or reports relating to the business or financial or operating condition of the Acquired Companies in their possession with respect to periods prior to the Closing Date and the right to make copies and extracts therefrom, in each case solely to the extent that such access may reasonably be required by the requesting Party in connection with (i) compliance with the requirements of any Governmental or Regulatory Authority or (ii) in connection with any actual or threatened Action or Proceeding; provided, however, that Sellers and their Affiliates (other than the Acquired Companies) shall not be required to make available their income Tax Returns. Further, Seller Representative and Purchaser shall not, and Purchaser shall cause the Acquired Companies to not, for a period extending seven (7) years after the Closing Date, or such longer period as such books, records and other data remain relevant to open Tax years or to any pending investigation by a Governmental or Regulatory Authority or any pending litigation if such investigation or litigation relates in any material respect to matters occurring prior to the Closing, destroy or otherwise dispose of any such books, records and other data unless such Party shall first offer by notice to the other to surrender such books, records and other data to the notifying Party, to be held subject to appropriate confidentiality restrictions as applicable, and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c) Notwithstanding anything to the contrary contained in this Section 2.05, if the Parties are in an adversarial relationship in any Action or Proceeding, the furnishing of information, documents or records in accordance with any provision of this Section 2.05 shall be subject to applicable rules relating to discovery.

2.06 Paying Agent. Prior to the Closing, Seller Representative shall designate the Escrow Agent or another nationally recognized financial institution reasonably acceptable to Purchaser to act as paying agent (the “Paying Agent”), pursuant to a customary paying agency agreement, at the cost and expense of Sellers, to receive and remit any amounts due from Purchaser to Sellers under this Agreement, including the Closing Purchase Price and any payments that may be owed by Purchaser to Sellers pursuant to Section 2.04(d)(i) or Article XI, but excluding the Payment (if any). At the Closing, or as soon as practicable thereafter, upon delivery on behalf of a Seller of such documents as the Paying Agent may require, the Paying Agent shall pay to such Seller, by wire transfer of immediately available funds in U.S. Dollars, its respective proportion of the Closing Purchase Price at such account(s) and in such proportion designated by Seller Representative in accordance with Section 2.03. As soon as practicable after receipt of any other payment under this Agreement to be further remitted to Sellers, subject to delivery on behalf of a Seller of any documents as the Paying Agent may require, the Paying Agent shall remit to such Seller, by wire transfer of immediately available funds in U.S. Dollars, its respective proportion of such payment to such account(s) as designated by Seller Representative to the Paying Agent. Delivery of a payment to the Paying Agent for further remittance to Sellers shall be deemed to satisfy Purchaser’s obligation to make such payment to Sellers for all purposes under this Agreement. No interest shall be paid or will accrue on the payments payable to Sellers after such payment is made to the Paying Agent for further remittance to Sellers.

2.07 Withholding. If any amount is required by Law to be deducted or withheld on account of any Tax with respect to payments made under this Agreement to Sellers, such Tax shall be deducted by Purchaser, the Paying Agent or the Escrow Agent, as applicable, from the amounts required to be paid under this Agreement and such Person shall promptly remit such deduction or withholding on account of any Tax (if any) to the relevant Governmental or Regulatory Authority and shall promptly provide the relevant Seller(s) with the appropriate receipts for such payments. All Tax amounts deducted or withheld from payments pursuant to the preceding sentence shall be treated as having been actually paid to the relevant Seller(s) for purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedule delivered by the Company to Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Sellers hereby represent and warrant, on a several and not joint basis, to Purchaser as follows:

3.01 Legal Existence. Such Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Seller is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to be material. Each Seller has all requisite organizational power and authority to execute and perform its obligations under this Agreement and the other agreements and instruments executed and delivered by it in connection with this Agreement (collectively, the “Seller Transaction Documents”) and consummate the transactions contemplated hereby and thereby.

3.02 Authority. The execution and delivery by such Seller of, and the performance by such Seller of its obligations under this Agreement and the Seller Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate, limited liability company, partnership or similar actions. This Agreement and each Seller Transaction Document has been duly and validly executed and delivered by such Seller, and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by Enforceability Limitations.

3.03 No Conflicts. Except as described on Section 3.03 of the Seller Disclosure Schedule, and except as may result from any facts or circumstances relating solely to the identity or the legal or regulatory status of Purchaser or any of its Affiliates and assuming all filings, notices, consents, approvals, authorizations, and other actions described in Section 3.04 of the Seller Disclosure Schedule have been obtained, the execution and delivery by such Seller of, and the performance of its obligations under, this Agreement, the Seller Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Governance Documents of such Seller;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to such Seller;

(c) (i) conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) result in or give to any Person (other than the Acquired Companies, Sellers or any of their respective Affiliates) any right of termination, consent, cancellation, acceleration or modification in or with respect to, any Contract, Permit or Governmental or Regulatory Approval to which such Seller is a party or by which its assets and properties is bound; or

(d) result in the creation or imposition of any Lien on the Interests (other than (i) Liens imposed under the Company LLC Agreement, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, and (iii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates).

3.04 Governmental or Regulatory Approvals; Filings. Except (a) for such consents, approvals, actions, filings and notices as may be required pursuant to the HSR Act and (b) as set forth in Section 3.04 of the Seller Disclosure Schedule, no Governmental or Regulatory Approval on the part of such Seller is required in connection with the execution and delivery by such Seller of this Agreement, the Seller Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) where the failure to obtain any such Governmental or Regulatory Approval would not reasonably be expected to have a Company Material Adverse Effect, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

3.05 Legal Proceedings. Except as set forth in Section 3.05 of the Seller Disclosure Schedule, there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of Sellers, orally against such Seller or any of its assets or properties, and there are no Orders outstanding against such Seller that would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the sale of the Interests by Sellers under this Agreement or the performance by Sellers of their obligations under this Agreement or the Seller Transaction Documents.

3.06 Brokers. Except as may be reflected in the Closing Date Transaction Fees and Expenses, no broker, finder or agent acting on behalf of any Seller or its respective Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Purchaser or its Affiliates (including, after the Closing, the Acquired Companies).

3.07 No Payment Restrictions. Such Seller is not listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S.

Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state and is not otherwise prohibited by applicable Law from receiving the payments to be paid to such Seller under the Transaction Documents.

3.08 Seller Representations. Purchaser acknowledges and agrees that (a) no Seller shall be liable for the inaccuracy of any representation or warranty made by any other Person pursuant to a Transaction Document other than for the inaccuracy of any representation or warranty made by the Company pursuant to this Agreement, (b) the liability for indemnification, if any, of any Seller, including for the inaccuracy of any representations and warranties made by the Company under this Agreement, shall be several and not joint with any other Seller and (c) the representations and warranties made by a Seller pursuant to this Agreement are limited only to matters concerning such Seller or the Interests to be transferred to Purchaser by such Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller Disclosure Schedule, the Company hereby represents and warrants to Purchaser as follows:

4.01 Legal Existence. The Company is duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to be material. The Company has all requisite organizational power and authority to execute and perform its obligations under this Agreement and the other agreements and instruments executed and delivered by it in connection with this Agreement (collectively, the “Company Transaction Documents”) and consummate the transactions contemplated hereby and thereby.

4.02 Authority.

(a) The execution and delivery by the Company of, and the performance by the Company of its obligations under this Agreement and the Company Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all limited liability company actions. This Agreement and each Company Transaction Document has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be limited by Enforceability Limitations.

(b) The sale of the Interests to Purchaser on the terms and conditions set forth in this Agreement has been approved by unitholders of the Company representing the

“Required Interest” (as such term is defined in the Company LLC Agreement) and constitutes an “Approved Sale” (as such term is defined in the Company LLC Agreement).

4.03 No Conflicts. Except as described on Section 4.03 of the Seller Disclosure Schedule, and except as may result from any facts or circumstances relating solely to the identity or the legal or regulatory status of Purchaser or any of its Affiliates and assuming all filings, notices, consents, approvals, authorizations, and other actions described in Section 4.03 of the Seller Disclosure Schedule have been obtained, the execution and delivery by the Company of, and the performance of its obligations under, this Agreement, the Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation of any Acquired Company or the Company Organizational Documents;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any Acquired Company or any of their respective Assets;

(c) (i) conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) result in or give to any Person (other than the Acquired Companies, Sellers or any of their respective Affiliates) any right of termination, consent, cancellation, acceleration or modification in or with respect to, any Company Contract, Permit or Governmental or Regulatory Approval to which any Acquired Company is a party or by which any of their respective assets and properties is bound; or

(d) result in the creation or imposition of any Lien on the Interests (other than (i) Liens imposed under the Company LLC Agreement, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, and (iii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates).

4.04 Governmental or Regulatory Approvals; Filings. Except (a) for such consents, approvals, actions, filings and notices as may be required pursuant to the HSR Act and (b) as set forth in Section 4.04 of the Seller Disclosure Schedule, no Governmental or Regulatory Approval on the part of any Acquired Company is required in connection with the execution and delivery by the Company of this Agreement, the Company Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) where the failure to obtain any such Governmental or Regulatory Approval would not reasonably be expected to have a Company Material Adverse Effect, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

4.05 The Acquired Companies: Capitalization

(a) Section 4.05(a) of the Seller Disclosure Schedule accurately sets forth the legal name and ownership structure of each of the Acquired Companies, including each holder of the Interests or other equity or ownership interests therein.

(b) Each Acquired Company is a limited liability company or a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the limited liability company or limited partnership power and authority, as applicable, to own and operate its applicable Project and its other material assets and properties and to conduct its business as currently conducted in all material respects. Each Acquired Company is qualified or licensed to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to be material. True and complete copies of the certificate of formation (or comparable documentation) of each Acquired Company and the Company Organizational Documents, in each case as amended and in effect on the date hereof, previously have been made available to Purchaser, and, except as set forth in the definition thereof, there have been no amendments, supplements or modifications of any kind to the Company Organizational Documents.

(c) The equity interests of each Acquired Company (including the Interests) are duly authorized, validly issued and fully paid, and Sellers own the Interests, beneficially and of record, free and clear of all Liens, other than (i) Liens imposed under the Company Organizational Documents, (ii) restrictions on transfer that may be imposed by applicable federal or state securities Laws, (iii) encumbrances that arise solely out of any actions taken by Purchaser or its Affiliates or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates, (iv) such other Liens as will be discharged in full prior to or at the Closing and (v) as of the date of this Agreement and, solely in the event that the Credit Agreement Amendments are delivered at Closing as set forth in Section 6.11(a), as of the Closing, Liens imposed under the Credit Agreement. The Interests represent all of the authorized, issued and outstanding membership interests in the Company. All of the authorized, issued and outstanding membership interests in each Acquired Company (other than the Company) are held by one or more Acquired Companies.

(d) There are no outstanding Options with respect to any equity interests of any Acquired Company (including the Interests), other than pursuant to the Company Organizational Documents and Purchaser’s rights under this Agreement, and except for the Credit Agreement and the Company Organizational Documents, none of the equity interests of the Acquired Companies (including the Interests) are subject to any Governance Document applicable to any Acquired Company.

(e) No Acquired Company has any rights or ownership interest any equity interests or other investments in any Person other than another Acquired Company.

(f) None of the Interests have been issued in certificated form.

4.06 Financial Statements and Condition. Prior to the execution of this Agreement, true and complete copies of the following financial statements of the Acquired Companies (collectively, and, as of the Closing Date, together with each of the financial statements of the Acquired Companies that have been delivered to Purchaser that are described in paragraph 3 of Exhibit C of the Debt Commitment Letter, the “Financial Statements”) have been made available to Purchaser:

(a) the audited balance sheets of the Company, NHGC, New Athens and MPP and the related audited statements of operations, changes in member’s equity and cash flows for the years ending December 31, 2012 and 2013;

(b) the (i) audited consolidated balance sheet of New MACH Gen and its subsidiaries and the related audited statement of operations, changes in member’s equity and cash flows and (ii) unaudited balance sheet of New MACH Gen and each of its subsidiaries and the related unaudited statement of operations, changes in member’s equity and cash flows for each Acquired Company, in the case of each of clauses (i) and (ii), for the period beginning May 1, 2014 and ending December 31, 2014; and

(c) the (i) unaudited consolidated balance sheet of New MACH Gen and its subsidiaries and the related unaudited statement of operations, changes in member’s equity and cash flows and (ii) unaudited balance sheet of New MACH Gen and its subsidiaries and the related unaudited statement of operations, changes in member’s equity and cash flows for each Acquired Company, in the case of each of clauses (i) and (ii), for the period beginning January 1, 2015 and ending March 31, 2015.

Except as set forth in the notes thereto, all Financial Statements were prepared in accordance with GAAP using the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon and fairly present in all material respects the financial condition and results of operations of the applicable Acquired Company and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject to, in the case of the unaudited Financial Statements, normally recurring year-end audit adjustments and the absence of footnotes thereto.

4.07 No Undisclosed Liabilities. There are no undisclosed Liabilities relating to any Acquired Company, except (i) Liabilities that are reflected on, reserved against or otherwise described in the Financial Statements, to the extent so reflected, reserved or described therein, (ii) Liabilities set forth in Section 4.07 of the Seller Disclosure Schedule, (iii) Liabilities arising pursuant to or in connection with this Agreement or the transactions contemplated hereby, (iv) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2015 or (v) other Liabilities which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

4.08 Absence of Changes. Except as set forth in Section 4.08 of the Seller Disclosure Schedule, since December 31, 2014, (i) each Acquired Company has conducted its business only in the ordinary course of business consistent with past practice, (ii) each Acquired

Company has not taken any action (or failed to take any action) that would be prohibited by Section 6.04 if such action were taken (or failed to be taken) after the date of this Agreement and prior to the Closing, and (iii) there has not been any change, event, effect or occurrence that has had or would reasonably expected to have a Company Material Adverse Effect.

4.09 Compliance with Laws.

(a) Each Acquired Company is, and since January 1, 2012, has been in compliance with all Orders and Laws applicable to it or its applicable Project in all material respects.

(b) No Acquired Company or any of its officers, directors, employees (if any) or agents, is listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state. No Acquired Company is in violation of (i) any Sanctions, (ii) the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) or (iii) the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)). No Acquired Company (x) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (y) engages in any dealings or transactions prohibited by Section 2 of such executive order, or, to the Knowledge of Sellers, is otherwise associated with any such Person in any manner that violates in any material respect Section 2 of such executive order or (z) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.10 Legal Proceedings. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of Sellers, orally against any Acquired Company or any of their respective assets or properties, and there are no Orders outstanding against any Acquired Company that (i) have or would reasonably be expected to have a material and adverse impact on the business, condition, assets or operations of such Acquired Company or (ii) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the sale of the Interests by Sellers under this Agreement or the performance by the Company of its obligations under this Agreement or the Company Transaction Documents.

4.11 Real Property.

(a) Section 4.11(a) of the Seller Disclosure Schedule sets forth a true and complete list, including a legal description, of all real property in which any of the Acquired Companies has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, and all fixtures, systems, equipment and items of personal property of the Acquired Companies attached or appurtenant thereto (the “Owned Real Property”).

(b) Section 4.11(b) of the Seller Disclosure Schedule sets forth a true and complete list, along with descriptions of any relevant leases, of all real property leased or subleased by any of the Acquired Companies, as tenant, together with, to the extent leased by any of the Acquired Companies, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Acquired Companies attached or appurtenant thereto (the “Leased Real Property”).

(c) Section 4.11(c) of the Seller Disclosure Schedule sets forth a true and complete list of all leases or subleases of the Real Property by any Acquired Company as landlord.

(d) Section 4.11(d) of the Seller Disclosure Schedule sets forth a true and complete list of all real property in which any Acquired Company has an easement, right-of-way, permit, license, right-of-entry, crossing agreement or similar real property interest (the “Easement Real Property” and together with the Owned Real Property and the Leased Real Property, the “Real Property”).

(e) Each Acquired Company (i) has good, indefeasible, marketable and valid fee simple title to the Owned Real Property described in Section 4.11(a) of the Seller Disclosure Schedule as being owned by such Acquired Company, (ii) has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, the Leased Real Property described in Section 4.11(b) of the Seller Disclosure Schedule as being leased by such Acquired Company, pursuant to the leases set forth in Section 4.11(b) of the Seller Disclosure Schedule (the “Leases”) and (iii) has a good and valid interest in the Easement Real Property described in Section 4.11(d) of the Seller Disclosure Schedule as belonging to such Acquired Company, pursuant to the easement, right-of-way, permit, license, right-of-entry, crossing agreement or similar real property documents set forth in Section 4.11(d) of the Seller Disclosure Schedule (collectively, with respect to each Acquired Company, the “Easement Agreements”), in the case of each of clauses (i) through (iii) above, free and clear of all Liens (except for Permitted Liens).

(f) All of the Real Property (and associated Leases and Easement Agreements) constitute all of the land and other real property interests used by the Acquired Companies in the conduct of their respective businesses as presently conducted and the entire real property interests necessary to operate the business of each of the Acquired Company as presently conducted. All of the buildings and structures and improvements (other than those structures or improvement that can be relocated at a nominal expense and whose relocation will not adversely impact the operation of the business of the applicable Acquired Company as presently conducted) used by the Acquired Companies in the conduct of the Business as presently conducted are located on and within the boundaries of the Real Property.

(g) Except as described in Section 4.11(g) of the Seller Disclosure Schedule, none of the Acquired Companies or their Affiliates (i) has received any written notice of, or is in, any material default, violation or breach under any restrictive covenant affecting the Real Property or (ii) has received any written notice from any Governmental or

Regulatory Authority of any condemnation, expropriation or other proceeding in eminent domain pending or threatened in writing or, to the Knowledge of Sellers, orally, against any Real Property or any material portion thereof or material interest therein, and, to the Knowledge of Sellers, no such pending or threatened proceedings exist.

(h) Except as set forth in Section 4.11(h) of the Seller Disclosure Schedule, no interest of any Acquired Company in the Real Property is subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to grant, sell, assign or dispose of such interest in the Real Property or any unrecorded easement.

(i) True and complete copies of all deeds, leases (including the Leases), Easement Agreements, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof in the Acquired Companies’ possession, with respect to Real Property have been made available to Purchaser.

(j) The current uses of and the conduct of the Acquired Companies’ business on the Real Properties comply with all applicable Laws, including those dealing with zoning, restrictive covenants, access, loading facilities, landscaped areas, building construction and fire, except to the extent as would not reasonably be expected to have a Company Material Adverse Effect.

(k) There is legal access to and from each parcel of Real Property that is adequate for the conduct of the business as currently conducted by the Acquired Companies.

(l) No alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the any Property by any Governmental or Regulatory Authority having jurisdiction over such Real Property, which alteration, repair, improvement or other work has not been completed, and to the Knowledge of Sellers, no written notification has been given to any Acquired Company within the preceding two (2) years of any such outstanding work being ordered, directed or requested, other than those that have been complied with as of the date hereof.

(m) To the Knowledge of Sellers, the boundaries of each parcel of Real Property do not conflict with those of any adjoining property, and there are no encroachments from real property onto, and no encroachments onto any real property from, the adjoining properties or streets, except to the extent as would not reasonably be expected to have a material effect on the Acquired Companies’ business as currently conducted on such Real Property.

(n) Each parcel of Real Property has access to all utilities, including gas, potable and industrial water, sewage discharge, telephone and cable/internet, as necessary to operate the Acquired Companies’ business as currently being operated on such parcel of Real Property.

4.12 Personal Property.

(a) Except (i) as expressly set forth in the Engineering Report, (ii) as set forth in Section 4.12(a) of the Seller Disclosure Schedule, or (iii) as expressly set forth in the Financial Statements, or (iv) as would not reasonably be expected to have a material and adverse impact on the business, condition, assets or operations of such Acquired Company, each Acquired Company has good title to, or valid leasehold interests in, all material Tangible Personal Property used in connection with its business, free and clear of all Liens other than Permitted Liens.

(b) Except as set forth in Section 4.12(b) of the Seller Disclosure Schedule, and except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, none of the Acquired Companies has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by an Acquired Company under any lease of personal property thereof that is material to the business of such Acquired Company. Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, to the Knowledge of Sellers, no other party is in default of any lease of personal property of any Acquired Company that is material to the business thereof, and no party to any such lease has exercised any termination rights with respect thereto.

4.13 Intellectual Property. Except as set forth in Section 4.13 of the Seller Disclosure Schedule, each Acquired Company owns or possesses adequate licenses or other valid rights to use all existing software, trade secrets, technology, trademarks, trade names, service marks, materials subject to copyright Laws, and other intangible intellectual property rights currently used in its business (the “Intellectual Property”), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a material and adverse impact on the business, condition, assets or operations of such Acquired Company. No Acquired Company has received any written notice or other written communication that any Acquired Company is infringing any Intellectual Property of any other Person. To the Knowledge of Sellers, no Person is infringing upon any Intellectual Property of any Acquired Company.

4.14 Company Contracts.

(a) Section 4.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of the following Contracts to which each Acquired Company is a party or by which any of their Assets are bound (collectively, the “Company Contracts”):

(i) all Contracts for the purchase, exchange or sale of natural gas, electric power or ancillary services;

(ii) all Contracts for the transportation of natural gas and electric power;

(iii) all interconnection Contracts;

(iv) all Contracts with respect to storage, parking, loaning, distribution, wheeling, facility or meter construction, unloading, delivery or balancing of natural gas;

(v) all Contracts under which any Acquired Company has created, incurred, assumed or guaranteed any outstanding Indebtedness;

(vi) all Contracts relating in any way to outstanding Hedging Arrangements with terms that are longer than five (5) days;

(vii) the LTPAs;

(viii) the Energy Management Agreements;

(ix) all Contracts that contain covenants of any Acquired Company (i) not to compete in any line of business, with any Person or in any geographical area; (ii) not to offer or sell any product or service to any Person or class of Persons, (iii) to offer, sell or purchase any product or service to or from any Person or class of Persons on an exclusive basis (other than the Energy Management Agreements) or to purchase “full requirements” from any Person or (iv) granting “most favored nation” or similar rights to any Person;

(x) all Contracts that establish any partnership, joint venture or similar arrangement involving the sharing of profits or losses;

(xi) all of the Company Organizational Documents;

(xii) all Contracts with a Governmental or Regulatory Authority, except for normal and customary agreements for the provision of utilities, water or sewer that are provided on the basis of a tariff or similar generally applicable rates, terms and conditions;

(xiii) except as described above, all Contracts that require that any Support Obligation be maintained by or on behalf of any Acquired Company;

(xiv) except as described above, all other Contracts (A) for the future sale or acquisition of any Asset or (B) that grant a right or option to purchase any Asset of any Acquired Company, other than, in each case, Contracts entered into relating to any asset or property with a value of less than $1,000,000 for each individual Contract or $3,000,000 in the aggregate for a series of related Contracts; and

(xv) except as described above, all other Contracts requiring payments by or to any Acquired Company in excess of $1,000,000 for each individual Contract or $3,000,000 in the aggregate for a series of related Contracts.

(b) Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule or as may be limited by the Enforceability Limitations, each Company Contract is in full force and effect and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms, of the applicable Acquired Company, as of the date of this

Agreement. No Acquired Company is, and to the Knowledge of Sellers, no other party to any Company Contract is, in material violation or breach of or in material default under any such Company Contract. True and complete copies of each Company Contract (including any applicable supplements and change orders thereto), in each case as amended, and in effect as of the date hereof, have been made available to Purchaser.

4.15 Taxes. Except as set forth in the corresponding subsection of Section 4.15 of the Seller Disclosure Schedule:

(a) Each Acquired Company has timely (i) filed all income and other material Tax Returns required to be filed and all such Tax Returns were true, correct and complete in all material respects and (ii) paid all income and other material Taxes (whether or not shown on such Tax Returns) that are due and owing.

(b) There are no audits, claims, assessments, levies, administrative or judicial action or proceedings pending, threatened or proposed in writing against any Acquired Company or with respect to its assets or activities by any Governmental or Regulatory Authority, and all deficiencies asserted and assessments made as a result of any examination by any Governmental or Regulatory Authority have been fully paid. No Acquired Company has been subject to any claim by any Governmental or Regulatory Authority that such Acquired Company may be subject to Tax in that jurisdiction, in which such Acquired Company does not currently file a Tax Return.

(c) Each Acquired Company has timely withheld and paid to the appropriate Governmental or Regulatory Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, agent, employee (if any), creditor, member or any other third party, and has filed and delivered all material Tax Returns (including any information reporting forms, applicable Internal Revenue Service Forms 1099 and, to the extent applicable, Internal Revenue Service Forms W-2) required to be filed or delivered by it in connection with amounts paid to any such Persons. Each Acquired Company has collected and timely remitted to the appropriate Governmental or Regulatory Authority all material sales, use, ad valorem, value added and any other Transfer Taxes it is required to collect and remit, and has filed all material Tax Returns with respect to such collected Taxes.

(d) No waiver or extension of any statute of limitations with respect to any Tax filing or payment obligation pertaining to any Acquired Company is currently in effect. No Acquired Company has ever obtained, or applied for, any letter rulings, technical advice memoranda or similar determinations from the Internal Revenue Service (or any comparable rulings, memoranda or determinations from any other Governmental or Regulatory Authority).

(e) There are no Liens for Taxes upon any of the assets and properties of any Acquired Company (or any equity interest therein), other than Liens for Taxes not yet due and payable.

(f) The Company is treated as a corporation for all U.S. federal income and applicable state and local tax purposes. Each of New MACH Gen, NHGC, New Athens and MACH Gen GP is, and has been since its inception, properly treated as an entity that is disregarded as separate from its owner (a “Disregarded Entity”) for all U.S. federal income and applicable state and local tax purposes. MPP is treated as a Disregarded Entity, and has been since its inception, treated as a Disregarded Entity or a partnership for U.S. federal income and applicable state and local tax purposes. No election has been made for any Acquired Company (other than the Company) to be classified as an association taxable as a corporation for U.S. federal income or applicable state or local Tax purposes.

(g) Except as set forth on Section 4.15(g) of the Seller Disclosure Schedule, no Acquired Company is a party to or bound by any Tax allocation or Tax sharing or indemnity agreement or similar arrangement with any Person. None of the Acquired Companies has any liability for the Taxes of any Person by operation of law, as a transferee or successor, by contract or otherwise.

(h) The Company does not own, directly or indirectly, any equity interest in any other entity or joint venture (other than New MACH Gen, NHGC, New Athens, MPP, and MACH Gen GP) and is not treated for U.S. federal or other applicable state and local income tax purposes, as owning any such direct or indirect interest.

(i) Neither the Company, nor the Purchaser (or any Affiliate thereof) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following items applying in connection with or with respect to any Acquired Company: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (vi) a prepaid amount received on or prior to the Closing Date; or (vii) an election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(j) The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) in conjunction with the transactions contemplated by this Agreement.

(k) The Company has not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor regulations).

(l) Section 4.15(l)(i) of the Seller Disclosure Schedule sets forth (i) the depreciable and amortizable basis of the Company by asset class for U.S. federal and applicable Arizona, Massachusetts and New York state and local income Tax purposes, (ii) the amount of any net operating loss carryforward balance for U.S. federal and applicable Arizona, Massachusetts and New York state and local income Tax purposes and (iii) the amount of any deferred interest deductions of the Company (such basis, net operating loss carryforward and deferred interest deductions, the “Tax Attributes”), in each case, as of December 31, 2014 (after taking into account, for the avoidance of doubt, the determination of the taxable income, and utilization of any Tax Attributes for taxable periods ending on or before December 31, 2014). Section 4.15(l)(ii) of the Seller Disclosure Schedule sets forth the annual limitations under Section 382, Section 383 and Section 384 of the Code (including calculations under Notices 2003-65, 2003-2 CB 747) that apply to the Tax Attributes immediately prior to the Closing. For the avoidance of doubt, the Company and Sellers make no representation or warranty as to Purchaser’s ability to utilize the Tax Attributes as a result of any transaction occurring after the Closing. The Parties acknowledge and agree that the transactions contemplated by this Agreement would result in limitations under Section 382, Section 383 and Section 384 of the Code that would be applicable to the utilization of the Tax Attributes immediately following the Closing that are different than those set forth in Section 4.15(l)(ii) of the Seller Disclosure Schedule. The Parties acknowledge and agree that reductions in such limitations resulting from adjustments made under Section 481 of the Code and Notice 2003-65, 2003-2 CB 747 for which Sellers have an obligation to indemnify the Purchaser Indemnified Parties under this Agreement shall be considered in the determination of the accuracy of the representations and warranties made by the Company pursuant to this Section 4.15(l).

4.16 Employee Matters.

(a) No Acquired Company has any employees. All individuals performing services with respect to the business of the Acquired Companies are employed by third-parties, including pursuant to the terms of the applicable Asset Management Agreement and/or Operation and Maintenance Agreement.

(b) No Acquired Company maintains, contributes to, makes payments under or has any obligation to maintain, contribute to, or make payments under any employee benefit, bonus or compensation plan, program, arrangement or agreement, whether or not such plan, arrangement or agreement is subject to ERISA.

(c) No Acquired Company or any of their ERISA Affiliates has any actual or potential Liabilities with respect to any employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA.

4.17 Insurance. Section 4.17 of the Seller Disclosure Schedule sets forth a true and complete list of all material insurance policies in effect as of the date hereof that insure the business, operations and assets and properties of the Acquired Companies, including the Projects, or affect or relate to the ownership, use or operation of any of the assets and properties of the Acquired Companies, including the Projects, and that have been issued to or for the benefit of the Acquired Companies. Each such policy is valid and binding and in full force and effect (except for policies that have expired under their terms in the ordinary course and subject to the Enforceability Limitations with respect to the applicable insurer), no premiums due thereunder are unpaid and no Acquired Company has received any written notice of cancellation or termination in respect of any such policy or is in material default under any such policy.

4.18 Environmental Matters.

(a) Except as set forth in Section 4.18 of the Seller Disclosure Schedule:

(i) each Acquired Company and each Project are and, since January 1, 2012, have been in compliance with all applicable Environmental Laws and no Acquired Company has received any written communication that alleges that any Acquired Company or any Project is not in compliance with applicable Environmental Laws, in each case, except as would not be reasonably expected to result in a Company Material Adverse Effect;

(ii) each Acquired Company and each Project has obtained and possesses all Environmental Permits necessary for the conduct of their operations, all such Environmental Permits are in good standing or are pending renewal, and each Acquired Company and each Project are, and at all times since January 1, 2012, have been in compliance with all terms and conditions of such Environmental Permits except as would not be reasonably expected to result in a Company Material Adverse Effect;

(iii) Section 4.18(a)(iii) of the Seller Disclosure Schedule lists all air emissions allowances currently held by Sellers or any Acquired Company for operation of each Project in 2015, and, except as would not reasonably be expected to result in a Company Material Adverse Effect, all such allowances have been validly issued and allocated to each Acquired Company, and each Acquired Company and each Project is operating in accordance with such allowances in compliance with applicable Environmental Laws;

(iv) except as would not be reasonably expected to result in a Company Material Adverse Effect, there are no Environmental Claims pending or, to the Knowledge of Sellers, threatened (x) against any Acquired Company or any Project, (y) against any Person whose liability for any Environmental Claim that any Seller or any Acquired Company has retained or assumed contractually or by operation of law, or (z) affecting the Real Property;

(v) there has been no Release or threatened Release of, or exposure to, any Hazardous Substances on, at, from or, to the Knowledge of Sellers, under any Real Property or any property formerly owned, leased, or operated by any Acquired Company that would reasonably be expected to form the basis of any Environmental Claim against any Acquired Company or any Project, or result in an obligation of any Acquired Company under any Environmental Law to investigate or remediate such Release, in each case that would reasonably be expected to result in a Company Material Adverse Effect;

(vi) None of Sellers nor any Acquired Company has transported or arranged for the transportation of any Hazardous Substances generated by any Acquired Company or any Project to any location which, to the Knowledge of Sellers, is listed on the National Priorities List under CERCLA, or on any similar state list, or which, to the Knowledge of Sellers, is the subject of federal, state or local enforcement actions or other investigations, in each case that would reasonably be expected to result in a Company Material Adverse Effect;

(vii) no Acquired Company is currently operating or required to be operating any Project under any compliance or consent Order, decree or agreement issued or entered into under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect; and

(viii) Prior to the date hereof, true and complete copies of all material environmental site assessments, environmental compliance audits, and other reports or analyses materially bearing on environmental liabilities of any Acquired Company, including liabilities relating to pending or reasonably foreseeable requirements or costs to maintain or achieve compliance with Environmental Laws or Environmental Permits, in each case relating to the Projects and the Real Property that are in the possession, custody or reasonable control of Sellers or any Acquired Company, have been made available to Purchaser.

(b) This Section 4.18 and Section 4.19(a) below contain the sole and exclusive representations and warranties of Sellers and/or the Company with respect to environmental, health and safety matters, including all matters arising under any Environmental Laws or related to Hazardous Substances, Environmental Permits or Environmental Claims.

4.19 Permits and Regulatory Matters.

(a) Section 4.19 of the Seller Disclosure Schedule sets forth a true and complete list of all material Permits owned or held by each Acquired Company as of the date hereof required for the ownership, maintenance, occupancy, management and operation of each Project and the generation and sale of electric power therefrom in the same manner as owned, maintained, occupied, managed and operated as of the date hereof (collectively, with respect to each Project, the “Material Permits”). True and complete copies of all Material Permits have been made available to Purchaser prior to the date hereof. Except as set forth in Section 4.19 of the Seller Disclosure Schedule or where the failure of the applicable Acquired Company would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) the Material Permits held by each Acquired Company constitute all of the Permits that are material to the ownership, maintenance, occupancy, management and operation of such Acquired Company’s business;

(ii) each Material Permit is in full force and effect;

(iii) each Acquired Company is, and since January 1, 2012, has been in compliance with all Material Permits held by it;

(iv) no Acquired Company has received any written notification from any Governmental or Regulatory Authority alleging that it or any of its Affiliates is in material violation of any Material Permit; and

(v) to the Knowledge of Sellers, there is not any fact or circumstance that would be reasonably expected to result in early any termination, revocation or suspension of any Material Permit.

(b) Each of NHGC, MPP and New Athens has MBR Authority and has complied in all material respects with all applicable FERC rules and reporting obligations.

(c) Each of NHGC, MPP and New Athens is an Exempt Wholesale Generator.

4.20 Affiliate Transactions. Except as set forth in Section 4.20 of the Seller Disclosure Schedule, (i) there are no Contracts or other arrangements between any Acquired Company, on the one hand, and any Seller or any officer, director or Affiliate (other than any Acquired Company) of any Seller, on the other hand, other than usual compensation to officer, directors and employees paid in the ordinary course of business, consistent with past practice or Contracts entered into on arms-length terms, (ii) none of Sellers or any officer, director or Affiliate (other than any Acquired Company) of Sellers provides, or causes to be provided, any assets, services or facilities to any Acquired Company which are necessary to conduct its business as currently conducted and (iii) no Acquired Company provides or causes to be provided any Assets, services or facilities to any Seller or any officer, director or Affiliate (other than any Acquired Company) of any Seller which are necessary to conduct its business as currently conducted in all material respects.

4.21 Condition and Sufficiency of Assets. Subject to planned or unplanned outages or disclosed legal or regulatory restrictions on any such Projects in existence as of the date of this Agreement or on the Closing Date and except as set forth in Section 4.21 of the Seller Disclosure Schedule or as expressly set forth in the Engineering Report or as would not be reasonably expected to result in a Company Material Adverse Effect, the Assets owned, leased, licensed or contracted by each Acquired Company (i) are in good working order and condition, ordinary wear and tear excepted, (ii) have been maintained in accordance with Good Industry Practice and (iii) constitute all of the material Assets that are required to operate the respective businesses of the Acquired Companies as currently operated. Except as would not reasonably be expected to result in a Company Material Adverse Effect, each Project is operational, consistent with Good Industry Practice, subject to planned or unplanned outages or disclosed legal or regulatory restrictions on any such Projects in existence as of the date of this Agreement or on the Closing Date.

4.22 Hedging Arrangements; Risk Policies.

(a) Section 4.22(a) of the Seller Disclosure Schedule sets forth a true and complete list of all material outstanding Hedging Arrangements, including a schedule of all outstanding transactions thereunder and material transaction terms thereof.

(b) Section 4.22(b) of the Seller Disclosure Schedule sets forth a true and complete list of all policies, manuals and other documents or materials that contain any risk limits or similar restrictions applicable to any Hedging Arrangement or Acquired Company (collectively, the “Risk Policies”). Prior to the date hereof, true and complete copies of all Risk Policies have been made available to Purchaser.

(c) Except as set forth on Section 4.22(c) of the Seller Disclosure Schedule, each of the Hedging Arrangements and the Acquired Companies, as applicable, are in compliance, and since December 31, 2014, have been in compliance, with all applicable Risk Policies in all material respects except for the waivers or exceptions granted by the Board or utilized in accordance with the Risk Policies and set forth on Section 4.22(c) of the Seller Disclosure Schedule.

4.23 Brokers. Except as may be reflected in the Closing Date Transaction Fees and Expenses, no broker, finder or agent acting on behalf of any Acquired Company is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Purchaser or its Affiliates (including, after the Closing, the Acquired Companies). Except as may be reflected in the Closing Date Transaction Fees and Expenses, no Acquired Company will have Liabilities of any kind under the Asset Management Agreements or the Prior AMA on or after the Closing.

4.24 Acquired Company Support Obligations. Section 4.24 of the Seller Disclosure Schedule sets forth a true and complete list of all Support Obligations entered into or maintained by or on behalf of any Acquired Company. True and complete copies of each document set forth on Section 4.24 of the Seller Disclosure Schedule, in each case as amended and in effect as of the date hereof, have been made available to Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Sellers concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Sellers as follows:

5.01 Legal Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to Purchaser’s ability to perform its obligations hereunder or under other agreements and instruments to be executed and delivered by Purchaser in connection with this Agreement (the “Purchaser Transaction Documents”). Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Purchaser Transaction Documents, including to purchase the Interests pursuant hereto.

5.02 Authority. The execution and delivery by Purchaser of, and the performance by Purchaser of its obligations under, this Agreement and the Purchaser Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all required action on the part of Purchaser. This Agreement and each of the Purchaser Transaction Documents has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by the Enforceability Limitations.

5.03 No Conflicts. Except as described on Section 5.03 of the Purchaser Disclosure Schedule, and assuming all filings, notices, consents, approvals, authorizations, and other actions described in Section 5.04 of the Purchaser Disclosure Schedule have been obtained, the execution and delivery by Purchaser of, and the performance of its obligations under, this Agreement, the Purchaser Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Purchaser;

(b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets and properties; or

(c) (i) conflict with or result in a material violation or material breach of, (ii) constitute (with or without notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, or (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any material Contract, Permit or Governmental or Regulatory Approval to which Purchaser is a party or by which any of its assets and properties is bound.

5.04 Governmental or Regulatory Approvals. Except as set forth in Section 5.04 of the Purchaser Disclosure Schedule, no Governmental or Regulatory Approval on the part of Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement, the Purchaser Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

5.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened in writing or, to the Knowledge of Purchaser, orally against Purchaser or any of its assets or properties that would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the purchase by Purchaser of the Interests under this Agreement or the performance by Purchaser of its obligations under this Agreement or the Purchaser Transaction Documents.

5.06 Investment Representations. Purchaser is a knowledgeable and sophisticated investor experienced (or owned or managed by Persons experienced) in evaluating investments and, in particular (either on its own or with advisors), power generation facilities and has the knowledge, experience and resources to enable it to evaluate and to bear the risks of the investment contemplated hereunder. Purchaser understands that (i) the purchase and sale of the Interests under this Agreement will not be registered or qualified under the Securities Act of 1933, as amended, or any state securities or blue sky Laws, (ii) there is no public market for the Interests and it is not anticipated that there shall be and (iii) the Interests must be held, and Purchaser must continue to bear the economic risk of the investment in the Interests, until the Interests or the sale thereof, as applicable, are subsequently registered under the Securities Act and any applicable state or non-U.S. securities Laws or an exemption from registration is available. The Interests are being acquired by Purchaser for its own account for the purpose of investment and not with a view to distribution in violation of the Securities Act, as amended, or any applicable state securities or blue sky Laws.

5.07 Brokers. No broker, finder or agent acting on behalf of Purchaser or its Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by Sellers or their Affiliates.

5.08 Financing. Purchaser has received and accepted an executed commitment letter dated as of the date hereof (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 7.07, the “Debt Commitment Letter”) from the lenders party thereto (including any lenders who become party thereto by joinder in accordance with the terms thereof) (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein, which is the full amount of the debt financing required to consummate the transactions contemplated by this Agreement (such debt financing and any permitted Alternative Debt Financing, the “Debt Financing”). Purchaser has delivered to Seller Representative true, complete and correct copies of the executed Debt Commitment Letter and a customary redacted version of the fee letter referred to in the Debt Commitment Letter (none of such redacted portions would adversely affect the amount, conditionality or availability of the Debt Financing) (each as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 7.07, the “Fee Letter”). The Debt Commitment Letter has not been amended or modified prior to the date of this Agreement and no such amendment or modification that could reasonably be expected to impact the conditionality or aggregate amount of the Debt Financing is contemplated. As of the date of this Agreement, (a) the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified, amended, terminated or rescinded in any respect and (b) no such withdrawal, termination, rescission, amendment or modification is contemplated (other than amendments and modifications permitted under Section 7.07). Except as set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing. There are no agreements, side letters or other arrangements relating to the Debt Financing to which Purchaser or any of its Affiliates is a party that could impose conditions to the funding of the Debt Financing, other than those set forth in the Debt Commitment Letter (or in the unredacted portions of the Fee Letter) or the Existing Credit Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Purchaser and, to the Knowledge of Purchaser, the other parties thereto. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter and the accuracy of the representations and warranties of Sellers and the Company set forth in this Agreement and performance by each of them of their respective obligations hereunder, as of the date of this Agreement, Purchaser is able to, and does not have any reason to believe that it will be unable to, satisfy on a timely basis any term or condition to the initial funding of the Debt Financing on the Closing Date contained in the Debt Commitment Letter required to be satisfied by it. Subject to its terms and conditions, the Debt Financing, when funded in accordance with the Debt Commitment Letter, will provide Purchaser with cash on the Closing Date, together with available cash, sufficient to consummate the transactions contemplated by this Agreement (including making all necessary payments of fees and expenses in connection with the transactions contemplated hereby). As of the date of this Agreement, Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters or Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date when such amounts are due.

5.09 Exon-Florio. Purchaser is not deemed a “foreign person” for purposes of Section 721 of the Defense Production Act of 1950, as amended, or any executive orders, rules or regulations relating thereto.

ARTICLE VI

COVENANTS RELATING TO SELLERS AND THE COMPANY

The Parties agree for the benefit of Purchaser, except to the extent Purchaser may otherwise consent in writing (other than with respect to obligations of Purchaser), as follows:

6.01 Investigation by Purchaser. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Sellers and the Company shall, and shall cause the Acquired Companies to, provide Purchaser and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, consultants, contractors, agents and accountants of the Acquired Companies and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of any Acquired Company. Purchaser shall indemnify and hold harmless Sellers, their Affiliates and their respective Representatives for any and all liabilities and Losses incurred by Sellers, the Company, their Affiliates or their respective Representatives caused by Purchaser as a result of providing such access. Notwithstanding the foregoing, Sellers and the Company shall not be required to, and shall not be required to cause any Acquired Company to, furnish any such information where the furnishing of such information would (w) violate any Law, Order, Permit or Governmental or Regulatory Approval applicable to Sellers or any Acquired Company or any of their Affiliates, assets and properties, including the Projects, (x) result in the loss of attorney-client privilege with respect to such information, (y) result in a breach of a Contract to which Sellers, any Acquired Company or any of their respective Affiliates are a party or (z) result in the disclosure of any trade secret, proprietary or confidential information of third parties (including any bids received from others in connection with the transactions contemplated by this Agreement and the information and analysis (including financial analysis) relating to such bids); provided that, Sellers and the Company shall, at the request of Purchaser, use their commercially reasonable efforts to obtain consent of the counterparty to any such confidentiality obligation to disclosure of such confidential information. Sellers shall have the right to have a representative present at all times during any such inspection, interview or examination by Purchaser and/or its Representatives conducted at or on the offices or other facilities or properties of the Acquired Companies and to impose reasonable restrictions and requirements for liability and safety purposes. Nothing in this Section 6.01 shall entitle Purchaser to collect any air, soil, surface water or ground water samples or perform any invasive or destructive sampling on any Real Property owned or leased by any Acquired Company without Seller Representative’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

6.02 Conduct of Business. From the date hereof until the Closing, Sellers shall cause each Acquired Company to, and the Company shall, conduct its business in accordance with Good Industry Practice and in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Sellers will cause each Acquired Company to, and the Company shall, use commercially reasonable efforts to (a) maintain such Acquired Company’s assets and properties in good working order and condition, ordinary wear and tear excepted, and (b) maintain the goodwill of key Persons with whom such Acquired Company otherwise has significant business relationships; provided, however, no Acquired Company shall be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation other than in the ordinary course of business consistent with past practice or as required by Good Industry Practice.

6.03 Seller Representative.

(a) Silver Oak Capital, LLC is hereby constituted and appointed as Seller Representative by each Seller, and Seller Representative hereby accepts such appointment. Each Seller agrees, by virtue of its adoption of this Agreement and pursuant to the Company LLC Agreement, that Seller Representative is hereby appointed as his, her or its representative, agent and attorney-in-fact with full power of substitution to act and to do any and all things and execute any and all documents on behalf of such Seller that may be necessary, convenient or appropriate to facilitate the consummation of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including giving or agreeing to, on behalf of all or any of Sellers, any and all consents, waivers, amendments or modifications deemed by Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under the terms of this Agreement and the Transaction Documents), the administration of and carrying out of the terms of this Agreement and the Transaction Documents and to act on his, her or its behalf for the specific purposes set forth in this Section 6.03. Seller Representative shall on behalf of Sellers (1) give and receive notices and communications to or from

Purchaser (on behalf of itself or any other Seller) with copies to each Seller’s and/or Purchaser’s Representatives relating to this Agreement or any other agreement, instrument or document contemplated hereby or executed in connection herewith; (2) negotiate and compromise claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, any adjustment to the Purchase Price); (3) execute and deliver any amendment or waiver to this Agreement and the Transaction Documents and the other agreements, instruments, and documents, including all instruments to assign and transfer the Interests to Purchaser, contemplated hereby or executed in connection herewith; provided, that the execution of any amendment to this Agreement by Seller Representative must be approved by a majority in interest of the Sellers; (4) exercise or refrain from exercising any remedies available to Sellers under the Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (5) sign any releases or other documents with respect to any such dispute or remedy; (6) waive any condition contained in this Agreement or other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (7) retain such counsel, accountants and other professional advisors as Seller Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay fees, costs and expenses thereof; and (8) take all actions necessary or appropriate in the sole discretion of Seller Representative for the accomplishment of the foregoing or that Sellers could take if present and acting unanimously, in each case without having to seek or obtain the consent of any Person under any circumstance; provided that Seller Representative shall have no obligation to act on behalf of Sellers except as provided in this Agreement. This appointment of Seller Representative is coupled with an interest and shall not be revocable by any Seller in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law. Seller Representative shall be the sole and exclusive means of asserting or addressing any of the above, and no Seller shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against Seller Representative.

(b) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Seller Representative that is within the scope of Seller Representative’s authority under Section 6.03(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Sellers and shall be final, binding and conclusive upon each of them. Purchaser shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller. Purchaser is unconditionally and irrevocably relieved from any liability to any person for any acts done by it in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Seller Representative.

(c) The agency of Seller Representative may not be changed, and the Person serving as Seller Representative may not be replaced without (i) the prior written consent of each Seller and (ii) at least ten (10) days’ prior written notice to Purchaser.

(d) Neither Seller Representative or any of its Affiliates nor its or their respective direct or indirect officers, directors, partners, managers, employees, agents or representatives (the “Representative Parties”) shall be liable to any Seller in its capacity as Seller Representative for any liability of a Seller or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement and the Transaction Documents. Sellers shall severally, but not jointly, pro rata in accordance with their respective proceeds from the sale of the Interests, indemnify and hold harmless, Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or related to Seller Representative’s service as Seller Representative.

(e) Each Seller shall bear its share of the costs incurred in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transaction contemplated hereby and thereby to the extent such costs are incurred for the benefit of all Sellers and are not otherwise required to be paid by the Company or the Purchaser.

6.04 Certain Restrictions. From the date hereof until the Closing, Sellers shall cause each Acquired Company (including by directing any of the Asset Managers acting on behalf of each Acquired Company) to, and the Company shall, refrain from taking any of the following actions, except (a) with respect to those matters set forth in Section 6.04 of the Seller Disclosure Schedule, (b) as expressly permitted or required by this Agreement, (c) with Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), (d) as required by Law or the terms of any Permit or (e) as expressly contemplated by or required to be taken under any Company Contract:

(a) amending the Company’s certificate of formation or the Company Organizational Documents or taking any action with respect to any recapitalization, reorganization, liquidation, dissolution or winding up of any Acquired Company;

(b) authorizing, issuing, selling or otherwise disposing of any membership or partnership interests of, or any Option with respect to, any Acquired Company, or modifying or amending any right of any holder of outstanding membership or partnership interests of, or Option with respect to, any Acquired Company;

(c) acquiring any assets or properties or disposing of any assets or properties of any Acquired Company, except for (i) acquisitions of spare parts, assets or properties valued at less than $1,000,000 individually or $3,000,000 in the aggregate and (ii) (x) the purchase or sale of natural gas, power, transmission or ancillary services or (y) chemicals and other supplies relating to the operation and maintenance of the Projects, in the case of each of clauses (x) and (y) in the ordinary course of business;

(d) incurring any material Liens or permitting any material Liens to be imposed on any assets and properties of any Acquired Company (other than Permitted Liens, and in the case of the Interests, only (w) Liens imposed under the Company Organizational Documents, (x) restrictions on transfer that may be imposed by applicable federal or state securities Laws, (y) encumbrances that arise out of any actions taken by Purchaser or its Affiliates, or taken on Purchaser’s behalf by Purchaser’s Representatives or Lenders or by any other Person at the request of Purchaser or its Affiliates, and (z) such other Liens as will be discharged in full by Sellers prior to or at the Closing);

(e) (i) entering into, amending, modifying or terminating (partially or completely and other than pursuant to the expiration of the term thereof) in any material respect any Company Contract (or any Contract that, if in existence on the date hereof would have been required to be disclosed on Section 4.14(a) of the Seller Disclosure Schedule), other than, in each case, (A) the entering into, amendment, modification or termination (whether partial or complete) of any Hedging Arrangements in the ordinary course of business of any Acquired Company and in compliance with the Risk Policies, subject to the limitations set forth in Section 6.04(r) or (B) the Credit Agreement Amendments; or (ii) failing to renew the Asset Management Agreements or the Contracts set forth on Section 6.13 of the Seller Disclosure Schedule, other than in accordance with Section 6.13;

(f) except (i) as may be required under Company Contracts, (ii) for Indebtedness incurred under the Credit Agreement (including for the avoidance of doubt, additional draws under the revolver), or (iii) intercompany debt or pursuant to advances made by Sellers or their Affiliates to any Acquired Company that will be repaid at or prior to Closing, voluntarily incurring Indebtedness in an aggregate principal amount exceeding $2,000,000 (net of any amounts of any Indebtedness discharged during such period);

(g) failing to maintain any Acquired Company’s limited liability company or limited partnership existence or consolidating or merging with any other Person;

(h) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $1,000,000, excluding (i) any major maintenance costs that are capitalized under any Acquired Company’s accounting policy consistent with past practices and (ii) expenditures under the LTPAs;

(i) canceling, compromising, settling, assigning or transferring any dispute or claim that would reasonably be expected to result in a non-current liability exceeding $250,000 becoming due from any Acquired Company after the Closing or restrictions or limitations that materially and adversely affect any Acquired Company’s ability to conduct business after the Closing;

(j) failing to discharge any material Liability or make any material payment as it comes due except in connection with a good faith dispute;

(k) accelerating or decelerating the making of any payment or the receipt of any accounts receivable, Indebtedness or Liability with respect to any Company Contract;

(l) except as may be required to meet the requirements of applicable Law or GAAP, changing any accounting method or practice in a manner that is inconsistent with past practices in a way that would materially and adversely affect the business of any Acquired Company;

(m) making any new, or changing any existing, material election with respect to Taxes, changing a Tax accounting period, filing any amended Tax Return, entering into any closing agreement with respect to Taxes, settling any Tax claim or assessment, surrendering any right to claim a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or failing to pay any material Taxes as such Taxes become due and payable (unless such amounts are being contested in good faith);

(n) failing to maintain insurance coverage substantially equivalent to the insurance coverage currently maintained with respect to any Acquired Company and its assets and properties;

(o) amending any Material Permit, or agreeing to a stipulation or settlement with a Governmental or Regulatory Authority relating to any Material Permit, other than routine renewals that do not impose additional material limitations on the business or operations of any Acquired Company;

(p) participating in any ISO New England or New York ISO capacity auction except in the ordinary course of business consistent with past practice (including compliance with the Risk Policies);

(q) amending or failing to comply with any Risk Policy in any material respect;

(r) entering into any Hedging Arrangement or any power or gas transaction, or any financial transaction that is (i) not in compliance with any Risk Policy made available to Purchaser prior to the date hereof or that requires the approval of, or consent by the Board or (ii) not in compliance with the derivatives plan set forth on Section 6.04(r)of the Seller Disclosure Schedule;

(s) entering into, amending or modifying any Support Obligation in a manner that would result in the aggregate outstanding amount of Support Obligations maintained by or on behalf of the Acquired Companies as of the Closing being increased by more than $5,000,000 as compared to the aggregate outstanding amount of Support Obligations maintained by or on behalf of the Acquired Companies as of the date of this Agreement reflected on Section 4.24 of the Seller Disclosure Schedule; or

(t) agreeing or committing to do or engage in any of the foregoing.

Notwithstanding anything else contained in this Section 6.04, (A) Sellers and any Acquired Company may take any actions consistent with Good Industry Practice with respect to emergency situations or to comply with the terms of any Company Contract so long as Seller Representative shall, upon receipt of notice of any such actions, promptly inform Purchaser of any such actions taken outside the ordinary course of business consistent with past practices and (B) Sellers and the Company shall have no obligation to, or to cause any Acquired Company to, enter into any Contract, including any Hedging Arrangements.

6.05 Governmental Approvals; Third Party Consents.

(a) From the date hereof until the Closing, Sellers and the Company shall use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities and any other Person necessary to permit Sellers to perform their obligations under this Agreement (including those set forth in Sections 4.03 and 4.04 of the Seller Disclosure Schedule) and to consummate the transactions contemplated hereby.

(b) Sellers and the Company shall promptly notify Purchaser of any oral or written communication they or any Acquired Company receive from any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement, permit Purchaser to review in advance any communication proposed to be made by Sellers or any Acquired Company to any Governmental or Regulatory Authority and provide Purchaser with copies of all material correspondence, filings or other communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental or Regulatory Authority or members of their staff, on the other hand. Sellers and the Company shall not agree to participate in any meeting or discussion with any Governmental or Regulatory Authority in respect of any such filings, investigation or other inquiry unless they consult with Purchaser in advance and, to the extent permitted by such Governmental or Regulatory Authority, gives Purchaser the opportunity to attend and participate at such meeting. Sellers and the Company will coordinate and cooperate fully with Purchaser in exchanging such information and providing such assistance as Purchaser may reasonably request in connection with the foregoing

6.06 Governmental Filings.

(a) FPA. Sellers shall, and shall cause each Acquired Company to, and the Company shall, consult and cooperate with Purchaser in the timely preparation and joint filing of the FERC application for approval of the transactions contemplated herein under Section 203(a) of the FPA, such cooperation to include providing Purchaser any information reasonably requested by Purchaser to comply with FERC’s regulations at 18 C.F.R. Part 33. Sellers shall, and shall cause each Acquired Company to, and the Company shall, promptly comply with, or cause to be complied with, any requests by FERC for additional information concerning such application.

(b) HSR. Within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Sellers and the Company shall take all actions reasonably necessary to make the filings required of Sellers under the HSR Act and thereafter shall use commercially reasonable efforts to promptly comply with, or cause to be complied with, any request for additional information received by Sellers, any Acquired Company or their Affiliates or Representatives from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act. Sellers and the Company shall reasonably cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act. Sellers shall request, and shall cooperate with Purchaser in requesting, early termination of any applicable waiting period under the HSR Act.

(c) NYPSC. Sellers and the Company shall, and shall cause New Athens to, consult and cooperate with Purchaser in the timely preparation and joint filing of an application with the New York State Public Service Commission (“NYPSC”) for a declaratory ruling from the NYPSC declining to review further the upstream transfer of ownership interests in New Athens, or in the alternative, approving the Transaction and related financing pursuant to Section 70 and, if reasonably determined by Purchaser to be necessary, Section 69 of the Public Service Law. Sellers and the Company shall, and shall cause New Athens to, promptly comply with, or cause to be complied with, any requests by NYPSC for additional information concerning such application.

6.07 No Solicitations. From the date hereof until the earlier of (i) the Closing, and (ii) the termination of this Agreement pursuant to Section 12.01, subject to the duties imposed by applicable Law, (a) Sellers and the Company shall not take, nor shall they permit any Acquired Company to take, and shall use commercially reasonable efforts to cause their respective Affiliates and Representatives not to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Acquired Companies or permitting access to their respective assets, properties, books and records) any offer or inquiry from any Person (other than Purchaser or its designees) concerning any proposal for a merger or other business combination to which any Acquired Company is a party or the acquisition of all or a substantial portion of the equity interest in, or all or substantially all of the assets and properties of, any Acquired Company and (b) Sellers shall promptly communicate to Purchaser any unsolicited inquiries or proposals regarding the foregoing.

6.08 Risk Management Schedule. Sellers shall deliver to Purchaser, (a) no later than five (5) Business Days after each month-end prior to Closing with respect to such month-end dates that are at least sixty (60) days after the date hereof and (b) no later than five (5) Business Days (but no earlier than ten (10) Business Days) prior to the Closing Date, in each case, a schedule of all outstanding Hedging Arrangements, including a schedule of all outstanding transactions thereunder and material transaction terms thereof, and a schedule of all power, gas and financial transactions as of such date and material transaction terms thereof, excluding those transactions with operating commitments that extend no longer than day-ahead and occur in the ordinary course of business consistent with past practice, which delivery may extend up to five (5) Business Days to account for weekend and holiday commitments.

6.09 Dividends and Distributions. Notwithstanding anything herein to the contrary, Sellers and the Company shall be entitled to cause any Acquired Company to declare or pay a cash dividend or otherwise distribute any or all cash held by such Acquired Company to Sellers prior to the Closing.

6.10 Supplemental Disclosure; Notice of Changes.

(a) Seller Representative, by written notice to Purchaser, shall have the right from time to time prior to the Closing to supplement or amend the Seller Disclosure Schedule with respect to any matter first occurring or first existing after the date of this Agreement which (i) if existing at the date of this Agreement would have been required to be set forth or described in the Seller Disclosure Schedule and (ii) does not result from Sellers’ breach of, or Sellers’ or any Acquired Company’s failure to comply with, any covenant or agreement in this Agreement. Any such supplemental or amended disclosure shall be deemed to have cured any such inaccuracy of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Section 9.01 have been satisfied; provided, however, that no such supplemental or amended disclosure shall affect any of Purchaser’s rights under Article XI of this Agreement.

(b) From and after the date of this Agreement until the Closing Date, each Party shall notify the other Parties in writing as promptly as commercially practicable, but within five (5) Business Days, if such Party becomes aware of (i) any circumstance, fact, development, change, event, effect or occurrence that has resulted in, or would reasonably be expected to result in, any failure to achieve the conditions set forth in Article IX or Article X prior to the Termination Date; (ii) in the case of notifications by Sellers to Purchaser, any circumstance, fact, development, change, event, effect or occurrence that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (iii) in the case of notifications by Sellers to Purchaser, any Casualty Loss or Condemnation, (iv) any written notice from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement and (v) any written notice from any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. Subject to Section 6.10(a), the receipt of information pursuant to this Section 6.10(b) shall not operate as a waiver of any conditions set forth in Article IX or Article X or affect any Party’s rights under Article XI of this Agreement.

6.11 Credit Agreement.

(a) Prior to the Closing, Sellers, the Company and Purchaser shall use their respective reasonable best efforts to cause New MACH Gen to obtain, within sixty (60) days of the date hereof if practicable, the consent of a majority of the lenders holding commitments and loans under the Credit Agreement to amend certain provisions thereunder as required to prevent any default or event of default under the Credit Agreement from occurring as a result of the consummation of the transactions described herein and which shall include the matters set forth on Section 6.11(a) of the Purchaser Disclosure Schedule (the “Credit Agreement Amendments”), which Credit Agreement Amendments shall be on terms and conditions reasonably satisfactory to Sellers and Purchaser; provided that the effectiveness of the Credit Agreement Amendments shall be subject to, among other conditions, the occurrence of the Closing. Subject to satisfaction of the conditions set forth in Section 9.07(b), Purchaser, the Company and each Seller acknowledges and agrees that neither the solicitation of consents in respect of the Credit Agreement Amendments nor the effectiveness thereof is a condition to any Party’s obligations to consummate the transactions under this Agreement. Notwithstanding anything to the contrary provided herein, Sellers shall be solely responsible for all costs and expenses related to obtaining the consents in respect of the Credit Agreement Amendments, including the payment of any consent or similar fees in connection therewith; provided that Sellers shall not be required to incur any such costs and expenses, the amount (if any) and terms of which being at the sole discretion of Sellers.

(b) Solely in the event that the Credit Agreement Amendments are not delivered at Closing as set forth in Section 6.11(a), Sellers shall, at or prior to the Closing, (i) cause to be paid all Credit Agreement Indebtedness and terminate all commitments under the Credit Agreement and (ii) cause the release of all Liens on the Assets of the Acquired Companies suffered to exist in connection with the Credit Agreement and any Hedging Arrangements, including customary pay-off and release documentation, in each case, subject to Purchaser’s payment of the Closing Purchase Price at the Closing.

6.12 Transition Services; Transition Planning.

(a) If requested by Purchaser, Sellers and the Company shall use commercially reasonable efforts to facilitate negotiations between Purchaser and the Asset Managers to execute an agreement at Closing pursuant to which the Asset Managers will continue to provide to or on behalf of Purchaser, on terms to be mutually agreed upon, certain services then being provided with respect to the Acquired Companies or any of the Projects.

(b) From and after the date of this Agreement until the Closing Date, Sellers shall cause the Acquired Companies, the Asset Managers and the operators of the Projects to, and the Company shall, cooperate with Purchaser and use commercially reasonable efforts to assist in the transition and migration of the Acquired Companies into the business of the Purchaser, subject to compliance with applicable Laws.

6.13 Termination of Agreements. On or substantially contemporaneously with the Closing, Sellers and the Company shall cause the Asset Management Agreements to be terminated and shall cause the Asset Managers to waive any rights to receive bonuses or other payments (which for the avoidance of doubt shall not include any waiver of indemnification rights under the Asset Management Agreements which survive termination thereof) under the Asset Management Agreements in connection with any post-Closing dispositions of, or financings related to, the Acquired Companies or the Assets of the Acquired Companies. If requested by Purchaser, Sellers and the Company shall terminate, and cause the Acquired Companies to terminate, (i) the Intercompany Notes at or prior to the Closing and (ii) those agreements set forth on Section 6.13 of the Seller Disclosure Schedule, in each case, at or prior to the Closing. Notwithstanding the notice period set forth in Section 6.13 of the Seller Disclosure Schedule, Sellers and the Company shall, and shall cause the Acquired Companies to, provide termination notice to the counterparties of those agreements set forth in Section 6.13 of the Seller Disclosure Schedule within five (5) days of receipt of Purchaser’s request.

6.14 Title Commitments and Updated Survey. Sellers and the Company shall, and shall cause the Acquired Companies to, provide Purchaser, Purchaser’s title company, the surveyor and their respective Representatives with reasonable access to each parcel of Real Property to allow Purchaser to undertake such title and survey examination diligence as Purchaser reasonably determines necessary. Without limiting the foregoing, Sellers and the Company acknowledge that Purchaser currently intends to obtain the Title Commitments and Updated Surveys. Purchaser shall be responsible for all costs associated with the obtaining Title Commitments, including any search costs or fees required by Purchaser’s title company or any premiums to the extent Purchaser obtains any policies of title insurance. Sellers, on the one hand, and Purchaser, on the other, shall share equally the cost associated with producing the Updated Surveys. Sellers shall cause the Acquired Companies to, and the Company shall, execute such affidavits of no survey change and of ownership or leasehold interest, as applicable, and such other agreements as are reasonably requested by Purchaser’s title company in order to satisfy any requirements to the issuance of a title policy pursuant to the Title Commitments, such as an owner’s (including leasehold) affidavit, survey affidavit or gap indemnity.

6.15 Financing Cooperation.

(a) Sellers and the Company shall, and shall cause each Acquired Company to, use their commercially reasonable efforts to provide, and shall, and shall cause each Acquired Company to, use its commercially reasonable efforts to cause their respective Representatives to, provide to Purchaser and its Affiliates all cooperation reasonably requested by Purchaser in connection with the Debt Financing (for purposes of this Section 6.15, such term shall be deemed to include any Alternative Debt Financing), including the following cooperation: (i) cooperating with the marketing efforts of Purchaser and the Financing Sources, including participating in a reasonable number of meetings, teleconferences, presentations, road shows, due diligence sessions, drafting sessions, sessions with Financing Sources and sessions with rating agencies, in each case upon reasonable notice, (ii) assisting with the preparation of, and providing information for inclusion into, customary offering and syndication documents and materials, including rating agency presentations, bank information memoranda, lender presentations and similar documents required in connection with the Debt Financing (including providing customary authorization letters), (iii) furnishing Purchaser and its Financing Sources with customary financial information and disclosure relating to the Acquired Companies, including the Required Financial Information, and such other information regarding the Acquired Companies as may be reasonably requested by Purchaser, as well as providing reasonable assistance in the preparation, facilitation and obtaining of the foregoing, (iv) assisting in obtaining or providing certificates, appraisals, surveys, title insurance and other items relating to the Debt Financing as reasonably requested by Purchaser, (v) cooperating in satisfying the conditions precedent set forth in any definitive documentation relating to the Debt Financing or any Alternative Debt Financing to the extent the satisfaction of such condition reasonably requires the cooperation of, or is within the control of, the Acquired Companies; (vi) furnishing all documentation and other information required by a Governmental or Regulatory

Authority or any Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001) to the extent required, and in accordance with, the Debt Commitment Letter), (vii) facilitating the granting of a security interest (and perfection thereof) in collateral and executing and delivering any pledge and security documents, guarantees, mortgages and other definitive financing documents, or other certificates or documents as may be requested by Purchaser, or otherwise reasonably facilitating the pledging of collateral and any releases or discharges of any liens, mortgages or security interests of any existing secured parties in connection therewith, provided that such documents may not take effect until, or will take place substantially concurrently with, the Closing, (viii) providing and delivering customary management representation letters and legal representation letters to the independent auditors of Purchaser or its Affiliates, (ix) at each Acquired Company’s option, taking or appointing a representative of Purchaser to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, by, or the provision of any guarantees of, the granting of any liens by or the provision of any other applicable credit support by, any Acquired Company in connection with or occurring substantially concurrently with, the Closing (it being understood that none of the foregoing shall be effective prior to the Closing), (x) using reasonable best efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be requested by Purchaser in connection with the Debt Financing and collateral arrangements, including lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements and (xi) cooperating, and causing members of senior management with appropriate seniority and expertise of the Acquired Companies to cooperate with the Financing Sources’ due diligence investigation, to the extent customary and reasonable, and using commercially reasonable efforts to direct the participation of its accountants in a reasonable number of accounting due diligence sessions, and to participate in a reasonable number of presentations and customary meetings in connection with the Debt Financing, in each case including direct contact between such senior management of the Acquired Companies and Financing Sources at reasonable times and upon advance notice. Notwithstanding the foregoing, such requested cooperation shall not unreasonably interfere with the ongoing operations of any Acquired Company, no Acquired Company shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or obligation in connection with the Debt Financing prior to the Closing. None of the Acquired Companies shall be required to issue any offering information document. The Acquired Companies hereby consent to the use of the Acquired Companies’ logos in connection with the Debt Financing in a form and manner mutually agreed with the Acquired Companies; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Acquired Companies or any of their respective subsidiaries or the reputation or goodwill of the Acquired Companies.

(b)

(i) Sellers and the Company shall, and shall cause the Acquired Companies, during the period prior to the Closing, to use commercially reasonable efforts to assist Purchaser in any capital markets debt financing undertaken in replacement of all or any portion of the Debt Financing (the “Bond Financing”) that Purchaser proposes for the financing of the transactions contemplated hereby by using commercially reasonable efforts to (A) furnish to Purchaser the Bond Marketing Information as soon as commercially practicable following written request therefor and providing reasonable assistance in the preparation of the foregoing, (B) assist with the preparation of, and providing information for inclusion into, customary offering documents and materials, including rating agency presentations, offering documents, private placement memoranda, prospectuses, registration statements, investor presentations and similar documents required in connection with the Securities Requirements (including requesting customary authorization letters), (C) direct the independent accountants of the Acquired Companies to provide assistance and cooperation in connection with the Bond Financing and the Securities Requirements, including providing any consents and comfort letters customary for registered offerings of debt securities, private placements under Rule 144A under the Securities Act, or the use of financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC.

(ii) Notwithstanding anything to the contrary contained herein, in no event shall Sellers’ or the Company’s compliance with Section 6.15(b)(i) or their cooperation with any Bond Financing constitute a condition precedent to the obligations of Purchaser to consummate the transactions contemplated by this Agreement; provided, that nothing in this Section 6.15(b)(ii) shall affect in any way any obligation hereunder to deliver the Required Financial Information.

(c) Sellers and the Company, shall, and shall cause the Acquired Companies, to use commercially reasonable efforts to:

(i) provide, within sixty (60) days of the date of this Agreement, audited consolidated financial statements of the Company for the year ended December 31, 2014, prepared in accordance with GAAP and Regulation S-X (including footnotes and gross deferred tax balances); provided, that in the event the foregoing information cannot be reasonably provided within sixty (60) days, Sellers and the Company shall notify Purchaser and shall have an additional thirty (30) days to so provide;

(ii) provide, within sixty (60) days of the date of this Agreement, unaudited quarterly consolidated financial statements of the Company for (x) each fiscal quarter in 2014 (other than the last quarter of 2014), and (y) the first fiscal quarter in 2015, in each case, prepared in accordance with GAAP and Regulation S-X (including footnotes and gross deferred tax balances) and reviewed by the Company’s independent auditors (SAS 100 level review or equivalent); provided, that in the event the foregoing information cannot be reasonably provided within sixty (60) days, Sellers and the Company shall notify Purchaser and shall have an additional thirty (30) days to so provide;

(iii) provide, within forty-five (45) days of the applicable quarter end date, unaudited quarterly consolidated financial statements of the Company for each fiscal quarter of 2015, beginning with the second quarter of 2015 and ending with the last quarter ended more than 45 days prior to the Closing Date, in each case, prepared in accordance with GAAP and Regulation S-X (including footnotes and gross deferred tax balances) and reviewed by the Company’s independent auditors (SAS 100 level review or equivalent);

(iv) cause the independent accountants of the Company to provide assistance and cooperation in connection with the Bond Offering and the Securities Requirements, including causing the delivery of any consents and comfort letters (and drafts thereof) customary for registered offerings of securities or private placements under Rule 144A under the Securities Act (including customary negative assurances); and

(v) cause management of the Acquired Companies and the representatives of the Asset Managers to reasonably assist in the inclusion of the information referred to in the foregoing clauses (i)-(iii) in any offering memorandum, registration statement or other offering or syndication document of Purchaser or the Parent or the furnishing of any comfort letters or consents referred to the foregoing clause (iv), including causing such members of management to provide customary representation letters and legal representation letters such independent auditors.

(d) None of Sellers, the Acquired Companies (prior to the Closing), their Affiliates or any of their respective Representatives shall be required to take any action that would subject such Person to liability or to pay any commitment or other similar fee or make any other payment or incur any other liability in connection with the Debt Financing, the Bond Financing, the Bond Marketing Information, the Securities Requirements or their performance of their respective obligations under this Section 6.15 or any information utilized in connection therewith, in each case unless contingent upon or becoming effective substantially concurrently with the Closing. Purchaser shall indemnify and hold harmless the Acquired Companies (prior to the Closing) and the Seller Indemnified Parties from and against any and all Loss suffered or incurred by them in connection with the arrangement of the Debt Financing, including any Bond Financing, and the performance of their respective obligations under this Section 6.15 and any information (other than information furnished in writing by or on behalf of the Acquired Companies expressly for use in connection with offering documents or prospectuses for the Debt Financing, Bond Marketing Information or the Securities Requirements) utilized in connection therewith (other than to the extent such Loss arises from the bad faith, gross negligence or willful misconduct of the Acquired Companies, their Affiliates or any of their respective Representatives), and this indemnification shall survive termination of this Agreement and such Acquired Companies and Seller Indemnified Parties shall be third party beneficiaries of this sentence. Purchaser shall, promptly upon request of any Acquired Company, reimburse Sellers, the Acquired

Companies (prior to the Closing) or their Affiliates, as the case may be, for all out-of-pocket costs and expenses incurred by Sellers, the Acquired Companies (prior to the Closing) or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by this Section 6.15.

6.16 Books and Records. The Sellers shall cause the Acquired Companies to, and the Company shall, deliver to Purchaser at or prior to the Closing the books and records of the Acquired Companies (including those in the possession of the Asset Managers) to the extent not located at any of the Project sites.

6.17 No Trading; No Issuance of Unit Certificates. As of the date hereof and until the Closing Date, no Seller shall Transfer any of its Interests without the prior written consent of Purchaser and a concurrent assignment of such Seller’s rights and obligations under this Agreement in accordance with Section 13.11, including delivery to Purchaser of an executed assumption of this Agreement by the transferee of such Interests. Sellers shall cause the Company not to, and the Company shall not, issue any certificate representing any of the Interests.

ARTICLE VII

COVENANTS RELATING TO PURCHASER

The Parties agree for the benefit of Sellers and the Company, except to the extent Seller Representative may otherwise consent in writing (other than with respect to obligations of Sellers or the Company), as follows:

7.01 Governmental Approvals; Third Party Consents.

(a) From the date hereof until the Closing, Purchaser shall use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities and any other Person necessary to permit Purchaser to perform its obligations under this Agreement (including those set forth in Sections 5.03 and 5.04 of the Purchaser Disclosure Schedule) and to consummate the transactions contemplated hereby.

(b) Purchaser shall promptly notify Seller Representative of any oral or written communication it receives from any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement, permit Seller Representative to review in advance any communication proposed to be made by Purchaser to any Governmental or Regulatory Authority and provide Seller Representative with copies of all material correspondence, filings or other communications between its or any of its Affiliates or Representatives, on the one hand, and any Governmental or Regulatory Authority or members of its staff, on the other hand. Purchaser shall not agree to participate in any meeting or discussion with any Governmental or Regulatory Authority in respect of any such filings, investigation or other inquiry unless it consults with Seller Representative in advance and, to the extent permitted by such Governmental or

Regulatory Authority, gives Seller Representative the opportunity to attend and participate at such meeting. Purchaser will coordinate and cooperate fully with Seller Representative in exchanging such information and providing such assistance as Seller Representative may reasonably request in connection with the foregoing.

7.02 Governmental Filings.

(a) FPA. Within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Purchaser shall take all actions reasonably necessary to prepare, in consultation with Seller Representative, an application under Section 203(a) of the FPA for approval of the transactions contemplated herein, which shall be submitted to FERC jointly by Sellers and Purchaser. Purchaser shall reasonably cooperate with Seller Representative in connection with the preparation and filing of such application. Purchaser shall promptly comply with, or cause to be complied with, any requests by FERC for additional information concerning such application.

(b) HSR. Within fifteen (15) Business Days following the date hereof (subject to extension by mutual agreement), Purchaser shall take all actions reasonably necessary to make the filings required of Purchaser under the HSR Act and thereafter shall use reasonable best efforts to promptly comply with, or cause to be complied with, any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act. Purchaser shall reasonably cooperate with Seller Representative in connection with Sellers’ filing under the HSR Act. Purchaser shall request, and shall reasonably cooperate with Sellers in requesting, early termination of any applicable waiting period under the HSR Act.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be required to take (or cause its Affiliates to take) any steps to avoid or eliminate impediments under any antitrust, competition or trade regulation Law that may be asserted by any Governmental or Regulatory Authority or any other Person that would involve proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its Assets or the Assets to be acquired by it under this Agreement.

(d) NYPSC. Purchaser shall, and shall cause its Affiliates to, consult and cooperate with Seller Representative and New Athens in the timely preparation and joint filing of the NYPSC approval for a declaratory ruling from the NYPSC declining to review further the upstream transfer of ownership interests in New Athens, or in the alternative, approving the Transaction and related financing pursuant to Section 70 and, if reasonably determined by Purchaser to be necessary, Section 69 of the Public Service Law. Purchaser shall, and shall cause its Affiliates to, promptly comply with, or cause to be complied with, any requests by NYPSC for additional information concerning such application.

7.03 Insurance. Purchaser shall be solely responsible from and after the Closing for providing insurance to the Acquired Companies and the Projects for events or occurrences occurring after the Closing. Purchaser acknowledges that all insurance arrangements maintained by the Company and its Affiliates for the benefit of the Acquired Companies shall be terminated as of the Closing and no further business interruption, property or liability shall be covered under any such insurance arrangements.

7.04 Continuing Support Obligations.

(a) At or prior to the Closing, if the Credit Agreement Amendments will not be or are not delivered at Closing, Purchaser shall use reasonable best efforts to arrange for substitute Support Obligations to replace the Support Obligations (other than cash collateral that is reflected in the Closing Date Net Working Capital) set forth in Section 4.24 of the Seller Disclosure Schedule and any Support Obligations (other than cash collateral that is reflected in the Closing Date Net Working Capital) entered into by or on behalf of any Acquired Company in the ordinary course of business, subject to compliance with Section 6.04(s), during the period from the date of this Agreement through the Closing Date of which Purchaser is notified in writing at least ten (10) Business Days prior to the Closing Date (collectively, the “Continuing Support Obligations”).

(b) At or prior to the Closing, all cash collateral posted by any Acquired Company as credit support to contractual counterparties listed in Section 7.04(b) of the Seller Disclosure Schedule, or resulting from a draw on a Support Obligation maintained by or on behalf of an Acquired Company, shall be released and delivered to Sellers and replaced with cash collateral in equal amounts as those replaced, unless such cash collateral is reflected in the Closing Date Net Working Capital.

(c) The actions set forth in Section 7.04(a) and Section 7.04(b) shall be taken by Purchaser at no cost to Sellers and without reducing the Purchase Price, and Sellers will use reasonable best efforts to cooperate with Purchaser in respect of the foregoing. If Purchaser is not successful, following the use of reasonable best efforts, in providing substitute Support Obligations to replace the Continuing Support Obligations in accordance with Section 7.04(a), Purchaser shall continue to use commercially reasonable efforts to promptly substitute such Continuing Support Obligations after the Closing. Purchaser will indemnify Sellers from, against and in respect of any and all Losses incurred or suffered by any Seller Indemnified Party to the extent arising out of such Continuing Support Obligations after the Closing, including in respect of Purchaser’s failure to obtain substitute Support Obligations in replacement for such Continuing Support Obligations at the Closing.

7.05 Managers and Officers.

(a) Purchaser acknowledges that (i) each person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Acquired Company or who, at the request of any Acquired Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Company Organizational Documents or the Asset Management Agreements in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Acquired Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) At or prior to the Closing Date, each Acquired Company shall purchase or, alternatively, Purchaser shall cause to be purchased for the benefit of the Acquired Companies and maintain in effect for a period of six years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by, or for the benefit of, each Acquired Company, which tail policy shall be effective for a period from the Closing through and including the date six years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run off” coverage as provided by the fiduciary and employee benefit policies of, or applicable to, the Acquired Companies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the existing policies of, or applicable to, each Acquired Company (collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of the affected officer, director or Acquired Company, as applicable, to the extent permitted under the Tail Policy.

7.06 Investigation by Purchaser; No Other Representations; Non-Reliance of Purchaser. Purchaser has substantial familiarity with the business of the Acquired Companies and understands the risks inherent therewith. Furthermore, Purchaser (for itself and on behalf of the Purchaser Indemnified Parties and its Affiliates, Representatives and financing sources), has conducted an independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Acquired Companies and Purchaser, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of the Acquired Companies for such purpose. In entering into this Agreement, Purchaser acknowledges that, except for the specific representations and warranties expressly made by Sellers in Article III and the Company in Article IV (in each case, as modified by the Seller Disclosure Schedules), including as confirmed in any certificate delivered pursuant to this Agreement, Purchaser (for itself and on behalf of the Purchaser Indemnified Parties and its Affiliates, Representatives and financing sources): (a) none of any Acquired Company, Sellers or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Sellers or any Acquired Company or any Acquired Company’s businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the veracity, accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding any Acquired Company furnished to Purchaser or its Affiliates or their advisors or Representatives or made available to Purchaser, its Affiliates or their advisors or Representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby; (b) it is specifically disclaiming any such other representations or warranties that may have been made by any Person, and acknowledges that the Acquired Companies, Sellers and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; and (c) it is specifically disclaiming any obligation or duty by any Acquired Company, Sellers or any of their respective Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV, including as confirmed in any certificate delivered pursuant to this Agreement, except to the extent disclosure is required pursuant to this Agreement.

7.07 Debt Financing.

(a) Purchaser shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including all “market flex” provisions thereof), (ii) satisfy (or, if deemed advisable by Purchaser, obtain the waiver of) on a timely basis, taking into account the expected timing of the Marketing Period, all conditions in the Debt Commitment Letter, Fee Letter and such Definitive Agreements (including payment of all fees and expenses) and comply with its obligations thereunder, (iii) maintain in effect the Debt Commitment Letter and Fee Letter in accordance with their terms and (iv) enforce its rights under the Debt Commitment Letter, the Fee Letter and the Definitive Agreements, as applicable, in the event of any breach or purported breach thereof. Purchaser shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in the Debt Commitment Letter or in any Definitive Agreement related to the Debt Financing.

(b) Purchaser shall use, and shall cause its Affiliates to use, its reasonable best efforts to comply with its obligations, and enforce its rights, under the Debt Commitment Letter and any Definitive Agreements. Purchaser shall give Seller Representative prompt notice of any material breach (or alleged or purported material breach) by any party to the Debt Commitment Letter of which Purchaser has become aware or any termination (or alleged or purported termination) of the Debt Commitment Letter. Purchaser shall keep Seller Representative informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Debt Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such amendment, modification, waiver or remedy (x) would materially delay the occurrence of the Closing, taking into account the expected timing of the Marketing Period, (y) reduces the aggregate amount of the Debt Financing (except as contemplated by the Debt Commitment Letter) or (z) adds new conditions or amends the existing conditions to the drawdown of the Financing, unless Purchaser has available cash sufficient to consummate the Closing. Notwithstanding the foregoing, failure to obtain the Debt Financing and compliance by Purchaser with this

Section 7.07(b) shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Debt Financing is available.

(c) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex provisions”) contemplated in the Debt Commitment Letter and the Fee Letter, regardless of the reason therefor, Purchaser will (i) as promptly as practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative debt financing (the “Alternative Debt Financing”) (in an amount sufficient, when taken together with any then-available Debt Financing pursuant to any then-existing Debt Commitment Letter, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on terms not less favorable in the aggregate to Purchaser than those contained in the Debt Commitment Letter and the Fee Letter that the Alternative Debt Financing would replace (taking into account any flex provisions) from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Debt Financing that are more onerous to Purchaser, Sellers and the Acquired Companies (in each case, in the aggregate) than the conditions set forth in the Debt Commitment Letter in effect as of the date of this Agreement and (ii) as soon as commercially practicable notify Seller Representative of such unavailability and the reason therefor.

(d) For purposes of the foregoing Section 7.07(a) through Section 7.07(c), the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) and engagement letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance with this Section 7.07, and (iii) the term “Lenders” shall be deemed to include any lenders providing the Alternative Debt Financing arranged in compliance herewith. Purchaser shall keep Seller Representative reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing. Purchaser shall provide Seller Representative with reasonably prompt notice of (i) any breach, or default by any Financing Source party to any Debt Commitment Letters of which the Chief Financial Officer, Chief Executive Officer or General Counsel of Purchaser gains actual knowledge and which such Chief Financial Officer, Chief Executive Officer or General Counsel reasonably believes would result in a Debt Financing Failure and (ii) the receipt of written notice or oral notice (only to the extent that the Chief Financial Officer, Chief Executive Officer or General Counsel of Purchaser has actual knowledge of such oral notice) from any Financing Source party to any Debt Commitment Letters with respect to any breach or default or, termination or repudiation by such Financing Source resulting in a Debt Financing Failure.

(e) Notwithstanding the foregoing or anything contained in this Agreement, Purchaser acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditional upon the receipt by Purchaser of the proceeds of the Debt Financing.

ARTICLE VIII

ADDITIONAL COVENANTS

8.01 Casualty.

(a) If any of the Assets of an Acquired Company are damaged or destroyed by casualty loss after the date hereof and prior to the Closing (each such event, a “Casualty Loss”), and the sum of (x) the cost of restoring, repairing or replacing such damaged or destroyed Assets to a condition reasonably comparable to their prior condition, plus (y) the amount of any lost profits, in each case, to the extent such costs and lost profits are reasonably expected to accrue after the Closing as a result of such Casualty Loss (net of and after giving effect to any insurance proceeds actually received by the Acquired Companies for such restoration and lost profits) (such costs and lost profits with respect to any Purchased Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and Sellers, the “Restoration Cost”) is greater than $20,000,000 but does not exceed $130,000,000, Seller Representative may elect to (i) reduce the amount of the Purchase Price by the estimated Restoration Cost (as estimated by an independent qualified firm reasonably acceptable to Purchaser and Sellers) or (ii) restore, repair or replace the assets or properties relating to such Casualty Loss to a condition reasonably comparable to their prior condition, in each case by notice to Purchaser. If Seller Representative elects to reduce the Purchase Price pursuant to clause (i) above, such Casualty Loss shall not affect the Closing. If Seller Representative elects to restore, repair or replace the assets or properties pursuant to clause (ii) above, the Seller Representative will complete or cause to be completed, using good faith diligent efforts, the repair, replacement or restoration of the damaged assets or property in accordance with Good Industry Practice prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Purchaser and Seller Representative (provided that such postponement shall not extend beyond the date that is five (5) Business Days prior to the Termination Date). If Seller Representative does not make any such election within forty-five (45) days after the date of such Casualty Loss, Purchaser may elect to terminate this Agreement pursuant to Section 12.01(b)(iii) within ten (10) Business Days after the end of such forty-five (45) day period by written notice to Seller Representative. If the Restoration Cost is in excess of $130,000,000 then either Seller Representative or Purchaser may, by notice to the other Party terminate the Agreement pursuant to Section 12.01(b)(iii). If the Restoration Cost is $20,000,000 or less, (1) neither Purchaser nor Seller Representative shall have the right or option to terminate this Agreement pursuant to Section 12.01(b)(iii) and (2) subject to Purchaser’s rights under Article XI, there shall be no reduction in the amount of the Purchase Price. In the event of a Casualty Loss, Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under available insurance arrangements in respect of any such Casualty Loss and shall cause any such insurance proceeds to be contributed or assigned to the applicable Acquired Company that has suffered such Casualty Loss (provided that in the event the Purchase Price is reduced due to such Casualty Loss, and such Purchase Price reduction does not take into account such insurance proceeds, then any such insurance proceeds that are received by the Acquired Companies following the Closing shall be promptly remitted to Sellers).

(b) To assist Purchaser in its evaluation of any and all Casualty Losses (including Restoration Costs), Sellers shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

8.02 Condemnation.

(a) If any of the Assets of an Acquired Company are taken by condemnation or the power of eminent domain (each, a “Condemnation”) after the date hereof and prior to the Closing the sum of (x) a condemnation value plus (y) to the extent not included in preceding clause (x), the amount of any lost profits reasonably expected to accrue after the Closing as a result of such Condemnation (net of and after giving effect to any condemnation award actually received by the Acquired Companies) (such sum with respect to any Purchased Assets as determined by an independent qualified firm reasonably acceptable to Purchaser and Sellers, the “Condemnation Value”) is greater than $20,000,000 but does not exceed $130,000,000, Seller Representative may elect to (i) reduce the Purchase Price by such Condemnation Value or (ii) restore or replace the assets or properties relating to such Condemnation to a condition reasonably comparable to their prior condition, in each case by notice to Purchaser. If Seller Representative elects to reduce the Purchase Price pursuant to clause (i) above, such Condemnation shall not affect the Closing. If Seller Representative elects to restore or replace the assets or properties pursuant to clause (ii) above, the Seller Representative will complete or cause to be completed, using good faith diligent efforts, the replacement or restoration of the assets or property relating to such Condemnation in accordance with Good Industry Practice prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed among Purchaser and Seller Representative (provided that such postponement shall not extend beyond the date that is five (5) Business Days prior to the Termination Date). If Seller Representative does not make any such election within forty-five (45) days after the date of such Condemnation, Purchaser may elect to terminate this Agreement pursuant to Section 12.01(b)(iii) within ten (10) Business Days after such forty-five (45) day period by written notice to Seller Representative. If the Condemnation Value is in excess of $130,000,000, then either Seller Representative or Purchaser may, by notice to the other Party, terminate this Agreement pursuant to Section 12.01(b)(iii). If the Condemnation Value is $20,000,000 or less, (1) neither Purchaser nor Sellers shall have the right or option to terminate this Agreement pursuant to Section 12.01(b)(iii) and (2) subject to Purchaser’s rights under Article XI, there shall be no reduction in the amount of the Purchase Price. In the event of any Condemnation, Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under any applicable condemnation award in respect of any such Condemnation and shall cause any such condemnation award to be contributed or assigned to the applicable Acquired Company that has suffered such Condemnation (provided that in the event the Purchase Price is reduced due to such Condemnation, and such Purchase Price reduction does not take into account such condemnation award, then any condemnation award that is received by the Acquired Companies following the Closing shall promptly be remitted to Sellers).

(b) To assist Purchaser in its evaluation of any and all Condemnation (including Condemnation Value), Sellers shall provide Purchaser such access to the properties and assets and such information as Purchaser may reasonably request in connection therewith.

8.03 Certain Tax Matters.

(a) Purchaser and Sellers shall reasonably cooperate, and shall cause their respective Affiliates, and their Affiliates’ respective officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and any Tax contest, including maintaining and making available to each other all records necessary in connection with resolving all disputes and audits with respect to all taxable periods relating to Taxes. Purchaser and Sellers and their respective Affiliates each recognize that the other may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser and Sellers agree, (i) to properly retain and maintain such records until the earlier of (x) such time as Purchaser and Sellers agree in writing that such retention and maintenance is no longer necessary or (y) the expiration of the statute of limitations and (ii) to allow each of the other Parties and their respective agents, auditors and other Representatives, at times and dates mutually acceptable to the Parties hereto, to inspect, review and make copies of such records as such Party or its agents, auditors or other Representatives may deem necessary or appropriate from time to time.

(b) Subject to Section 11.04(a), from and after the Closing, Sellers, on a several but not joint basis, shall indemnify, defend and hold harmless Purchaser Indemnified Parties, without duplication of any other provision of this Agreement (including Article XI), from and against, and reimburse the Purchaser Indemnified Parties for, any Losses incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third-Party Claim) arising out of, relating to or resulting from (i) any Taxes attributable to, arising out of, or related to a Pre-Closing Tax Period, and with respect to any Straddle Period, any Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date; (ii) the Transaction Transfer Taxes for which the Sellers are responsible for pursuant to Section 8.03(e) (to the extent not included in the Final Transaction Fees and Expenses Adjustment); and (iii) any Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable, by reason of contract or other arrangement, assumption, transferee or successor liability, operation of Law or otherwise to the extent incurred, entered into or otherwise applied with respect to (as the case may be) any taxable periods (period or a portion thereof) ending on or before the Closing Date. Liabilities for Taxes for any Straddle Period shall be apportioned as follows: (A) property and similar ad valorem Taxes shall be apportioned on a ratable daily basis; and (B) all other Taxes shall be apportioned based on an interim closing of the books of the Acquired Companies as of the Closing Date. The Parties hereto shall, to the extent permitted under applicable Law, elect with the relevant Tax Authority to treat for all Tax purposes the Closing Date as the last day of the taxable year or period of the Acquired Companies.

(c) The Parties acknowledge and agree that income Tax deductions, if any, of the Company associated with the payment of expenses incurred in connection with the transactions contemplated by this Agreement (including any sale, change of control or similar bonus or payments triggered by the consummation of the transactions contemplated by this Agreement that are payable by any Acquired Company contingent upon the Closing), any unamortized capitalized financing costs and expenses relating to any Acquired Company’s outstanding Indebtedness that will be paid at Closing (including any loan fees, prepayment penalties and similar costs and any accrued (and not previously deducted) original issue discount on any outstanding Indebtedness of any Acquired Company that will be redeemed as of the Closing in connection with the transactions contemplated hereby and to the extent borne economically by the Sellers in accordance with the provisions of this Agreement, shall, for purposes of this agreement, be treated as if such income Tax deduction was incurred in a Pre-Closing Tax Period.

(d) Any Tax refund actually received (including any interest with respect thereto) by any Acquired Company or any reduction of the Company’s actual cash Tax liability (each a “Tax Refund”) for the taxable period (or portions thereof) after the Closing Date as a result of an overpayment of Tax during the Pre-Closing Tax Period, shall be for the benefit of Sellers, except for the following Tax Refunds which shall be for the benefit of the Purchaser (i) any Tax Refund to the extent accurately reflected as a Tax asset account in the calculation of any adjustment to the Purchase Price pursuant to Section 2.04, and (ii) any Tax Refund resulting from the carryback (or, with respect to any Straddle Period, any other utilization) of any net operating losses, capital losses, tax credits, or similar tax attributes from a taxable period (or portions thereof) ending after the Closing Date. Any other Tax Refunds (including any interest with respect thereto) relating to the Acquired Companies shall be for the benefit of Purchaser. Tax Refunds for a Straddle Period shall be apportioned based on the Taxes for such period that were paid by or on behalf of Purchaser and Sellers. At the expense of the requesting Party, the Parties and their Affiliates shall reasonably cooperate with the requesting Party in connection with obtaining any Tax Refunds as set forth in this Section 8.03(d). If a Party receives a Tax Refund to which the other Party is entitled, the Party receiving the Tax Refund shall pay it to the Party entitled to the Tax Refund within fifteen (15) Business Days after such receipt, provided that if such Tax Refund is subsequently challenged or revoked, the Party entitled to the Tax Refund shall promptly indemnify or reimburse the other Party. Notwithstanding anything to the contrary, if the outstanding claims of indemnity against Sellers under this Agreement (taking into account the sums described in Section 11.08(a)(ii) and Section 11.08(a)(iii) or Section 11.08(b)(i) and Section 11.08(b)(ii), as applicable), are in excess of the funds then outstanding in the Escrow Account, any Tax Refund that Sellers are entitled to under this Section 8.03(d) shall be deposited into the Escrow Account.

(e) All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest) (the “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated hereby, if any, and reasonable out of pocket expenses incurred in connection with the preparation of any Tax returns with respect thereof (collectively, the “Transaction Transfer Taxes”), shall be borne fifty percent (50%) by Purchaser, on the one hand, and fifty percent (50%) by Sellers on the other. Subject to the obligation of the Sellers to pay fifty percent (50%) of the Transaction Transfer Taxes, Purchaser shall remit the payment for all of the Transaction Transfer Taxes and file all Tax Returns and other documentation required to be filed by Purchaser with respect to any such Transaction Transfer Taxes, and, if required by applicable Law, Seller Representative and Sellers shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transaction Transfer Taxes.

(f) From the date hereof until the Closing, Sellers shall cause each Acquired Company to duly and timely prepare, or cause to be duly and timely prepared, all Tax Returns that are due (taking into account valid extensions) on or before the Closing Date. To the extent the Company is required to file a Form 3115 (Application for Change in Accounting Method) with its federal income Tax Return for the taxable year ending December 31, 2014 which includes a positive Code section 481(a) adjustment associated therewith, Sellers shall cause the Company to prepare and file elections in the form and manner described in section 7.03(3)(d) of Revenue Procedure 2015-13 (2015-5 I.R.B. 419) to cause any such Code section 481(a) adjustments to be recognized in the taxable year ending December 31, 2014, to the extent permitted by Law. In addition, Sellers shall (x) in the case of federal income Tax items described in clause (A) and (B) below cause the Acquired Companies to deliver to Purchaser, and (y) in all other cases covered by clause (A) and (B) below use commercially reasonable efforts to cause the Acquired Companies to deliver to Purchaser, in each case promptly after such documentation is ready but in any event no later than thirty (30) days prior to the Closing, detailed schedules and related work papers setting forth, as of December 31, 2014, for federal and Arizona, Massachusetts and New York state and local income Taxes purposes (if such documentation, schedules and related workpapers are readily available for such state and localities) (A) for the Company, the tax basis balance sheet, gross deferred tax balances and any valuation allowances, and (B) for each other Acquired Company, gross deferred tax basis balance and detailed depreciation schedules sufficient to calculate deferred tax balances at such Acquired Company; provided, however, that if any of the items described in clause (y) above is not fully completed thirty (30) days prior to the Closing, Sellers shall cause the Acquired Company to the deliver the information requested in draft or rough form to Purchaser at that time and to use commercially reasonable efforts to have such item completed and delivered to Purchaser as soon as practicable thereafter and in any event at least three (3) days prior to Closing; provided, further, Purchaser shall, promptly upon request of any Acquired Company, reimburse Sellers, the Acquired Companies (prior to the Closing) or their Affiliates, as the case may be, for all reasonable out-of-pocket costs and expenses incurred by Sellers, the Acquired Companies (prior to the Closing) or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other Representatives) that were approved by Purchaser in connection with the cooperation required by clauses (A) and (B) this Section 8.03(g) including for the preparation of any such documentation, schedules or workpapers not previously prepared and not otherwise required to be prepared by the Acquired Companies by applicable Law.

(g) From the date hereof until the Closing, Sellers shall cause each Acquired Company to deliver any Tax Returns related to federal and Arizona, Massachusetts and New York state and local income Taxes that are due (taking into account valid extensions) or otherwise will be filed on or prior to the Closing Date to Purchaser for its review and comment promptly after such Tax Returns (and other documentation) are ready but in any event no later than thirty (30) days prior to the due date for the filing of such Tax Return (together with all related schedules and work papers) for Seller Representative’s review, comment, and consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Purchaser shall be deemed to have provided such consent unless Purchaser provides comments to Seller Representative within fifteen (15) days of receipt of such Tax Return and schedules. If Purchaser provides comments to Seller Representative within such fifteen (15) day period, Seller Representative shall consider in good faith any such comments and the Parties shall, in good faith, cooperate to promptly resolve any remaining dispute prior to the due date for the filing of such Tax Return (taking into account valid extensions). If the Parties are unable to resolve any remaining disputes, such disputes shall be promptly submitted to a senior Tax partner at the Independent Accountant for resolution. In such case, the relevant provisions of Section 2.04(c)(ii) and Section 2.04(e) shall apply with appropriate adjustments.

(h) After the Closing and until the Escrow Amount is released in accordance with Section 11.08(b), Purchaser shall (i) deliver any federal and Arizona, Massachusetts and New York state and local income Tax Return of the Acquired Companies relating to a Pre-Closing Tax Period to Seller Representative promptly after such Tax Returns (and other documentation) are ready but in any event no later than thirty (30) days prior to the due date (taking into account valid extensions) for the filing of such Tax Return for Seller Representative’s review, comment, and consent, which consent shall not be unreasonably withheld, conditioned, or delayed. All such Tax Returns shall be prepared and filed in a manner that is consistent with the prior past practice of the Company and its subsidiaries, as applicable, except as required by Law. Seller Representative shall be deemed to have provided such consent unless Seller Representative provides comments to Purchaser within fifteen (15) days of receipt of such Tax Return. If Seller Representative provides comments to Purchaser within such fifteen (15) day period, Purchaser shall consider in good faith any such comments and the Parties shall, in good faith, cooperate to promptly resolve any remaining dispute prior to the due date (taking into account valid extensions) for the filing of such Tax Return. If the Parties are unable to resolve any remaining disputes, such disputes shall be promptly submitted to a senior Tax partner at the Independent Accountant for resolution. In such case, the relevant provisions of Section 2.04(c)(ii) and Section 2.04(e) shall apply with appropriate adjustments.

(i) FIRPTA Certificate. The Company shall provide written notice to the Purchaser and the Paying Agent as to whether the Company can (or cannot) deliver a Non-USPRHC Certificate (as defined below) promptly upon such determination being made and in any event no later than fourteen (14) days prior to the Closing Date. If the Company provides Purchaser and the Paying Agent with a notice that it can deliver a

Non-USRPHC Certificate, then on or before the Closing Date, the Company shall deliver to Purchaser and the Paying Agent (A) a certificate dated as of the Closing Date, substantially in the form attached hereto as Exhibit C1, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) (a “Non-USRPHC Certificate”), and (B) an executed notice to the Internal Revenue Service regarding the delivery of the Non-USRPHC Certificate above that is dated as of the Closing Date, substantially in the form attached hereto as Exhibit C2 and in compliance with the requirement of Treasury Regulations Section 1.897-2(h)(2). If the Company provides Purchaser and the Paying Agent with a notice that it cannot deliver a Non-USRPHC Certificate, then, (x) the Seller Representative shall deliver to Purchaser and the Paying Agent at least two (2) days prior to the Closing Date, from each Seller that is not a foreign person for U.S. federal income Tax purposes, a duly executed certificate in the form prescribed by Treasury Regulation Section 1.1445-2(b) and reasonably satisfactory to Purchaser and the Paying Agent (a “Non-Foreign Certificate”), which certificate shall set forth all information required by, and shall otherwise be executed in accordance with Treasury Regulation Section 1.1445-2(b)(2), and (y) Seller Representative, Sellers and the Company shall use commercially reasonable efforts to deliver to Purchaser and the Paying Agent promptly (and in any event at least two (2) days before the Closing Date) information that would allow Purchaser and/or the Paying Agent to properly complete IRS Form 8288-A and such other information regarding each Seller that is a foreign person for U.S. federal income Tax purposes as may reasonably be requested by Purchaser or the Paying Agent in order to properly report and remit any Tax withheld with respect to such Seller in connection with the transactions contemplated under this Agreement to the IRS. If the Company provides a Non-USRPHC Certificate to Purchaser in accordance with this Section 8.03(i) then Purchaser shall not deduct or withhold from any payment made under this Agreement under Section 897 or Section 1445 of the Code (or any similar Tax Law including any similar provision of state, local, or foreign Tax Law) (“FIRPTA”) except as provided in Treasury Regulation Section 1.1445-2(c)(3)(ii). If the Company does not provide a Non-USRPHC Certificate to Purchaser in accordance with this Section 8.03(i) and Sellers that are not foreign persons for U.S. federal income Tax purposes provide Non-Foreign Certificates in accordance with this Section 8.03(i), the Purchaser shall not deduct or withhold from any payment made under this Agreement to each such Seller that provides a Non-Foreign Certificate under FIRPTA except as provided in Treasury Regulation Section 1.1445-2(b)(4).

(j) The obligations of the parties set forth in this Section 8.03 shall remain in effect until the Escrow Amount is finally released in accordance with Section 11.08.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions described in Sections 2.01 through 2.03 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

9.01 Representations and Warranties. (a) The Seller Fundamental Representations and the representations and warranties set forth in Section 4.09(b) shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except for de minimis inaccuracies; and (b) the representations and warranties of Sellers and the Company contained in this Agreement (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 4.09(b)) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b) where the failure of such representations and warranties to be true and correct (in each case, except for the representation set forth in Section 4.08(iii), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

9.02 Performance. Sellers and the Company shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers and the Company at or before the Closing, except as otherwise provided in Section 6.15(b)(ii).

9.03 Officers’ Certificates. Seller Representative shall have delivered to Purchaser an officer’s certificate, dated the Closing Date and executed on behalf of Sellers, certifying that all of the conditions set forth in Sections 9.01 and 9.02 have been satisfied.

9.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

9.05 Governmental or Regulatory Approvals. All Governmental or Regulatory Approvals set forth in Section 9.05 of the Seller Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions upon the Acquired Companies, taken as a whole, that would have, or be reasonably likely to have, a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Acquired Companies, taken as a whole, or Purchaser, and each such Governmental or Regulatory Approval shall be a Final Order.

9.06 Third-Party Consents. The consents (or waivers in lieu thereof) set forth in Section 9.06 of the Seller Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect.

9.07 Credit Agreement. (a) Each of the Credit Agreement Amendments shall have been obtained consistent with Section 6.11(a) and shall be in full force and effect or (b) solely in the event that the Credit Agreement Amendments have not been obtained consistent with Section 6.11(a), Sellers shall have delivered at or prior to the Closing customary pay-off and release documentation pertaining to the Credit Agreement and any Hedging Arrangements, in each case, subject to Purchaser’s payment of the Closing Purchase Price at the Closing.

9.08 Resignation of Members, Managers, Officers and Directors. Sellers shall have delivered to Purchaser the resignations and releases of all claims with respect to the Acquired Companies of all managers, officers and directors, as applicable, nominated or appointed by Sellers or their Affiliates to any board or operating, management or other committee established under the Company Organizational Documents, in form and substance reasonably acceptable to Purchaser.

9.09 Closing Deliveries. Each Seller and the Company shall have executed and delivered, or have caused to be executed and delivered, all of the certificates, instruments and other documents specified to be delivered by it hereunder, including appropriate instruments to assign and transfer the Interests and a counterpart to the Escrow Agreement, duly executed by Seller Representative and the Escrow Agent.

9.10 Company Material Adverse Effect. No Company Material Adverse Effect has occurred.

9.11 Frustration of Closing Conditions. Purchaser may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was primarily caused by Purchaser’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligation of Sellers to consummate the transactions described in Sections 2.01 through 2.03 are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller Representative in its sole discretion):

10.01 Representations and Warranties. (a) The Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except for de minimis inaccuracies; and (b) the representations and warranties of Purchaser contained in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (b) where the failure of such representations and warranties to be true and correct (in each case disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or word of similar import) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to performs its obligations hereunder.

10.02 Performance. Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or before the Closing.

10.03 Officer’s Certificates. Purchaser shall have delivered to Sellers an officer’s certificate, dated the Closing Date and executed in the name and on behalf of Purchaser, certifying that all of the conditions set forth in Sections 10.01 and 10.02 have been satisfied.

10.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

10.05 Governmental or Regulatory Approvals. All Governmental or Regulatory Approvals set forth in Section 9.05 of the Seller Disclosure Schedule shall have been obtained, made or given, shall be in full force and effect or shall have occurred, in each case the terms and conditions of which shall not, individually or in the aggregate, impose terms, conditions, liabilities, obligations, commitments or sanctions upon the Sellers, taken as a whole, that would have, or be reasonably likely to have a material and adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or result of operations of the Sellers, taken as a whole, and each such Governmental or Regulatory Approval shall be a Final Order.

10.06 Third-Party Consents. The consents (or waivers in lieu thereof) set forth in Section 10.06 of the Purchaser Disclosure Schedule shall have been obtained, made or given, and shall be in full force and effect.

10.07 Closing Deliveries. Purchaser shall have executed and delivered all of the certificates, instruments and other documents specified to be delivered by it hereunder, including a counterpart to the Escrow Agreement, duly executed by Purchaser.

10.08 Frustration of Closing Conditions. Sellers may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was primarily caused by Sellers’ or the Company’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

ARTICLE XI

INDEMNIFICATION; NO OTHER REPRESENTATIONS

11.01 Survival. The representations and warranties and pre-Closing covenants and agreements of Purchaser, Sellers and the Company contained in this Agreement will survive the Closing until the fifteen (15) month anniversary of the Closing Date and all other covenants and agreements will survive until fully performed or one (1) year after otherwise terminated in accordance with the terms hereof, except that (i) the Seller Fundamental Representations and the Purchaser Fundamental Representations will survive the Closing until the six (6) year anniversary of the Closing Date and (ii) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 11.01 will continue to survive if the requisite claim notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this Article XI on or prior to such termination date, until the related claim for indemnification shall have been satisfied or otherwise resolved as provided in this Article XI.

11.02 Indemnification.

(a) Subject to Section 11.02(b), from and after the Closing:

(i) Sellers, on a several but not joint basis, shall indemnify, defend and hold harmless Purchaser and its respective Affiliates and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and reimburse the Purchaser Indemnified Parties for, all Losses incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third-Party Claim) arising out of, relating to or resulting from (A) any representation or warranty of Sellers or the Company contained in Article III or Article IV of this Agreement not being true and correct when made and as of the Closing Date (except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 11.02(a)(i)(A) to have been made by Sellers or the Company, as applicable, only as of such specific date) or (B) any breach of any covenant or agreement of Sellers or the Company contained in this Agreement. For the avoidance of doubt, any claim with respect to any representation or warranty of the Company contained in Section 4.15 (including the representations and warranties set forth in Section 4.15(l) (the “Tax Attributes Representation”)) failing to be true and correct shall be governed by Section 11.02(a)(i)(A). Any claim for indemnification under this Section 11.02(a)(i)(A) by the Purchaser Indemnified Parties with respect to the Tax Attributes Representation must arise or result from (x) such Tax Attributes Representation being inconsistent with any Tax Return filed with respect to a period ending on or before the Closing Date in compliance with Section 8.03(g) or (y) an audit, investigation, inquiry or any other process or action initiated solely by a Taxing Authority (a “Tax Audit”); provided, further that Sellers shall have no obligation under the indemnity provided in clause (y) of this Section 11.02(a)(i)(A) to the Purchaser Indemnified Parties for any Losses resulting from the Tax Attributes Representation not being true and correct to the extent such Tax Audit is intentionally initiated or instigated by any of the Purchaser Indemnified Parties. For the avoidance of doubt, any filing, disclosure or other similar action taken by the Purchaser Indemnified Parties in order to comply with applicable Laws, GAAP financial reporting requirements or other regulatory requirements (except, in each case, for filing of Tax Returns other than Tax Returns filed in accordance with past practice or otherwise in compliance with the provisions governing filing of Tax Returns under this Agreement) shall not be considered as intentionally initiating or instigating a Tax Audit. If Purchaser asserts pursuant to this Section 11.02(a)(i) a claim for indemnification as a result of the Tax Attributes Representation failing to be true and correct, Purchaser shall provide Seller Representative a proposed schedule of Losses (“Tax Attributes Schedule”) providing sufficient detail of the calculation of such Losses incurred (or to be incurred) by Purchaser as a result of the Tax Attributes Representation failing to be true and correct. The Parties acknowledge and agree that such Tax Attributes Schedule shall be prepared on a “with and without” basis in a manner consistent with the assumptions specifically set forth in this Section 11.02(a)(i) and shall take into account factors applicable for such calculations, including the net present value of any Losses and any

Tax benefit (including any depreciation and amortization deductions) resulting from any increase in the amount of Tax Attributes compared with the amount of Tax Attributes set forth on Section 4.15(l) including an increase in Tax basis resulting from an adjustment under Section 481 of the Code with a corresponding decrease in net operating loss carryforwards, the impact of any adjustments to the Tax Attributes under Section 481 of the Code or otherwise on the limitations applicable to the utilization of Tax Attributes under Section 382 of the Code (including Section 382(h)). The Tax Attributes Schedules shall be calculated using the following assumptions (x) a discount rate of ten percent (10%), (y) a federal income tax rate of 35% and the highest applicable marginal tax rate applicable to corporations applicable for the relevant state and local income tax purposes, and (z) taxable income in every applicable year in an amount sufficient for the full utilization of the Tax Attributes (subject to the applicable annual limitation with respect thereof). Seller Representative shall provide a written notice of any objection to the Tax Attributes Schedule (providing sufficient detail of the calculation of such dispute regarding Losses incurred (or to be incurred) by Purchaser as a result of the Tax Attributes Representation failing to be true and correct) within 30 calendar days of the delivery of the Tax Attributes Schedule. If Seller Representative does not provide a written notice within such thirty (30) day period, Seller Representative shall be deemed to agree with the Tax Attributes Schedule. Seller Representative and Purchaser shall negotiate in good faith to resolve any dispute raised in a notice of objection (that was delivered by Seller Representative in compliance with the requirement set forth above) within thirty (30) calendar days after Seller Representative’s delivery of such notice of objection. If the Seller Representative and Purchaser are unable to resolve any disputes, such disputes shall be promptly submitted to a senior Tax partner at the Independent Accountant for resolution. In such case, the relevant provisions of Section 2.04(c)(ii) and Section 2.04(e) shall apply with appropriate adjustments.

(ii) Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against, and reimburse the Seller Indemnified Parties for, all Losses actually incurred or suffered by the Seller Indemnified Parties (whether or not involving a Third-Party Claim) arising out of, relating to or resulting from (A) any representation or warranty of Purchaser contained in Article V of this Agreement not being true and correct when made and as of the Closing Date (except that those representations and warranties that are made as of a specific date will be deemed for purposes of this Section 11.02(a)(ii)(A) to have been made by Purchaser only as of such specific date), or (B) any breach of any covenant or agreement of Purchaser contained in this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, no Party shall have any liability under Sections 11.02(a)(i)(A) and 11.02(a)(ii)(A) for the failure of representations and warranties in this Agreement to be true and correct (other than for failures of the representations and warranties contained in Section 4.15 to be true and correct) until (i) with respect to any claim thereunder, such claim involves Losses incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, in excess of fifty thousand dollars ($50,000) (a “Qualifying Loss”), in which case the indemnifying Party will only be liable for the amount of such Loss that is a Qualifying Loss and (ii) the aggregate amount of all Qualifying Losses incurred by the

Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, equals or exceeds three-fourths of one percent (0.75%) of the Base Purchase Price (the “Threshold Amount”), in which event the indemnifying Party shall be liable for such Qualifying Losses only to the extent they are in excess of the Threshold Amount, and in no event shall the aggregate liability of the indemnifying Party arising out of or relating to this Section 11.02 (including for failures of the representations and warranties contained in Section 4.15 to be true and correct) exceed the Escrow Amount; provided, however, nothing contained in this Section 11.02(b) shall limit the liability of an indemnifying Party for claims relating to fraud or willful misconduct or the failures of the Seller Fundamental Representations or the Purchaser Fundamental Representations to be true and correct.

(c) For purposes of determining the amount of any Loss incurred in connection with any failure of a representation or warranty under Sections 11.02(a)(i)(A) and 11.02(a)(ii)(A) to be true and correct or whether such failure has occurred, all references to “material” or “Company Material Adverse Effect” or words of similar import contained therein (other than with respect to (x) the term “Company Material Contract” and (y) the representations contained in Section 4.06 (Financial Statements and Condition) and Section 4.08 (Absence of Changes)) shall be disregarded.

11.03 Duty to Mitigate. A Party that becomes aware of a Loss for which it may seek indemnification under this Article XI shall use commercially reasonable efforts to mitigate such Loss, including taking any actions reasonably requested by the other Party, and such other Party shall not be liable for any Loss to the extent that it is directly attributable to the failure of the Party seeking indemnification to comply with this Section 11.03; provided, that this Section 11.03 shall not apply with respect to matters relating to Tax and shall not be construed as requiring any party to act or avoid from acting with respect to any matter relating to Tax or otherwise as interfering with the right of each party to manage its Tax affairs; provided further, that the foregoing proviso shall not be construed as otherwise altering the rights and obligations of the parties under this Agreement with respect to matters relating to Tax including those Tax matters relating to indemnification under Section 11.02(a)(i) for Tax Attributes.

11.04 Exclusive Remedy; Reduction of Benefit.

(a) The Parties acknowledge and agree that from and after the Closing, (i) the remedies provided in Section 2.04, Section 8.03, Section 13.08, and the indemnification provisions in this Article XI shall be the sole and exclusive remedies for any and all claims against Sellers, the Company or Purchaser arising under, out of, related to or in connection with this Agreement and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise against Sellers, the Company or Purchaser, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law, and (ii) subject to remedies available under Section 13.08, other than indemnification for any Seller Fundamental Representation failing to be true and correct which shall not be limited by this clause (ii), payment from and out of the Escrow Account pursuant to and in accordance with this Agreement and the Escrow Agreement shall be the sole and exclusive remedy and source of funds available to the Purchaser Indemnified Parties and any other Person for any Actions or Proceedings or other claims against Sellers arising out of or relating to this Agreement or the transactions contemplated herein, whether relating to the inaccuracy of a representation and warranty, or a breach of a covenant, agreement or obligation in this Agreement and whether based on contract, tort, strict liability, any Laws or otherwise; provided that, except as set forth in the last sentence of this Section 11.04(a), nothing in this Agreement shall relieve any Seller, the Company or Seller Representative from, or limit the right of Purchaser to bring or maintain any claim, suit, action or proceeding arising out of or in connection with, any fraud or willful misconduct of Sellers, the Company or Seller Representative. The provisions of this Section 11.04(a) and the limited remedies provided in Section 2.04, Section 6.01, Section 6.11, Section 7.04, Section 8.03, Article XI, Section 12.02(b) and Section 13.08, were specifically bargained for by the Parties and taken into account by them in arriving at the Base Purchase Price and the terms and conditions of this Agreement. Subject to the first sentence of this Section 11.04(a), no Party shall be entitled to rescission of this Agreement (or any related agreements) or, other than as expressly reserved for hereunder, any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by the Parties to the fullest extent permitted by Law. Notwithstanding anything to the contrary otherwise contained herein, no Seller shall have any liability with respect to Losses that are indemnifiable under this Agreement to the Purchaser Indemnified Parties in connection with this Agreement in excess of the aggregate amount of gross proceeds actually received by such Seller pursuant to the transactions contemplated by this Agreement.

(b) Any obligation of Purchaser to indemnify a Seller Indemnified Party or of Sellers to indemnify a Purchaser Indemnified Party shall be reduced to the extent of any amounts or benefits (whether in the form of cash, credit or some other beneficial arrangement) actually received by the applicable indemnified Party (net of any costs incurred to recover such amount) pursuant to (i) a warranty or indemnification from a third party, (ii) insurance or (iii) a net tax benefit that resulted directly from the Loss for which indemnification is sought but only to the extent the Loss resulted in an effective reduction of cash tax liability (calculated on a “with and without” basis) in the year in which such Loss was incurred or the two succeeding years (and reduced by any costs, including Taxes, incurred in connection with such tax benefit, the subject matter Loss or the indemnity payment with respect thereto, including, for the avoidance of doubt, the resulting reduction in the utilization of any Tax Attributes for the then current year and two (2) succeeding years).

(c) No Losses may be claimed under Section 11.02 or Section 8.03 by any Purchaser Indemnified Party or Seller Indemnified Party to the extent such Losses (and in the case of any Loss related to Tax, the specific item of Tax that results in such Loss) were clearly and accurately reflected in the calculation of any adjustments to the Purchase Price pursuant to Section 2.04, as it is the intent of the Parties that the procedures set forth in Section 2.04 provide the sole and exclusive remedy for such claims.

11.05 Procedure With Respect to Claims.

(a) No claim may be asserted pursuant to this Article XI for inaccuracy of any representation and warranty or the breach of any covenant or agreement contained herein unless written notice of such claim describing the claim, the amount thereof (if known and quantifiable) and the basis thereof (a “Demand”) is delivered by the Party seeking indemnification on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Article XI. In the event an indemnifying Party makes any payments on any claim pursuant to this Article XI, such indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, to any insurance benefits or other claims of the Purchaser Indemnified Party or the Seller Indemnified Party, as the case may be, with respect to such claim, including any claims against third parties.

(b) A notified indemnifying Party shall reply to a Demand within thirty (30) days of receipt thereof by written notice to such indemnitee, which notice shall state in good faith the extent to which such notified indemnifying Party agrees or disagrees with the claimed Losses and if such notified indemnifying Party disagrees with any claimed Losses, the basis for such disagreement. If the Party seeking indemnification is a Purchaser Indemnified Party, then to the extent that the notified indemnifying Party agrees with any claimed Losses, Purchaser and Seller Representative shall promptly deliver to the Escrow Agent joint written instructions directing the Escrow Agent to release to Purchaser from the Escrow Account an aggregate amount equal to such agreed Losses, provided that if the Escrow Agreement is terminated and such claims are not limited to the balance of the Escrow Account in accordance with Section 11.04(a), Sellers shall promptly deliver to Purchaser an aggregate amount equal to such agreed Losses by wire transfer of immediately available funds in U.S. Dollars to such account(s) as specified by Purchaser. If the Party seeking indemnification is a Seller Indemnified Party, then to the extent that the notified indemnifying Party agrees with any claimed Losses, Purchaser shall promptly pay to the Paying Agent, for further remittance to Sellers, an aggregate amount equal to such sum by wire transfer of immediately available funds in U.S. Dollars.

(c) To the extent that the notice given by the notified indemnifying Party pursuant to Section 11.05(b) disputes any Losses claimed, the Parties hereto shall make a reasonable good faith effort to resolve any such disputes for a period of thirty (30) days following the delivery of such notice.

(d) If any Purchaser Indemnified Party or Seller Indemnified Party becomes subject to a pending or threatened claim of a third party (a “Third-Party Claim”) and such Person (the “Claiming Party”) believes it has a claim for indemnification against Purchaser or Sellers, as applicable (the “Responding Party”), then the Claiming Party shall deliver to the Responding Party with reasonable promptness a Demand with respect to such Third-Party Claim. The Responding Party shall notify the Claiming Party as soon as practicable whether the Responding Party desires to defend the Claiming Party against such Third-Party Claim. The failure of the Claiming Party to so notify the Responding

Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Third-Party Claim is prejudiced by the failure to give such notice. In the event that the Responding Party notifies the Claiming Party that it desires to defend the Third-Party Claim pursuant to this Section 11.05(d) and acknowledges its obligations to indemnify hereunder, the Responding Party shall have control of such defense and proceedings, including any settlement thereof.

(e) If the Responding Party notifies the Claiming Party that it desires to defend the Third-Party Claim pursuant to Section 11.05(d), then the Responding Party shall assume control over the Third-Party Claim and work diligently to defend the Third-Party Claim; provided, that, the Responding Party shall not (i) be entitled to assume and have control over such Third-Party Claim if (A) the sole remedy sought in such Third-Party Claim is an injunction or equitable relief against the Claiming Party or an Affiliate thereof or (B) such Third-Party Claim arises in connection with a criminal proceeding against the Claiming Party or an Affiliate thereof or (ii) without the consent of the Claiming Party, enter into any settlement that (A) does not include as a term thereof the giving by each claimant or plaintiff to the Claiming Party a release from all liability in respect of such Third-Party Claim, (B) provides for any relief other than the payment of monetary damages as to which the Claiming Party shall be indemnified in full or (C) involves the consent to the entry of any Order (other than an Order of dismissal on the merits without costs); provided, further, that if requested by the Responding Party, the Claiming Party shall, at the sole cost and expense of the Responding Party, cooperate with the Responding Party and its counsel in contesting any Third-Party Claim that the Responding Party elects to contest, or, if appropriate and related to the Third-Party Claim in question, in making any counterclaim against the Person asserting the Third-Party Claim, or any cross-complaint against any Person (other than the Claiming Party or any of its Affiliates). The Claiming Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense (provided, however, that the Responding Party shall pay the attorneys’ fees of the Claiming Party if (x) the employment of separate counsel shall have been authorized in writing by the Responding Party in connection with the defense of such Third-Party Claim or (y) the Claiming Party’s counsel shall have advised the Claiming Party in writing, with a copy delivered to the Responding Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct for the Responding Party and the Claiming Party to have common counsel).

(f) Until the Responding Party notifies the Claiming Party that the Responding Party desires to defend the Third-Party Claim pursuant to Section 11.05(d), the Claiming Party shall (upon reasonable prior notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such Third-Party Claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such Third-Party Claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such Third-Party Claim under this Agreement. The Responding Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense.

(g) Notwithstanding anything to the contrary contained herein, the Responding Party shall not control Third-Party Claims with respect to Taxes; provided, however, if the Responding Party acknowledges its obligations to indemnify hereunder and the balance of the Escrow Account is equal to or greater than the amount of such Third-Party Claim amount plus the amounts described in Section 11.08(a)(ii) and Section 11.08(a)(iii) and/or Section 11.08(b)(i) and Section 11.08(b)(ii), as applicable (the “Required Balance”), (i) the Responding Party may elect, by providing the Claiming Party a written notice within twenty-five (25) days, to participate with the Claiming Party in the control of such proceedings, negotiations or defense of a Third-Party Claim relating to Taxes for a Pre-Closing Tax Period at the Responding Party’s own expense; provided that in such case (x) the Parties shall act diligently and in good faith in exercising such joint control, and (y) neither Party shall compromise or settle such Third-Party Claim with respect to Taxes without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Claiming Party shall regain sole control of such Third-Party Claims in the event the balance of the Escrow Account (determined in accordance the first sentence of this Section 11.05(g)) is reduced significantly below the Required Balance or if the Escrow Account is otherwise terminated. If the Claiming Party controls proceedings, negotiations or defense of a Third-Party Claim relating to Taxes for a Pre-Closing Tax Period, for as long as there are funds remaining in the Escrow Account (determined in accordance the first sentence of this Section 11.05(g)), Claiming Party shall not compromise or settle such Third-Party Claim with respect to Taxes without the consent of the Responding Party, which consent shall not to be unreasonably withheld, conditioned or delayed.

11.06 Mutual Release. Effective upon the Closing, (a) Sellers hereby release and discharge the Acquired Companies and the Indemnified Persons from any and all obligations and liabilities to Sellers as the equityholders of the Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Sellers shall not seek to recover any amounts in connection therewith from any Acquired Company or any Indemnified Person; provided that, this Section 11.06 shall not affect the rights of the Indemnified Persons pursuant to Section 7.05 and the rights of Sellers under this Agreement or the Company Organizational Documents and (b) Purchaser shall cause each Acquired Company to release and discharge each Seller and the Indemnified Persons from any and all obligations and liabilities of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Purchaser shall ensure that no Acquired Company shall seek to recover any amounts in connection therewith from any Seller or any Indemnified Person; provided that this Section 11.06 shall not affect the rights of Purchaser or any Acquired Company under this Agreement.

11.07 Adjustment to Purchase Price. Any indemnification payments made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price paid to Sellers for federal, state and local income Tax purposes.

11.08 Release of Security.

(a) On the second (2nd) Business Day following the date that is three (3) months after the Closing Date, Purchaser and Seller Representative shall provide joint written instructions to the Escrow Agent to reduce the amount remaining in the Escrow Account to, and release to Sellers all of the funds in excess of, the sum of (i) $50,000,000, (ii) (A) any amounts that Sellers have become obligated to pay pursuant to the terms of Section 2.04(d)(ii) and this Article XI, but that Purchaser or the applicable Purchaser Indemnified Party has yet to receive or (B) if the Final Closing Statement indicates that Sellers would be obligated to pay amounts pursuant to the terms of Section 2.04(d)(ii), but the final determinations required for settlement pursuant to Section 2.04(d)(ii) remains pending, any amounts Sellers would be obligated to pay pursuant to Section 2.04(d)(ii) if the Final Closing Statement were validated in all respects, and (iii) the aggregate amount of all Losses specified in any good faith claims for indemnification made in accordance with this Agreement prior to such date that have not been fully paid or otherwise fully and finally resolved. After (x) payment of all amounts finally due pursuant to Section 2.04(d)(ii), if any, and (y) final resolution and payment, if required, of any such unresolved claims as contemplated in clause (iii) of the immediately preceding sentence, the Escrow Agent shall distribute the withheld funds remaining in the Escrow Account relating to such payment or such claims, as applicable, to the accounts and in the proportions to each Seller designated by Seller Representative to the Escrow Agent in writing.

(b) On the second (2nd) Business Day following the date that is fifteen (15) months after the Closing Date, Purchaser and Seller Representative shall provide joint written instructions to the Escrow Agent to release to Sellers all of the funds then remaining in the Escrow Account, minus the sum of (i) any amounts that Sellers have become obligated to pay pursuant to the terms of Section 2.04(d)(ii) and this Article XI, but that the applicable Purchaser Indemnified Party has yet to receive and (ii) the aggregate amount of all Losses specified in any good faith claims for indemnification made in accordance with this Agreement prior to such date that have not been fully paid or otherwise fully and finally resolved. After final resolution of any such unresolved claims as contemplated in the immediately preceding sentence, after final resolution of any such unresolved claims as contemplated in the immediately preceding sentence and after the deduction of any amounts payable to Purchaser, upon such resolution the Escrow Agent shall distribute the funds remaining in the Escrow Account to the accounts and in the proportions to each Seller designated by Seller Representative to the Escrow Agent in writing.

ARTICLE XII

TERMINATION

12.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time by written notice from Seller Representative or Purchaser to the other (except for paragraph (a) below):

(a) by mutual written consent of Purchaser and Seller Representative;

(b) by either Purchaser or Seller Representative:

(i) if the Closing has not occurred on or before the six (6) month anniversary of the date of this Agreement (which date may be extended by any Party, by notice to the other Parties, for one additional three (3) month period if (A) one or more applicable Governmental or Regulatory Approvals have not been obtained by the date that is six (6) months after the date of this Agreement and (B) the lack of any such Governmental or Regulatory Approvals is the sole reason that the unwaived conditions set forth in Article IX and Article X to consummate the Closing are unfulfilled as of the date that is six (6) months after the date of this Agreement) (the “Termination Date”); provided that the terminating Party (including Sellers and the Company in the case that Seller Representative is the terminating Party) is not in material breach under this Agreement;

(ii) if any court of competent jurisdiction in the United States or other Governmental or Regulatory Authority shall have issued a Final Order or enacted any Law or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or Law or other action is or shall have become final and nonappealable; or

(iii) under the circumstances set forth in, and in accordance with, Section 8.01 or Section 8.02;

(c) at any time before the Closing, by Purchaser if (x) Sellers have failed to consummate the Closing when required in accordance with this Agreement or (y) there has been a breach by Sellers or the Company of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Sellers or the Company is or shall have become untrue, in either case such that the conditions set forth in Section 9.01 or 9.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Seller Representative by Purchaser and (B) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 12.01(c) shall not be available to Purchaser at any time that Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented satisfaction of any of Sellers’ conditions to Closing hereunder (and such condition(s) has not been waived by Seller Representative) or, if capable of being cured, has not been cured by Purchaser;

(d) at any time before the Closing, by Seller Representative if there has been a breach by Purchaser of any covenant, agreement or obligation contained in this Agreement or if any representation or warranty of Purchaser is or shall have become untrue, in either case such that the conditions set forth in Sections 10.01 or 10.02 would not be satisfied, and such breach or inaccuracy is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Purchaser by Seller Representative and (B) the Termination Date; provided, however, that no cure period shall apply to Purchaser’s obligation to pay the Closing Purchase Price. The right to terminate this Agreement pursuant to this Section 12.01(d) shall not be available to Seller Representative at any time that Sellers or the Company have violated, or are in breach of, any covenant, representation or warranty hereunder, if such violation or breach has prevented satisfaction of any of Purchaser’s conditions to Closing hereunder (and such condition(s) has not been waived by Purchaser) or, if capable of being cured, has not been cured by Sellers or the Company; or

(e) at any time before the Closing, by Seller Representative if Purchaser has failed to consummate the transactions contemplated hereby on the date on which the Closing would have occurred, pursuant to and subject to the provisions of Section 2.03, if Purchaser had not failed to consummate the transactions contemplated hereby, and all of the conditions set forth in Article IX would have been satisfied if the Closing were to have occurred on such date; provided that, Sellers and the Company are not then in breach of this Agreement so as to cause the conditions set forth in Article IX not to be satisfied.

12.02 Effect of Termination.

(a) Except as provided in this Section 12.02, if this Agreement is validly terminated pursuant to Section 12.01, then this Agreement will forthwith become null and void and there will be no liability or obligation on the part of any Party or any other Person in respect of this Agreement other than for any willful material breach of this Agreement occurring prior to such termination and for willful misconduct or actual fraud; provided, that this Section 12.02, Section 6.01 (solely with respect to Purchaser’s indemnification obligations set forth therein), Section 6.15(b) (solely with respect to Purchaser’s indemnification obligations set forth therein) and Article XIII will continue to apply following any termination hereof.

(b) In the event that there is a Debt Financing Failure, then Purchaser shall pay, as promptly as reasonably practicable (and, in no event later than ten (10) Business Days following such termination), to Sellers an aggregate amount equal to $75,000,000 (the “Payment”) by wire transfer of immediately available funds in U.S. Dollars to the accounts and in the proportions to each Seller designated by Seller Representative to Purchaser in writing, and the delivery of such Payment, together with reimbursement of all applicable expenses pursuant to this Section 12.02(b), shall be the sole and exclusive remedy for any and all losses, liabilities, obligations, payments, costs, expenses or damages suffered or incurred by Sellers or any other Person in connection with this Agreement, the transactions (including the Debt Financing) contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Sellers or any other Person shall be entitled to bring or maintain any claim, suit, action or proceeding against Purchaser or any Financing Source arising out of or in connection with this Agreement, the transactions (including the Debt Financing) contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, including any claim, suit, action or proceeding for injunction, specific performance or other equitable relief as provided in Section 13.08; provided that nothing in this Section 12.02(b) shall limit the right of any Seller, such Seller’s Affiliates and/or their respective Representatives to bring or maintain any claim, suit, action or proceeding against Purchaser or any of its Representatives arising out of or in connection with any breach of the Confidentiality Agreements. Each of the Parties acknowledges and agrees that the agreements contained in this Section 12.02(b)

are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. The Parties acknowledge and agree that (1) the Parties have expressly negotiated the provisions of this Section 12.02(b), (2) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by each Seller and its Affiliates) the provisions of this Section 12.02(b) are reasonable, (3) the Payment represents a good faith, fair estimate of the damages that Sellers and their Affiliates would suffer, and (4) the Payment shall be payable as liquidated damages (and not as a penalty) without requiring Sellers or any other Person to prove actual damages. In the event that Purchaser shall fail to pay the Payment when due, Purchaser shall reimburse Sellers for reasonable costs and expenses actually incurred or accrued by each Seller and its Affiliates (including reasonable fees and expenses of counsel) in connection with collection under and enforcement in full of this Section 12.02(b), together with interest on such amount at a rate per annum equal to the “prime rate” at large U.S. money center banks in effect on the date such payment was required to be made (as published by The Wall Street Journal) through the date such payment was actually received. In no event shall this Section 12.02 be construed to mean that receipt of any financing is a condition to Purchaser’s obligations hereunder.

(c) Notwithstanding this Section 12.02 or anything else in this Agreement to the contrary, Purchaser affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Purchaser (or any Acquired Company) obtain financing for or related to any of the transactions contemplated by this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.01 Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and shall not be deemed to create a partnership between Sellers or any of their Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, and no Person has any other special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

13.02 Expenses; Payments.

(a) Except as otherwise specified in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses, and, other than as provided in Section 13.02(b), Sellers shall pay the costs and expenses of the Acquired Companies incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(b) Purchaser, on the one hand, and Sellers, on the other, shall each pay fifty percent (50%) of all costs and expenses (other than the costs and expenses for each Party’s own Representatives) associated with (i) filings under the HSR Act and (ii) obtaining all Governmental or Regulatory Approvals. Seller shall pay all costs and expenses associated with any third party consents, including any fees, costs and expenses incurred in respect of the Credit Agreement and the Credit Agreement Amendments which, for the avoidance of doubt, shall include the reasonable legal fees and expenses incurred by the Acquired Companies and their Affiliates in connection therewith.

(c) Each Party agrees that, where not otherwise specified, all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein (with time being of the essence). Subject to the provisions of Section 2.04 (which shall govern any dispute arising thereunder), in the event any Action or Proceeding is commenced or threatened by any Person to enforce its rights under this Agreement against any other Person, if the defendant in such Action or Proceeding is the prevailing party in such Action or Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by such prevailing party in connection with such Action or Proceeding shall be reimbursed by the non-prevailing party in such Action or Proceeding; provided that if the defendant in such Action or Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such Action or Proceeding shall award a reimbursement of the fees, costs and expenses incurred by such defendant on an equitable basis. For purposes hereof, and without limitation, the defendant shall be deemed to have prevailed in any Action or Proceeding if the Person attempting to enforce its rights hereunder commences or threatens any such Action or Proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) such defendant defeats any such claim(s).

13.03 Confidentiality.

(a) Each Party will, and will cause its Affiliates and Representatives to, hold, in strict confidence, all documents and information concerning another Party or any of its Affiliates furnished to it by another Party or such other Party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby (the “Confidential Information”), and treat all such Confidential Information as proprietary, secret and confidential; provided, however, from and after the Closing, (x) such confidentiality obligations of Purchaser and its Affiliates and Representatives shall terminate with respect to all Confidential Information other than with respect to any Confidential Information that relates exclusively to Sellers or Sellers’ Affiliates (other than any of the Acquired Companies) and (y) all Confidential Information relating to the Acquired Companies or their respective businesses or operations shall be deemed to be the Confidential Information of Purchaser. Except with respect to Purchaser to the extent

Purchaser’s confidentiality obligations are terminated from and after the Closing pursuant to the previous sentence, in no event shall either Party distribute to third parties any Confidential Information; provided, however, that nothing in this Section 13.03 shall limit the disclosure by any Party of any Confidential Information:

(i) to the extent required by Law or Order (provided that the disclosing Party agrees to give the non-disclosing Party prompt and reasonably sufficient written notice thereof so as to enable the non-disclosing Party to seek a protective order, oppose any action by the disclosing Party, or pursue any other appropriate remedy, if so desired by the non-disclosing Party). If such a protective order or other remedy is not obtained, or if the non-disclosing Party, in its sole discretion, waives in writing compliance with this Agreement, the disclosing Party (or such other Person required to disclose the Confidential Information) may disclose only that portion of the Confidential Information that it is legally required to disclose to avoid contempt or other penalty in the reasonable opinion of counsel to the disclosing Party (or such other Person required to disclose the Confidential Information), and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information so disclosed;

(ii) in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the transactions contemplated hereby;

(iii) to the extent that such Confidential Information can be shown to have come within the public domain through no action or omission of the disclosing Party or its Affiliates or Representatives; and

(iv) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such Confidential Information confidential.

(b) To the extent that any Confidential Information may include materials subject to the attorney-client privilege, no Seller is waiving, and no Seller will be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to Purchaser, its Affiliates or their respective Representatives, regardless of whether such Seller has asserted or is or may be entitled to assert such privileges and protections. In furtherance of the foregoing, neither Purchaser nor its Affiliates shall claim or contend, in proceedings involving either Party, that such Seller waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material (whether or not disclosed to Purchaser or its Affiliates) due to such Seller’s disclosure of Confidential Information (including Confidential Information related to pending or threatened litigation) to Purchaser, its Affiliates or their respective Representatives.

(c) In the event this Agreement is terminated in accordance with Section 12.01, upon the request of either Party, the other Party will, and will cause its Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or destroy and certify in writing as destroyed, or cause to be redelivered or destroyed and certified in writing as destroyed (as requested by such Party), all copies of Confidential Information furnished by such other Party in connection with this Agreement or the transactions contemplated hereby and all notes, memoranda, summaries, analyses, compilations and other writings related to or based on such information or documents prepared by the Party furnished with such Confidential Information or its Affiliates or Representatives.

13.04 Announcements. From the date hereof until, or in connection with, the Closing, Sellers and Purchaser shall not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom any Acquired Company sells goods or provides services or with whom any Acquired Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that for purposes of clarity, the foregoing shall not restrict such disclosures (a) that are necessary for the procurement of any required consents, approvals, payoff letters and similar documentation, (b) made by a Party to its Representatives as necessary in connection with the ordinary conduct of its business or the negotiation and consummation of the transactions contemplated hereunder or (c) that a Party determines in good faith, after consultation with legal counsel, is required by Law in order to discharge such Party’s or its Affiliates’ disclosure obligations; provided, further, that in the case of a disclosure pursuant to clause (c), the disclosing Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on such disclosure in advance of making such disclosure and shall promptly furnish the other Parties with a copy thereof. Sellers and Purchaser shall also obtain the other Party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

13.05 No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any prior or future occasion.

13.06 Amendments. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by Purchaser and Seller Representative; provided, that the execution of any amendment to this Agreement by Seller Representative must be approved by a majority in interest of the Sellers; provided, further, that any amendment to this Section 13.06, or any of Section 12.02(b), Section 13.12, Section 13.16, Section 13.17 or Section 13.20 shall not adversely affect the Financing Sources without the prior written consent of the Financing Sources. Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon each of Purchaser and Seller Representative, and any such waiver shall be effective only in the specific instance and for the purposes for which given. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

13.07 Addresses for Notices. All notices and other communications required or permitted to be given or made under this Agreement shall be given or made in writing, by physical (including by mail or courier) or facsimile or electronic mail delivery to the address specified below or such other address as shall be designated in a notice in writing. Notices will be effective and deemed to have been given (a) when personally delivered, sent by fax or email (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (b) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested.

If to Sellers and, prior to the Closing, the Acquired Companies:

Silver Oak Capital, LLC

c/o Angelo Gordon & Co.

245 Park Ave., 26th Floor

New York, NY 10167

Attn:	Gavin Baiera
Joe Lenz

Email:	gbaiera@angelogordon.com
jlenz@angelogordon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis, LLP

600 Travis Street, Suite 3300

Houston, TX 77002

Attn:	Andrew Calder
John D. Pitts
Facsimile No.:	(713) 835-3601

Email:	andrew.calder@kirkland.com
john.pitts@kirkland.com

Competitive Power Ventures

8403 Colesville Road, Ste 915

Silver Spring, MD 20910

Attn:	Eric Cada
Facsimile No.:	(301) 240-4663

Email:	ecada@cpv.com

Willow Bend Capital Management, LLC

2701 Dallas Parkway, Site 560

Plano, TX 75093

Attn:	James Teringo
Facsimile No.:	(972) 943-3808

Email:	jimmyt@wbcmllc.com

If to Purchaser and, after the Closing, the Acquired Companies:

Talen Energy Supply, LLC

835 Hamilton Street

Suite 150, PL2

Allentown, PA 18101

Attn:	Paul M. Breme
Facsimile No.:	(610) 774-2755

Email:	paul.breme@talenenergy.com

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

1251 Avenue of the Americas

New York, NY 10020

Attn:	John G. Klauberg
Fritz Lark
Facsimile No.:	(800) 404-3970

Email:	john.klauberg@bgllp.com
fritz.lark@bgllp.com

13.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that, subject to Section 12.02, (a) each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or damages) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court sitting in the Borough of Manhattan, the City of New York, New York, in addition to any other remedy to which such Person may be entitled, at law or in equity, (b) the provisions set forth in Section 11.04 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance or other equitable relief and (c) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right as provided in this Section 13.08, none of the Parties would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. If, on or prior to the Termination Date, any Party brings any action, in each case in accordance with the terms hereof, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be. Notwithstanding anything herein to the contrary, (x) in no event shall this Section 13.08, be used, alone or together with any other provision of this Agreement, to require any Seller or the Acquired Companies to remedy any inaccuracy of any representation or warranty made by Sellers herein and (y) each Seller hereby acknowledges and agrees that it shall not have any right to enforce specifically the obligation of Purchaser to effect the Closing in the event that the Payment is payable by Purchaser pursuant to Section 12.02(b) hereof; provided that Purchaser expressly acknowledges that nothing contained in this sentence shall restrict Seller from enforcing specifically the obligations of Purchaser set forth in Sections 7.07(c).

13.09 Captions. The captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

13.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

13.11 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of law) without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate or Affiliates of Purchaser, or to Purchaser’s lenders for collateral security purposes, but such assignment shall not release Purchaser from its obligations hereunder.

13.12 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than with respect to the Indemnified Persons under Section 7.05, the Non-Party Affiliates identified in Section 13.13(b), K&E under Section 13.19, any Person entitled to indemnity or release under Section 6.01, Section 7.04 and Article XI and the Financing Sources under Section 12.02(b), Section 13.16, Section 13.17, Section 13.20 and the proviso of Section 13.06, each of which provisions is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Person.

13.13 Disclaimer; Non-Recourse.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND, WITHOUT LIMITING THE GENERALITY OF SECTION 7.06, SELLERS AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES OR THE PROJECTS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER WAIVES, RELEASES AND FOREVER DISCHARGES ALL CLAIMS AND RIGHTS OF ACTION, WHETHER AT LAW OR EQUITY, AGAINST SELLERS OR THE ACQUIRED COMPANIES ARISING WITH RESPECT TO THE PROJECTS OR RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING ANY CLAIMS OR RIGHTS OF ACTION UNDER ANY ENVIRONMENTAL LAWS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUT WITHOUT LIMITING THE OBLIGATIONS AND LIABILITIES OF PURCHASER SET FORTH IN SECTION 12.02(B), NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY (I) CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, SPECULATIVE, EXEMPLARY, TREBLE DAMAGES OR DAMAGES FOR ANY LOST PROFITS OR BUSINESS, LOST BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR LOSS OF USE, (II) DAMAGES OR LOSSES BASED ON OR USING CALCULATION OF LOSS OF FUTURE REVENUE, INCOME OR PROFITS OR DIMINUTION OF VALUE OR (III) DAMAGES BASED ON A MULTIPLE OF EARNINGS OR OTHER METRIC OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT, OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT, OTHER THAN (X) FOR PURPOSES OF INDEMNIFICATION PURSUANT TO ARTICLE XI IN RESPECT OF PUNITIVE DAMAGES TO THE EXTENT THEY ARE REQUIRED TO BE PAID TO A THIRD PARTY, (Y) TO THE EXTENT THAT ANY SUCH DAMAGES (INCLUDING, FOR THE AVOIDANCE OF DOUBT, LOST PROFITS) ARE THE REASONABLY FORESEEABLE RESULT OF A BREACH OF THIS AGREEMENT, OR (Z) PAID OR PAYABLE PURSUANT TO SECTION 8.01 OR SECTION 8.02.

(b) All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this

Agreement), may be made only against the Persons that are expressly identified as Parties. No Person who is not a named party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or other Representative of any named party to this Agreement (such Persons, collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 13.13(b).

(c) Notwithstanding anything to the contrary contained herein or provided for under any applicable Law or Order, except with respect to any such damages sought by third parties against Purchaser, any Seller or Seller Representative, no party hereto will, in any event, be liable to any other party hereto, either in contract or in tort, for any punitive damages or any damages or Losses resulting from the transactions contemplated hereby in excess of the Purchase Price.

13.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties to this Agreement may execute this Agreement by signing any such counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.

13.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to any choice of law or conflict of law rules or principles thereof that would require the application of the rules of another jurisdiction.

13.16 Consent to Jurisdiction.

(a) For all purposes of this Agreement (other than Section 2.04(c), which shall govern all disputes thereunder), and for all purposes of any Action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, each Party hereto submits to the personal jurisdiction of the state and federal courts within the Borough of Manhattan, the City of New York, New York, and hereby irrevocably and unconditionally agrees that any such Action or Proceeding shall be heard and determined in such New York court or, to the extent permitted by law, in such federal court; provided that each Party hereto agrees that a final judgment in any such Action or Proceeding may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law or at equity. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court; provided that nothing in this Agreement shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.

(b) Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:

(i) any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or any related matter in any state and federal courts within the Borough of Manhattan, the City of New York, New York; and

(ii) the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.

(c) Notwithstanding anything in this Agreement to the contrary and without limitation of the rights of the Financing Sources set forth in Section 13.20, the Parties hereby agree that they will not bring or support, or permit any of their Affiliates or Representatives to bring or support, any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than state and federal courts within the Borough of Manhattan, the City of New York, New York, and hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

13.17 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION, SUIT, OR PROCEEDING (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER, INCLUDING ANY LEGAL ACTION, SUIT, OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH THE FINANCING OR ANY CLAIM OR PROCEEDING INVOLVING THE FINANCING SOURCES.

13.18 Disclosure. Any fact or item disclosed in any section of the Seller Disclosure Schedule shall be deemed disclosed in each other section of the Seller Disclosure Schedule to which such fact or item may apply so long as (a) such other section is referenced by applicable cross-reference or (b) it is reasonably apparent that such disclosure is applicable such other section. The headings contained in the Seller Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Seller Disclosure Schedule or this Agreement. The Seller Disclosure Schedule is not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Any fact or item disclosed in the Seller Disclosure Schedule shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. No disclosure in the Seller Disclosure Schedule relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Seller Disclosure Schedule shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

13.19 Legal Representation. Purchaser agrees and will cause each Acquired Company to agree, on their own behalf and on behalf of their directors, managers, members, partners, officers, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent Sellers or any direct or indirect director, manager, member, partner, officer, employee, equityholder, Affiliate or other Representative of Sellers and Seller Representative, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of any Acquired Company, and Purchaser consents thereto and will cause each Acquired Company to consent thereto on behalf of itself and the Waiving Parties, and Purchaser irrevocably waives (and will not assert) and will cause each Acquired Company to irrevocably waive (and not assert) any conflict of interest or any objection arising therefrom or relating thereto. Purchaser acknowledges and will cause each Acquired Company to acknowledge that the foregoing provision applies whether or not K&E provides legal services to any Acquired Company after the Closing Date. Purchaser irrevocably acknowledges and agrees and will cause each Acquired Company to irrevocably acknowledge and agree, for itself and the Waiving Parties, that all communications among K&E, any Acquired Company, Sellers and/or any director, officer, manager, member, employee or other Representative of any of the foregoing and Seller Representative made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs to solely to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Purchaser or any Acquired Company and from and after the Closing none of Purchaser, any Acquired Company or any Person purporting to act on behalf of or through Purchaser, any Acquired Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, Purchaser, on behalf of itself and the Waiving Parties, waives and will not assert and will cause each Acquired Company to waive and not assert any attorney-client privilege with respect to any communication among K&E, any Acquired Company, Sellers and/or any director, officer, manager, member, employee or other Representative of any of the foregoing occurring prior to the Closing in connection with any

Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any Acquired Company, on the one hand, and a third party other than Sellers, on the other hand, Purchaser and any Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Purchaser nor any Acquired Company may waive such privilege without the prior written consent of Sellers.

13.20 Financing Sources. Notwithstanding anything in this Agreement to the contrary, none of Sellers or any of their Affiliates or Representatives, or each of their successors or permitted assigns, shall have, and Sellers hereby waive, any rights or claims against each of the Financing Sources in connection with this Agreement or the Debt Financing, whether at law or equity, in contract in tort or otherwise. Without limiting the foregoing, the Financing Sources shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Purchaser hereto and are express third party beneficiaries of this Section 13.20.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each party hereto as of the date first above written.

SELLER REPRESENTATIVE:

SILVER OAK CAPITAL, LLC, solely in its capacity as representative of Sellers in accordance with the terms hereof

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

SELLERS:

SILVER OAK CAPITAL, LLC, as Nominee for the Funds Listed on Annex A, hereto

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

Annex A to Silver Oak Capital, LLC Signature Page

Fund
AG MM, L.P.
AGCR V Master Account LP
AG Capital Recovery Partners VI, L.P.
AG Capital Recovery Partners VII, L.P.
AG Eleven Partners, L.P.
AG Super Fund International Partners, L.P.
Nutmeg Partners, L.P.
AG Princess, LP
AG Super Fund, L.P.

Signature Page to Purchase and Sale Agreement

SOLA LTD

By: SOLUS ALTERNATIVE ASSET MANAGEMENT LP, as Investment Manager

By:	/s/ Christopher Pucillo
Name:	Christopher Pucillo
Title:	Managing Partner

ULTRA MASTER LTD

By: SOLUS ALTERNATIVE ASSET MANAGEMENT LP, as Investment Manager

By:	/s/ Christopher Pucillo
Name:	Christopher Pucillo
Title:	Managing Partner

Signature Page to Purchase and Sale Agreement

ECP POLARIS, LTD.

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	President and CEO

Signature Page to Purchase and Sale Agreement

DEUTSCHE BANK AG LONDON BRANCH

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Forest Wolfe
Name:	Forest Wolfe
Title:	Authorized Signatory

Signature Page to Purchase and Sale Agreement

HFR RVA ADVENT GLOBAL OPPORTUNITY MASTER TRUST

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

RAYTHEON MASTER PENSION TRUST

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

BARCLAYS BANK PLC

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

CVI CVF II LUX SECURITIES TRADING S.A.R.L.

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

CVIC LUX SECURITIES TRADING S.A.R.L.

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

CVIC II LUX SECURITIES TRADING S.A.R.L.

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

CASTLELAKE I, LP

By: Silver Oak Capital, LLC as Seller Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

CETUS CAPITAL II LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

CETUS CAPITAL III, L.P.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

LITTLEJOHN OPPORTUNITIES MASTER FUND LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

SG DISTRESSED FUND, LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

CREDIT SUISSE LOAN FUNDING LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

CREDIT SUISSE SECURITIES (USA) LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND, LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

FCO MA CENTRE STREET LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

FCO MA III UB SECURITIES LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

FCO MA LSS LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

FCO MA MAPLE LEAF LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

FCO MA SC LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

FCOF III UB SECURITIES LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

FORTRESS GLOBAL OPPORTUNITIES (YEN) FUND L.P.

By: Silver Oak Capital, LLC as Seller
Representative and Attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

FTS SIP L.P.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

SUPER FCO MA LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

WORDEN MASTER FUND, LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

WORDEN MASTER FUND II LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

GOLDMAN SACHS & CO.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

GUGGENHEIM PORTFOLIO COMPANY X, LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

KSCH ENERGY, L.L.C.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

LAKEWATER TOTAL RETURN OPPORTUNITY FUND, LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

LEHMAN BROTHERS INC.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

MASON CAPITAL LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

MASON CAPITAL LTD.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

MASON SUNNYSIDE CREDIT MASTER FUND, LTD.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

MERRILL LYNCH GENCO II, LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

METROPOLITAN WEST HIGH YIELD BOND FUND

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

METROPOLITAN WEST STRATEGIC INCOME FUND

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

PICTET US HIGH YIELD

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

NB DISTRESSED DEBT INVESTMENT FUND LIMITED

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

NB DISTRESSED DEBT MASTER FUND LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

ONE EAST PARTNERS MASTER, L.P.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

OCP CREDIT STRATEGY FUND

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

ONEX DEBT OPPORTUNITY FUND LTD

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

OPPENHEIMER MASTER LOAN FUND, LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

OPPENHEIMER SENIOR FLOATING RATE FUND

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

PUTNAM CAPITAL SPECTRUM FUND

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

ROCKLAND MG HOLDINGS LLC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

KHROMA SPECIAL SITUATIONS MASTER SPC LTD - CLASS A-1

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

SPECTRUM INVESTMENT PARTNERS LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

SIPI MASTER, LTD

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

STONEHILL INSTITUTIONAL PARTNERS, LP

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

STONEHILL OFFSHORE PARTNERS LIMITED

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

LLSM L.P.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

HHLF L.P.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

PERMAL STONE LION FUND LTD.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

PICTET SICAV II - US HIGH YIELD

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

TCW FUNDS - METWEST HIGH YIELD BOND FUND

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

TCW STRATEGIC INCOME FUND INC

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

VÄRDE FUND IX, L.P.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

VÄRDE INVESTMENT PARTNERS, L.P.

By: Silver Oak Capital, LLC as Seller
Representative and attorney-in-fact

By:	/s/ Thomas M. Fuller
Name:	Thomas M. Fuller
Title:	Authorized Signature

Signature Page to Purchase and Sale Agreement

THE COMPANY:

MACH GEN, LLC

By:	/s/ Garry N. Hubbard
Name:	Garry N. Hubbard
Title:	CEO

Signature Page to Purchase and Sale Agreement

PURCHASER:

TALEN ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
Name:	Paul A. Farr
Title:	President & CEO

Signature Page to Purchase and Sale Agreement

EXHIBIT A

MACH GEN, LLC MEMBER COMMON UNITS

Holder	MACH Gen Units	%
HFR RVA Advent Global Opportunity Master Trust	220	0.0022%
Raytheon Master Pension Trust	1,222	0.0122%
Silver Oak Capital, LLC*	3,420,489	34.2049%
Barclays Bank PLC	9,743	0.0974%
CVI CVF II Lux Securities Trading S.a.r.l.	110,067	1.1007%
CVIC Lux Securities Trading S.a.r.l.	31,000	0.3100%
CVIC II Lux Securities Trading S.a.r.l.	13,933	0.1393%
Castlelake I, LP	23,943	0.2394%
Cetus Capital II LLC	169,380	1.6938%
Cetus Capital III, L.P.	58,100	0.5810%
Littlejohn Opportunities Master Fund LP	63,566	0.6357%
SG Distressed Fund, LP	30,613	0.3061%
Credit Suisse Loan Funding LLC	285,698	2.8570%
Credit Suisse Securities (USA) LLC	47,803	0.4780%
Deutsche Bank AG London Branch	190,000	1.9000%
ECP Polaris, Ltd.	962,273	9.6227%
Drawbridge Special Opportunities Fund Ltd	18,536	0.1854%
Drawbridge Special Opportunities Fund, LP	82,219	0.8222%
FCO MA Centre Street LP	7,594	0.0759%
FCO MA III UB Securities LLC	7,594	0.0759%
FCO MA LSS LP	3,193	0.0319%
FCO MA Maple Leaf LP	11,011	0.1101%
FCO MA SC LP	2,386	0.0239%
FCOF III UB Securities LLC	49,668	0.4967%
Fortress Global Opportunities (Yen) Fund L.P.	6,328	0.0633%
FTS SIP L.P.	5,435	0.0544%
Super FCO MA LP	3,670	0.0367%
Worden Master Fund II LP	434	0.0043%
Worden Master Fund, LP	3,050	0.0305%
GOLDMAN SACHS & CO.	27,231	0.2723%
Guggenheim Portfolio Company X, LLC	12	0.0001%
KSCH Energy, L.L.C.	18,153	0.1815%
Lakewater Total Return Opportunity Fund, LP	4,074	0.0407%
Lehman Brothers Inc.	293	0.0029%
Mason Capital LP	42	0.0004%
Mason Capital Ltd.	112	0.0011%

A-1

Mason Sunnyside Credit Master Fund, Ltd.	248	0.0025%
Merrill Lynch Genco II, LLC	226,043	2.2604%
Metropolitan West High Yield Bond Fund	347,486	3.4749%
Metropolitan West Strategic Income Fund	11,293	0.1129%
Pictet US High Yield	212,124	2.1212%
NB Distressed Debt Investment Fund Limited	341,013	3.4101%
NB Distressed Debt Master Fund LP	130,283	1.3028%
One East Partners Master, L.P.	49,801	0.4980%
OCP Credit Strategy Fund	45,144	0.4514%
Onex Debt Opportunity Fund Ltd	50,761	0.5076%
Oppenheimer Master Loan Fund, LLC	34,118	0.3412%
Oppenheimer Senior Floating Rate Fund	313,469	3.1347%
Putnam Capital Spectrum Fund	51,616	0.5162%
Rockland MG Holdings LLC	479,967	4.7997%
Sola LTD	964,288	9.6429%
Ultra Master LTD	189,843	1.8984%
Khroma Special Situations Master SPC Ltd. Class A-1	17,724	0.1772%
SPECTRUM INVESTMENT PARTNERS LP	186,466	1.8647%
SIPI Master, LTD	18,116	0.1812%
Stonehill Institutional Partners, LP	100,819	1.0082%
Stonehill Offshore Partners Limited	71,085	0.7109%
LLSM L.P.	9,649	0.0965%
HHLF L.P.	2,107	0.0211%
Permal Stone Lion Fund Ltd.	1,119	0.0112%
Pictet Sicav II - US High Yield	70,782	0.7078%
TCW Funds - MetWest High Yield Bond Fund	12,557	0.1256%
TCW Strategic Income Fund Inc	11,293	0.1129%
Varde Fund IX, L.P.	13,423	0.1342%
Varde Investment Partners, LP	368,278	3.6828%
	10,000,000	100.0000%

*	as nominee for AG MM, L.P., AGCR V Master Account LP, AG Capital Recovery Partners VI, L.P., AG Capital Recovery Partners VII, L.P., AG Eleven Partners, L.P., AG Super Fund International Partners, L.P., Nutmeg Partners, L.P., AG Princess, LP and AG Super Fund, L.P.

A-2

EXHIBIT B

ESCROW AGREEMENT

[See attached.]

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [            ], 2015, by and among Silver Oak Capital, LLC, a Delaware limited liability company (the “Seller Representative”), Talen Energy Supply, LLC, a Delaware limited liability company (the “Purchaser” and, together with the “Seller Representative”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Purchase and Sale Agreement, dated as July 18, 2015 (the “Purchase Agreement”), by and among the Purchaser, the Seller Representative, the other sellers party thereto listed on Annex A (the “Sellers”) and MACH Gen, LLC.

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement and the deposit by the Purchaser on behalf of the Sellers with the Escrow Agent of at least $75,000,000 (the “Escrow Amount”) in order to provide a source of funding as described in the Purchase Agreement. The Parties wish such deposit to be subject to the terms and conditions set forth herein and in the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2. Escrow Funds.

(a) Simultaneous with the execution and delivery of this Agreement, the Seller Representative or the Purchaser is depositing with the Escrow Agent, the Escrow Amount in immediately available funds. The Escrow Agent hereby acknowledges receipt of the Escrow Amount, together with all products and proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively with the Escrow Amount, the “Escrow Funds”) in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement. Subsequent to the date hereof, the Purchaser may, pursuant to the Purchase Agreement, deposit additional funds to be added to the Escrow Amount.

(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3. Investment of Escrow Funds. Unless otherwise instructed jointly in writing by the Seller Representative and Purchaser, the Escrow Agent shall only invest and reinvest the Escrowed Funds in a “noninterest-bearing transaction account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrowed Funds shall at all times remain available for distribution in accordance with Section III below.

The Escrow Agent is authorized to establish a noninterest-bearing transaction account for the Escrowed Funds and to transfer cash balances between the Escrow Account and its respective noninterest-bearing transaction account as necessary to facilitate transactions as contemplated by this Escrow Agreement

The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month

4. Disposition and Termination of the Escrow Funds.

(a) Escrow Funds. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:

(i) Upon receipt of a Joint Release Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse Escrow Funds in accordance with such Joint Release Instruction.

(ii) If at any time either of the Parties receives a Final Determination (as defined herein), then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party, the Escrow Agent shall (A) promptly deliver a copy of such Final Determination to the other Party and (B) on the fifth (5th) Business Day following receipt by the applicable Party from the Escrow Agent of the Final Determination, disburse to Purchaser and/or the Seller Representative, as applicable, Escrow Funds (but only to the extent there are Escrow Funds) in accordance with such Final Determination. Subject to the terms of this Section 4(a), the Escrow Agent will act on such Final Determination without further inquiry.

(iii) All payments of Escrow Funds to (i) the Purchaser or (ii) the Paying Agent (as defined in the Purchase Agreement) for further distribution to the Sellers, as the case may be, shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Joint Release Instruction or Final Determination, as applicable.

(iv) In the event a Joint Release Instruction is delivered to the Escrow Agent, whether in writing, by telecopier or otherwise, the Escrow Agent shall seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

2

(b) Certain Definitions.

(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in San Francisco, California or New York, New York.

(ii) “Final Determination” means a final non-appealable order of any court of competent jurisdiction or which may be issued, together with (A) a certificate of the prevailing Party to the effect that such judgment is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party.

(iii) “Joint Release Instruction” means the joint written instruction of the Purchaser and the Seller Representative, which is executed by the Purchaser and the Seller Representative, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Funds, as applicable.

(iv) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection

3

in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for the Escrow Agent’s fraud, willful misconduct or gross negligence. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, directly or indirectly, for any (a) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which result from the Escrow Agent’s fraud, gross negligence or willful misconduct, or (b) special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Purchaser and the Seller Representative acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

7. Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller Representative on behalf of the Sellers. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement; however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of the Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to the Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated severally and jointly, by Purchaser and Seller Representative for such extraordinary services and reimbursed for all reasonable, documented and out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy,

4

litigation or event. Notwithstanding anything to the contrary herein, the Purchaser and the Seller Representative agree, solely as between themselves, that any obligation for indemnification under this Section 7 shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Purchaser and one-half by the Seller Representative (on behalf of the Sellers).

8. Indemnity. Each of the Parties shall severally and jointly indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable, documented and out of pocket fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the fraud, gross negligence or willful misconduct of Escrow Agent or any such Indemnitee, or (b) its following any instructions or other directions from the Seller Representative or the Purchaser, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof; provided that, if the actions of either such Party are finally adjudicated by a court of competent jurisdiction, to have been the sole cause of the Escrow Agent Losses, such Party shall be responsible for 100% of such Escrow Agent Losses. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Funds for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8. Notwithstanding anything to the contrary herein, the Purchaser and the Seller Representative agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable, documented and out-of pocket fees and expenses of the Escrow Agent described in Section 7) shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Purchaser and one-half by the Seller Representative (on behalf of the Stockholder Parties). The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9. Tax Matters.

(a) For purposes of reporting federal and other applicable state and local income taxes, Purchaser shall be treated as the owner of any Escrow Earnings that is taxable income for the calendar year in which it is earned. If Purchaser is allocated any Escrow Earnings that is taxable income and that is earned but not distributed to Purchaser in any particular year

5

(the “Deemed Interest”), then the Escrow Agent shall, without requiring the approval of any Party shall (x) as soon as practicable after December 31 of such year, release and distribute to Purchaser an amount of funds in the Escrow Account (a “Tax Distribution”) equal to the product of (i) forty five percent (45%) multiplied by (ii) the Deemed Interest and (y) notwithstanding anything in any Joint Release Instruction, immediately prior to distribution of the last of the Escrow Funds, release and distribute to Purchaser a Tax Distribution for any remaining Deemed Interest. A duly executed IRS Form W-9 for each of Seller Representative and Purchaser shall be provided to the Escrow Agent upon execution of this Escrow Agreement.

(b) At the end of each calendar year, the Escrow Agent shall duly and timely prepare and file the appropriate IRS Forms 1099 and shall promptly deliver copies of such forms to the Purchaser. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

10. Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Purchaser and the Seller Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11. Notices. All notices, requests, demands and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a signed PDF attached to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States Mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to the Purchaser, then to:

Talen Energy Supply, LLC 835 Hamilton Street Suite 150, PL2 Allentown, PA 18101
Attn:	Paul M. Breme
Facsimile No.:	(610) 774-2755

Email:	paul.breme@talenenergy.com

6

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP 1251 Avenue of the Americas New York, NY 10020
Attn:	John G. Klauberg Fritz Lark
Facsimile No.:	(800) 404-3970

Email:	john.klauberg@bgllp.com fritz.lark@bgllp.com

or, if to the Seller Representative, then to:

Silver Oak Capital, LLC c/o Angelo Gordon & Co. 245 Park Ave., 26th Floor New York, NY 10167
Attn:	Gavin Baiera Joe Lenz

Email:	gbaiera@angelogordon.com jlenz@angelogordon.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis, LLP 600 Travis Street, Suite 3300 Houston, TX 77002
Attn:	Andrew Calder John D. Pitts
Facsimile No.:	(713) 835-3601

Email:	andrew.calder@kirkland.com john.pitts@kirkland.com

Competitive Power Ventures 8403 Colesville Road, Ste 915 Silver Spring, MD 20910
Attn:	Eric Cada
Facsimile No.:	(301) 240-4663

Email:	ecada@cpv.com

7

Willow Bend Capital Management, LLC 2701 Dallas Parkway, Site 560 Plano, TX 75093
Attn:	James Teringo
Facsimile No.:	(972) 943-3808

Email:	jimmyt@wbcmllc.com

or, if to the Escrow Agent, then to:

Citi Private Bank Citibank, N.A. One Sansome Street, 23rd Floor San Francisco, CA 94105
Attn:	Raafat A. Sarkis

Telephone No.:	(415) 627-6327
Facsimile No.:	(415) 592-5584

E-mail:	Raafat.sarkis@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (c) or (d) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12. Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Purchaser and the Seller Representative.

13. Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Sections 6 and 16, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or ..pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the

8

remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15. Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16. Assignment. No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent. Notwithstanding the foregoing, the Purchaser may, without prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to one or more of its affiliates or one or more entities managed by one of its affiliates, provided that no such assignment shall relieve Purchaser of any obligation hereunder except to the extent actually performed or satisfied by the assignee, and the Purchaser shall be required to notify the Escrow Agent of such assignment as described above.

17. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss of malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances. Or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

9

18. Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

19. Publication; Disclosure. By executing this Agreement, the Parties and the Escrow Agent acknowledge that this Agreement (including all related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Agreement and related information to individuals or entities not a party to this Agreement or the Purchase Agreement; it being understood that it would not be improper or a breach hereof to disclose this Agreement or any information contained herein to (a) any such individuals’ or entities’ legal, tax and accounting advisors or other agents or as may be required by any applicable law, legal proceeding or other governmental request or requirement or (b) enforce rights hereunder or under the Purchase Agreement. The Parties and the Escrow Agent further agree to take commercially reasonable measures to mitigate any risks associated with any such improper publication or disclosure of this Agreement and information contained herein. If any Party or the Escrow Agent becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Agreement or any of the information contained herein in breach of this Section, that party shall promptly notify in writing the other Parties and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

*    *    *    *    *

10

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

PURCHASER:

By:
Name:
Its:

SELLER REPRESENTATIVE:

By:
Name:
Its:

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

ANNEX A

Sellers
HFR RVA Advent Global Opportunity Master Trust
Raytheon Master Pension Trust
Silver Oak Capital, LLC
Barclays Bank PLC
CVI CVF II Lux Securities Trading S.a.r.l.
CVIC Lux Securities Trading S.a.r.l.
CVIC II Lux Securities Trading S.a.r.l.
Castlelake I, LP
Cetus Capital II LLC
Cetus Capital III, L.P.
Littlejohn Opportunities Master Fund LP
SG Distressed Fund, LP
Credit Suisse Loan Funding LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank AG London Branch
ECP Polaris, Ltd.
Drawbridge Special Opportunities Fund Ltd
Drawbridge Special Opportunities Fund, LP
FCO MA Centre Street LP
FCO MA III UB Securities LLC
FCO MA LSS LP
FCO MA Maple Leaf LP
FCO MA SC LP
FCOF III UB Securities LLC
Fortress Global Opportunities (Yen) Fund L.P.
FTS SIP L.P.
Super FCO MA LP
Worden Master Fund II LP
Worden Master Fund, LP
GOLDMAN SACHS & CO.
Guggenheim Portfolio Company X, LLC
KSCH Energy, L.L.C.
Lakewater Total Return Opportunity Fund, LP
Lehman Brothers Inc.
Mason Capital LP
Mason Capital Ltd.
Mason Sunnyside Credit Master Fund, Ltd.
Merrill Lynch Genco II, LLC
Metropolitan West High Yield Bond Fund
Metropolitan West Strategic Income Fund
Pictet US High Yield
NB Distressed Debt Investment Fund Limited
NB Distressed Debt Master Fund LP
One East Partners Master, L.P.
OCP Credit Strategy Fund
Onex Debt Opportunity Fund Ltd
Oppenheimer Master Loan Fund, LLC
Oppenheimer Senior Floating Rate Fund

Putnam Capital Spectrum Fund
Rockland MG Holdings LLC
Sola LTD
Ultra Master LTD
Khroma Special Situations Master SPC Ltd. Class A-1
SPECTRUM INVESTMENT PARTNERS LP
SIPI Master, LTD
Stonehill Institutional Partners, LP
Stonehill Offshore Partners Limited
LLSM L.P.
HHLF L.P.
Permal Stone Lion Fund Ltd.
Pictet Sicav II - US High Yield
TCW Funds - MetWest High Yield Bond Fund
TCW Strategic Income Fund Inc
Varde Fund IX, L.P.
Varde Investment Partners, LP

Schedule 1

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee:

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing transaction deposit account, FDIC insured to the applicable limits.

Fee:

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee:

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

Fee:

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

Schedule 1

EXHIBIT A-1

Certificate as to Seller Representative’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Seller Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Seller Representative. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title / Telephone #	Specimen Signature

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Exhibit to Escrow Agreement

EXHIBIT A-2

Certificate as to Purchaser’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Purchaser and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Purchaser. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Funds from the escrow account(s) unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title / Telephone #	Specimen Signature

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Name	Signature

Title

Telephone #

Exhibit to Escrow Agreement

EXHIBIT C1

FORM OF NON-USRPHC CERTIFICATE

[See attached.]

CERTIFICATION OF NON-UNITED STATES

REAL PROPERTY HOLDING CORPORATION STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of an interest in MACH Gen, LLC, a Delaware limited liability company (the “Company”), the undersigned hereby certifies the following:

1.	This notice is provided pursuant to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h);

2.	The Company’s U.S. taxpayer identification number is - ;

3.	The Company’s office address is:

4.	The Company is not and has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, during the period described in Section 897(c) of the Code, and no interest in the Company constitutes a “United States real property interest,” as defined in Section 897(c)(1) of the Code.

The Company understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement made here could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Date: [DATE], 2015

MACH Gen, LLC

By:
Name:
Title:

EXHIBIT C2

FORM OF NON-USRPHC NOTICE

[See attached.]

[Company Address/Letterhead]

[DATE], 2015

Director

Philadelphia Service Center

P.O. Box 21086

Drop Point 8731

FIRPTA Unit

Philadelphia, PA 19114-0586

Re:	Notice Required Under Treasury Regulation Section 1.897-2(h)(2)

Dear Sir/Madam:

This notice is being provided pursuant to Treasury Regulation Section 1.897-2(h)(2) by MACH Gen, LLC, a Delaware limited liability company (the “Company”), in response to a request from Talen Energy Supply, LLC, a Delaware limited liability company, (“Purchaser”).

The undersigned hereby certifies the following on behalf of the Company:

1.	As of the date of this notice, no interest in the Company constitutes a “United States real property interest” as that term is defined in Section 897(c)(1) of the Internal Revenue code of 1986, as amended.

2.	The Company’s U.S. taxpayer identification number is - .

3.	The Company’s office address is:

4.	The attached statement was not requested by a foreign interest holder. It was voluntarily provided by the Company in response to a request from Purchaser in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Purchaser:

Name:
Address:

U.S. taxpayer identification number: -

Under penalties of perjury, I declare that the above notice (including the attachment hereto) is true, correct and complete to my knowledge and belief and that I have the authority to sign this document on behalf of the Company.

Sincerely,

MACH Gen, LLC

By:
Name:
Title:

Enclosure

ANNEX A

WORKING CAPITAL ADJUSTMENT

[See attached.]

Annex A - Working Capital

MACH Gen, LLC

Per Trial Balances as of Closing Date- UNAUDITED

For illustrative purposes only; subject to adjustment pursuant to the PSA

Closing Date
Account Number	Account Name	Current Assets	Current Liabilities	Notes/Description:
Working Capital Assets:
101001-105055	Cash - Operating	—		Cash Accounts (Capital One and Citi Trust)
119000	A/R - Trade	—		Normal Accounts receivable - relates to amounts due from ConEd and Twin Eagle (EMAs)
119010	A/R - Other	—
119100	Allowance for Doubtful Accts	—
119200	Advances to NAES	—		Represents prefunding for NAES payroll of the NAES employees working at the plant sites
122100-123000	Inventory (Fuel, RGGI etc.)	—		RGGI
131000	Prepaid Insurance	—		Insurance is paid in April/May of each year
133000	Prepaid Property Taxes	—		ATH and MPP Pilot
134000	Prepaid Fees	—		NAES/CPV Deposits
139000	Other Prepaid Expenses	—		Siemens prepayments and others
Working Capital Liabilities:
201000	A/P- Trade		—	Represents normal accounts payable
201010	Accounts Payable - NAES		—	Monthly Invoices
214040	Accrued Property Taxes		—	HARQ Property Tax
214050	Accrued Sales and Use Tax		—
219000	Other Accrued Liabilities		—	HARQ Accruals (LTSA, Outages, Bonus Accruals, etc.)
219005	Accrued Operating Expenses		—	MPP & ATH Accruals (LTSA, Outages, Bonus Accruals, etc.)

		—	—

	Current Assets	—
	Current Liabilities	—

	Working Capital Adjustment	—